UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-12

PLANTRONICS, INC.
(Name of Registrant as Specified in Its Charter)

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PROXY STATMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 5, 2011
To the Stockholders:

Our 2011 Annual Meeting of Stockholders will be held on Friday August 5, 2011 at 10:00 a.m., PDT, at the Plantronics, Inc. headquarters at 345 Encinal Street, Santa Cruz, California 95060. Our Board of Directors is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We ask that you please read it carefully.

The purpose of the Annual Meeting is to:

1.	Elect seven (7) Directors to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.	Approve amendments to the 2003 Stock Plan including, among other things, an increase of 1,700,000 shares of common stock issuable thereunder.

3.	Approve the Plantronics' 2012 Executive Incentive Plan.

4.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics, Inc. for fiscal year 2012.

5.	Hold a non-binding advisory vote on the compensation of the Plantronics' named executive officers.

6.	Hold a non-binding advisory vote on the frequency of the advisory vote on the compensation paid to Plantronics' named executive officers.

7.	Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only Plantronics stockholders of record at the close of business on June 6, 2011 are entitled to vote at the Annual Meeting. To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any stockholder of record attending the Annual Meeting may vote in person, even if she or he has voted over the Internet, by telephone or returned a completed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Rich Pickard
Rich Pickard
Secretary
Santa Cruz, California
June 22, 2011

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. PLEASE VOTE OVER THE INTERNET AT WWW.PROXYVOTE.COM OR BY TELEPHONE 1-800-690-6903. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

TABLE OF CONTENTS

Page
Information Concerning Solicitation and Voting	1
Questions and Answers About the Proxy Materials and the Annual Meeting	1
Who Can Vote
How Many Votes Are Required to Conduct Business at the Annual Meeting
How Are Abstentions and Broker Non-Votes Treated
How Many Votes Are Required to Pass a Proposal
How Does the Board of Directors Recommend I Vote on the Proposals
What Is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner
How Can I Vote
How Can I Vote My Shares in Person at the Annual Meeting
What Happens if Additional Proposals are Presented at the Annual Meeting
Can I Change My Vote
What Happens if I Do Not Cast a Vote
How Can I Contact Plantronics to Request Materials or Information Referred to in these Questions and Answers
What is “Householding”
What is the Deadline for Receipt of Stockholder Proposals for the 2012 Annual Meeting of Stockholders
What is the Date of Our Fiscal Year End
Corporate Governance	5
Code of Conduct
Ethics Hotline Policy
Access to Board of Directors Policy
Board Leadership Structure
Board Role in Risk Oversight
Director Independence
Board of Directors Education
Board of Directors Attendance at Annual Meetings
Board Meetings and Committees
Audit Committee
Compensation Committee
Nominating and Corporate Governance Committee
Strategy Committee
Proposal One - Election of Directors	11
Business Experience of Directors
Compensation of Directors
Non-Employee Director Compensation Fiscal 2011
Proposal Two - Approval of Amendments to the 2003 Stock Plan	15
Summary of the 2003 Stock Plan
New Plan Benefits
Equity Compensation Plan Information
Proposal Three - Approval of Our Performance Bonus Plan	25
Description of the Performance Bonus Plan
Federal Income Tax Consequences
Awards to be Granted to Certain Individuals and Groups
Proposal Four - Ratification of Appointment of Independent Registered Public Accounting Firm	28

Audit and Related Fees
Proposal Five - Advisory Vote on Executive Compensation	30
Proposal Six - Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation	31
Additional Information	32
Security Ownership of Principal Stockholders and Management
Stock Ownership Requirements
Executive Compensation	34
Compensation Discussion and Analysis
The Benchmark Study
Base Salary
Short-Term Incentive Bonuses
Quarterly Bonus Measures, Targets, Performance and Payouts
Target Versus Actual Total Cash Compensation Earned in Fiscal Year 2011
Long Term Equity Incentives - General
Stock Options and Restricted Stock Grants
Pay Mix for Fiscal Year 2011
Perquisites
Compensation of Chief Executive Officer
Mr. Kannappan’s Long-Term Incentive Equity Grants
Risk
Tax Deductibility of Executive Compensation
Employment and Change of Control Severance Agreements for the Company’s NEOs
Summary Compensation Table	59
Grants of Plan-Based Awards	60
Option Exercises and Stock Vested	62
Outstanding Equity Awards at Fiscal Year-End	63
Compensation Committee Interlocks and Insider Participation
Certain Relations and Related Transactions	66
Section 16(a) Beneficial Ownership Reporting Compliance	66
Other Matters	66
Appendix A - Report of the Audit Committee of the Board of Directors	67
Appendix B - Report of the Compensation Committee of the Board of Directors	68
Appendix C - Plantronics, Inc. 2003 Stock Plan	69
Appendix D - List of Companies Used in Benchmarks for Compensation Analysis	84
Appendix E - Plantronics, Inc. Executive Incentive Plan	103

PROXY STATEMENT
FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. Your vote is very important.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about June 24, 2011, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders of record as of the close of business on June 6, 2011. On the date of mailing of the Notice of Internet Availability, all of the proxy materials will be made available free of charge on the website referred to in the Notice of Internet Availability. The Notice of Internet Availability will provide instructions on how you may view the proxy materials for the Annual Meeting on the Internet and how you may request a paper copy of such materials.

Our Annual Meeting will be held at 10:00 a.m. PDT on Friday August 5, 2011 at our headquarters at 345 Encinal Street, Santa Cruz, California. Please follow the instructions provided in the Notice of Internet Availability, or on the proxy card, to indicate if you plan to attend the Annual Meeting in person.

We will pay the costs of soliciting proxies from stockholders. We have engaged The Proxy Advisory Group, LLC to assist us in the solicitation of proxies from brokers, bank nominees and other institutional owners, for a fee of $7,500, plus customary disbursements. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on behalf of Plantronics, without additional compensation, personally or by telephone.

Our principal executive offices are located at 345 Encinal Street, Santa Cruz, California 95060. Our telephone number at that location is (831) 426-5858 or (800) 544-4660 and our website is www.plantronics.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Who Can Vote?

The Board of Directors set June 6, 2011 as the record date for the Annual Meeting. All stockholders of record who owned Plantronics common stock at the close of business on June 6, 2011 may attend and vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. Stockholders may not cumulate their votes for the election of Directors. At the close of business on the record date, there were 46,674,089 shares of common stock outstanding.

How Many Votes Are Required to Conduct Business at the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is the presence in person or by proxy of a majority of shares of common stock that were issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

How Are Abstentions and Broker Non-Votes Treated?

Shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. However, unlike abstentions or withheld votes, broker “non-votes” are not included in the tabulation of the voting results on proposals requiring the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal and, therefore, will not affect the outcome of such proposals assuming a quorum is obtained. However, for purposes of the proposal relating to the 2003 Stock Plan, which require approval under the rules of the NYSE, broker “non-votes” will not be counted as a vote for purposes of either the requirement that the proposal be approved by a majority of the votes cast or the requirement that over 50% in interest of all securities entitled to vote on the proposal have voted. Neither broker non-votes nor abstentions are considered votes cast and, therefore, do not affect the outcome of the proposal relating to the 2012 Executive Incentive Plan. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How Many Votes Are Required to Pass a Proposal?

Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. This means that the seven (7) nominees who receive the greatest number of votes for each open seat will be elected. For the approval of the Plantronics' 2012 Executive Incentive Plan, approval by a majority of the votes cast on the proposal is required. For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the affirmative vote of a majority of the votes present or represented and entitled to vote is required. For approval of the amendments to the 2003 Stock Plan including the increase of shares of common stock issuable under that plan, approval by a majority of votes cast is required, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. The non-binding advisory proposal on approval of executive compensation requires the approval of a majority of the shares represented in person or by proxy at the annual meeting, but such proposal is advisory only. For the proposal on the frequency of the vote on executive compensation, the frequency (1-year, 2-years or 3-years) that receives the highest number of votes will be considered as the frequency chosen by our stockholders.

How Does the Board of Directors Recommend I Vote on the Proposals?

The Board of Directors recommends that you vote:

•	FOR each of the nominees for the Board of Directors listed in this Proxy Statement.

•	FOR the approval of amendments to the 2003 Stock Plan, including, among other things, an increase of 1,700,000 shares of common stock issuable thereunder.

•	FOR the approval of the Plantronics' 2012 Executive Incentive Plan.

•	FOR the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics for fiscal year 2012.

•	FOR the approval on the compensation of the Plantronics' named executive officers.

•	"1-Year" for the frequency of the advisory vote on the compensation paid to Plantronics' named executive officers.

What Is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner?

Set forth below are certain distinctions between shares held of record and those owned beneficially or in “street name”:

Stockholder of Record If your shares are registered directly in your name with Computershare Trust Company, N.A., Plantronics’ transfer agent, you are considered, with respect to those shares, the stockholder of record, and the Notice of Internet Availability of these proxy materials is being sent directly to you by Plantronics. As the stockholder of record, you have the right to grant your voting proxy directly to the Proxyholders or to vote in person at the Annual Meeting.

Beneficial Owner Most Plantronics stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of these proxy materials is being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting; however, you may not vote without a signed proxy from your broker or nominee. Your broker or nominee should have enclosed with the Notice of Internet Availability, or otherwise provided to you, a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

HOWEVER, SINCE YOU ARE NOT THE STOCKHOLDER OF RECORD, YOU MAY NOT VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING UNLESS YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

How Can I Vote?

Stockholder of Record Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	You may vote over the Internet by following the instructions at www.proxyvote.com or on the Notice of Internet Availability.

•	You may vote by telephone.

•	You may request a proxy card from us and provide your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the enclosed prepaid envelope.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 PM Eastern Time on August 4, 2011. If you are voting by proxy card, it must be mailed in time to be received by August 4, 2011 in order to ensure that it is received prior to the annual meeting.

Beneficial Owner If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from such broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Based on the instructions provided by the broker, bank or other nominee, you may generally vote by one of the following methods:

By Mail - If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;

By Methods Listed on Voting Instruction Card - Please refer to your voting instruction card or other information provided by your bank, broker or other nominee to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by your bank, broker or other nominee; or

In Person With a Proxy from the Record Holder - A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank, broker or other nominee. Please consult the voting instruction card provided to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

All shares entitled to vote and represented by properly completed proxies submitted via mail, telephone or the Internet before the Annual Meeting and not revoked will be voted at the Annual Meeting as you instructed. If you are a stockholder of record and do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy submitted via telephone or the Internet will be voted as the Board of Directors recommends.

How Can I Vote My Shares in Person at the Annual Meeting?

Stockholder of Record Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring your proof of identification.

Beneficial Owner Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Submitting the proxy over the Internet, by telephone or by returning a completed proxy card does not affect the right to vote in person at the Annual Meeting.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING.

What Happens if Additional Proposals are Presented at the Annual Meeting?

Except for the Proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our bylaws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

Can I Change My Vote?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by (i) executing a new proxy bearing a later date (which automatically revokes the earlier proxy) and delivering it to the Secretary of the Company at our principal executive office (345 Encinal Street, Santa Cruz, California 95060) at or prior to the taking of the vote at the Annual Meeting; (ii) voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted); (iii) advising the Secretary of the Company at our principal executive office (at the address stated above) in writing before the Proxyholders vote your shares, or (iv) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by timely submitting new voting instructions to your broker, bank or other nominee.

What Happens if I Do Not Cast a Vote?

If you hold your shares in street name and you do not instruct your broker how to vote in the election of Directors, no votes will be cast on your behalf. Your broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company's independent registered public accounting firm (Proposal Four). They will not have discretion to vote uninstructed shares on election of directors (Proposal One), the proposal to amend the 2003 Stock Plan (Proposal Two), the proposal to approve the Plantronics' 2012 Executive Incentive Plan (Proposal Three), the non-binding advisory vote to approve executive compensation (Proposal Five) or the advisory vote on the frequency of the vote on Executive Compensation (Proposal Six). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

How Can I Contact Plantronics to Request Materials or Information Referred to in these Questions and Answers?

You may contact us:

•	By mail addressed to:
Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060
Attn: Investor Relations

•	By calling (831) 426-5858 or (800) 544-4660 and asking for Investor Relations.

•	By leaving a message on the Investor Relations portal of our website at: www.plantronics.com

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by using electronic delivery of our stockholder communications materials. If you have questions about electronic delivery, please call our Investor Relations at the numbers set forth above. To sign up for electronic delivery:

Stockholder of Record If you are a stockholder of record (you hold your Plantronics shares in your own name through Plantronics’ transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.proxyvote.com to enroll.

Beneficial Owner If you are a beneficial owner (your shares are held by a bank, broker or other nominee), visit www.proxyvote.com to enroll.

What is “Householding”?

We generally send a single Notice of Internet Availability and other stockholder communications to any household at which two or more stockholders reside unless we receive contrary instructions. This process is called “householding.” If your Notice of Internet Availability is being householded and you wish to receive separate copies of the Notice of Internet Availability, or, if you are receiving multiple copies and would like to receive a single copy, you may contact our Investor Relations office by mail, telephone or the Internet, as described above. If you would like to opt out of this practice for future mailings, please contact our Investor Relations office by leaving a message on the Investor Relations portal of our website at: www.plantronics.com.

What is the Deadline for Receipt of Stockholder Proposals for the 2012 Annual Meeting of Stockholders?

You may present proposals for action at a future meeting only if you comply with the requirements of the proxy rules established by the SEC and our bylaws. In order for a stockholder proposal to be included in our Proxy Statement and form of Proxy for our 2012 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), the proposal must be received by us no later than February 24, 2012.

Stockholders wishing to present business at the Annual Meeting can do so by filing with the Secretary of the Company a “Business Solicitation Statement” which contains, among other things, certain information concerning the business the stockholder intends to bring before the Annual Meeting and the stockholder proposing such business. Stockholders wishing to nominate a Director for election to the Board of Directors can do so by filing with the Secretary of the Company a “Nomination Solicitation Statement” which contains, among other things, certain information about the nominee and the stockholder nominating such nominee.

The Business Solicitation Statement or the Nomination Solicitation Statement, as applicable, must be filed with the Secretary of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the one-year anniversary of the preceding year's annual meeting. In the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary not later than the tenth (10th) day following the day on which a public announcement (as described in the bylaws) of the date of such meeting is first made by the Company.

Our bylaws contain additional detail about the contents of the Business Solicitation Statement and the Nomination Solicitation Statement as well as certain procedural requirements for the proposal of business and the nomination of Directors. Our bylaws are available on the Corporate Governance portal of our website.

What is the Date of Our Fiscal Year End?

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and related matters. Some of the information is stated as of the end of fiscal year 2011 and some information is provided as of a more current date. Each of our fiscal years ends on the Saturday closest to the last day of March. Our fiscal year 2011 ended on April 2, 2011. For purposes of consistent presentation, we have indicated in this Proxy Statement that each fiscal year ended “March 31” of the given year, even though the actual fiscal year end may have been on a different calendar date.

CORPORATE GOVERNANCE

Strong corporate governance is an integral part of our core values. Our corporate governance policies and procedures are available on the Corporate Governance portal in the Investor Relations section of our website at www.plantronics.com. The Corporate Governance portal includes the Corporate Governance Guidelines, Board Committee Charters, Code of Conduct, Access to Board of Directors Policy, Director Candidates Nomination Policy and the link to Report Accounting Issues. This information is also available in print to any stockholder by making a request to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

Code of Conduct

The Company has a Code of Conduct (the “Code”) which applies to all employees, Executive Officers, and Directors. Any waiver of any provision of the Code for a Director or Executive Officer of the Company must be approved in writing by the Board and promptly disclosed to our stockholders by posting such waiver on our website or filing a Form 8-K with the Securities and Exchange Commission (“SEC”). For further information see the Corporate Governance portal in the Investor Relations section of the Company’s website at www.plantronics.com.

Ethics Hotline Policy

Our Audit Committee has established an ethics hotline and website available to all employees, stockholders, and the general public for the anonymous submission of suspected violations including but not limited to accounting, internal controls, or auditing matters, conflicts of interest, fraud, harassment, policy violations, environmental violations, substance abuse, theft and workplace violence. For further information see the Code of Conduct or Report Accounting Issues link on our Corporate Governance portal in the Investor Relations section of the Company’s website at www.plantronics.com.

Access to Board of Directors Policy

The Company’s Access to Board of Directors Policy outlines methods by which stockholders or any interested party may contact any member of the Company’s Board of Directors, including the presiding director or the non-management Directors as a group. For further information see the Corporate Governance portal in the Investor Relations section of the Company’s website at www.plantronics.com.

Board Leadership Structure

Plantronics has a policy set forth in its Corporate Governance Guidelines requiring that the roles of Chair of the Board and the Chief Executive Officer (“CEO”) are separate. These roles have been separate for approximately ten (10) years. The Chair of the Board is, at all times, selected from the non-employee directors of the Company. The Board of Directors has determined that this structure of corporate governance is appropriate and believes it is considered a good governance practice by its stockholders. This structure allows the CEO to focus on the overall strategy and execution of the Company's business and the Board to focus on the governance of the Company, including management of the Board agenda, making major strategic decisions, assessing the performance of the CEO and management, and overseeing the Company's strategy and execution.

However, no single leadership model is right for all companies and at all times. The Board of Directors recognizes that depending on the circumstances, other leadership models might be appropriate for the Company. Accordingly, the Board of Directors periodically reviews its leadership structure.

A key responsibility of the Board of Directors is ensuring that an effective process is in place to provide continuity of leadership over time at all levels in the Company. Each year, the Board of Directors conducts an annual review on succession planning. During this review, the Board of Directors discusses future candidates for senior leadership positions, succession timing for those positions, and development plans for the candidates that it believes have the highest potential. The entire Board of Directors, together with the Nominating and Corporate Governance Committee, nominates and evaluates potential successors to senior leadership positions, including the Chief Executive Officer as necessary. This process promotes continuity of leadership over the long term, and it forms the basis on which the Company makes ongoing leadership assignments. It is a key success factor in managing our long-term planning for the executive leadership of our business.

Board Role in Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management which is designed to support the achievement of long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and management’s process for managing those risks, but also determining the appropriate level of risk for the Company. Management of the Company is responsible for day-to-day business risk management, including disaster and crisis management, business and financial risk, strategic risk, legal risk and corporate governance and compliance risk. The Board, as a whole and through its committees, has the ultimate oversight responsibility for the risk management process.

Each of the committees of the Board focuses on particular aspects of risk management. The Audit Committee regularly discusses and evaluates policies with respect to risk assessment and risk management, including the Company’s major financial, compliance and operational risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee also oversees and manages the Company’s independent registered public accounting firm and the Company’s annual audit, including reviewing the Company’s key financial risk areas with its independent auditors.

In its design of the Company’s overall compensation policies, programs and philosophy, the Compensation Committee assists the Board in managing incentives for short and long-term performance of the Company. The Compensation Committee is careful not to design incentives to employee compensation programs that would reasonably be expected to encourage employees to take imprudent risks to achieve financial or other business objectives.

The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for Directors and executive officers, and corporate governance. This Committee reviews the Company’s corporate governance structures and recommends compliance and corporate governance principles and practices to the Board.

The Strategy Committee examines the business strategy of the Company and provides guidance with respect to balancing risk and potential reward with respect to the Company’s strategic choices. The Committee also assesses risk associated with any mergers, acquisitions, and divestitures that may be contemplated by the Company.

Director Independence

The Board of Directors has determined that, except for Director Ken Kannappan, each of the current Directors is independent under the rules of the NYSE (as well as Rule 10A-3(b) of the Securities Exchange Act in the case of Audit Committee members). In determining Director independence, the Board of Directors reviewed not only relationships between the Director and the Company, but also relationships between the Company and the organizations with which the Director is affiliated. After considering the relevant facts and circumstances, the Board of Directors determined that none of these individuals has a material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company), other than as a Director of the Company, and that each of these Directors is free from any relationship with the Company that would impair the Director’s ability to exercise independent judgment. Mr. Tseu is the Chair of the Board and presides at executive sessions of independent Directors.

The Board of Directors has also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. The Board of Directors has further determined that Directors Marv Tseu, Marshall Mohr and Gregg Hammann are audit committee financial experts as defined in Item 407(d)(5) of Regulation S-K as promulgated by the SEC.

Board of Directors Education

Our Corporate Governance Guidelines provide that the Directors must participate in continuing education programs on an “as needed” basis. The Board of Directors has a practice of receiving regular updates on corporate governance at Board meetings. In addition, each Board member has the discretion to attend board education programs that the Director deems appropriate.

Board of Directors Attendance at Annual Meetings

We recognize that Directors’ attendance at annual meetings can provide investors with an opportunity to communicate with Directors about issues affecting the Company. Although we have not adopted a formal policy, we encourage all of our Directors to attend the Annual Meeting each year. In the event that a Director cannot attend in person, the Company encourages Directors to attend telephonically. One (1) Director attended the 2010 Annual Meeting of Stockholders in person and four (4) Directors attended telephonically.

Board Meetings and Committees

The Board of Directors held a total of four (4) regular meetings and one (1) special meeting and acted by unanimous written consent three (3) times during fiscal year 2011. The Directors met four (4) times in executive session without Director Kannappan present. During the last fiscal year, each Director attended 100% of the meetings of the Board of Directors and over 99% of the aggregate number of Board and applicable Committee meetings.

The Board of Directors has four (4) formal committees, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy Committee, each of which is described below. See the table in Proposal One "Election of Directors" for a listing of the members and chairs of each of these committees. Each of the four (4) formal committees of the Board has adopted a written charter which is available at the Corporate Governance portal in the Investor Relations section of the Company’s website at www.plantronics.com. This information is also available in print to any stockholder by making a request to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

The Board of Directors also has an informal Mergers & Acquisitions Committee (“M&A Committee”) which was formed in March 2005 to advise management during the early stages of any merger, acquisition and divestiture activity. Any merger, acquisition or divestiture transaction that involves the transfer of $5 million or greater of consideration will be reviewed by the Board of Directors and is subject to their approval, in addition to the input of the M&A Committee, prior to completion.

Audit Committee

The Audit Committee met seven (7) times during fiscal year 2011 and had 100% attendance by the members. This Committee is responsible for overseeing actions taken by Plantronics’ financial reporting staff, internal control processes, and for hiring and supervising the independent registered public accounting firm, among other matters. The Board of Directors has determined that each member of the Audit Committee is, and has at all times during fiscal year 2011, met the requirements of independence as defined by the NYSE listing standards as well as Rule 10A-3(b) of the Securities Exchange Act and that Directors Mohr, Hammann and Tseu are each audit committee financial experts as defined by the SEC. A report of the Audit Committee is attached to this Proxy Statement as Appendix A. Beginning in June 2011, Director Brian Dexheimer will join the Audit Committee. Mr. Dexheimer meets the requirements of independence as defined by the NYSE listing standards as well as Rule 1-A-3(B) of the Securities Exchange Act.

Compensation Committee

In fiscal year 2011, the Compensation Committee members all met the requirements for independence as defined by the NYSE listing standards and each member of the Compensation Committee was a non-employee director as defined under Rule 16(b)-3 of the Exchange Act and an outside director as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee met nine (9) times and acted by unanimous written consent twice during fiscal 2011 and had 100% attendance by the members. This Committee has overall responsibility for evaluating and recommending for approval by the Board, as necessary, the various compensation plans, policies and programs of the Company and determining and approving salaries, incentives and other forms of compensation for Directors, Executive Officers, including our CEO, Executive Officers and other highly compensated employees of Plantronics, and administers various incentive compensation and benefit plans. The Compensation Committee may form and delegate subcommittees when appropriate. A report of the Compensation Committee is attached to this Proxy Statement as Appendix B. See also, the section entitled “Executive Compensation” for additional information regarding our compensation policies and practices.

The Compensation Committee delegated the authority to the Management Equity Committee to make equity grants to employees, who are not Executive Officers, within guidelines established by the Compensation Committee. The Management Equity Committee consists of our CEO, our Senior Vice President - Finance and Administration and Chief Financial Officer (“CFO”), our Senior Vice President of Human Resources and our Vice President of Legal.

Nominating and Corporate Governance Committee

In fiscal year 2011, the Nominating and Corporate Governance Committee members all met the requirements for independence as defined by NYSE listing standards. The Nominating and Corporate Governance Committee held two (2) meetings during fiscal year 2011 and had 100% attendance by the members. The Nominating and Corporate Governance Committee is responsible under the direction of the Board for identifying and interviewing potential additions or replacement members of the Board and assists the Board in determining the appropriate governance guidelines for the Board, management and the Company.

Stockholder Nominations

Generally, it is the policy of the Nominating and Corporate Governance Committee to review the qualifications of and consider any candidates who have been properly recommended or nominated by a stockholder on the same basis as those candidates who have been identified by management, individual members of the Board of Directors and, if the Nominating and Corporate Governance Committee determines, a search firm hired to identify candidates. When evaluating candidates, whether recommended or nominated by stockholders or identified by any other party, the Nominating and Corporate Governance Committee evaluates the current composition and size of the Board of Directors, the qualifications of such candidate, the needs of the Board of Directors and the respective Committees of the Board; however, the Nominating and Corporate Governance Committee has not established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more members of the Board of Directors to possess.

The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of professional experience, skills, backgrounds, gender, race, national origin and ethnicity such that each Director brings a different viewpoint and skills to the Board of Directors. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

Stockholders wishing to nominate persons for election to the Board can do so by filing a Nomination Solicitation Statement with the Secretary of Plantronics which, in accordance with our Director Candidates Nomination Policy and our bylaws, contains, among other things, certain information concerning the nominee and the stockholder nominating such nominee as set forth in the Company’s bylaws and otherwise complying with the bylaws. The Nomination Solicitation Statement must be filed with the Secretary of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the one-year anniversary of the preceding year's annual meeting. In the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary not later than the 10th day following the day on which a public announcement (as described in the bylaws) of the date of such meeting is first made by the Company. Additional information regarding the Company’s policies with respect to Director nominations can be found in our bylaws, our Corporate Governance Guidelines and our Director Candidates Nomination Policy, all of which are posted on the Corporate Governance portal in the Investor Relations section of the Company’s website at www.plantronics.com.

Director Change in Job or Responsibility Policy

The Nominating and Corporate Governance Committee initially reviews the appropriateness of the continued service of Directors who change a job or responsibility that they held when they were elected to the Board of Directors. In the event that a Director changes his or her job or responsibility during his or her term, such Director shall submit a letter to the Board of Directors that (i) describes the circumstances surrounding such change in job or responsibility; and (ii) contains an offer to resign from the Board of Directors. The Board of Directors shall then evaluate the circumstances surrounding such change in job or responsibility and determine if they will adversely affect the Director’s ability to perform his or her duties as a member of the Board of Directors. In such case, the Board of Directors will accept the Director’s offer to resign from the Board of Directors.

Director Commitments

Each Director must ensure that other existing and anticipated future commitments do not materially interfere with the Director’s service on the Board of Directors. In any event, no Director shall serve on more than four (4) additional public company boards. This limitation shall not apply to any person who was a Director on or before June 1, 2007. Directors shall advise the Nominating and Governance Committee of any invitations to join the board of any other public company prior to accepting another directorship; however, with respect to serving on the Audit Committee, no Director may serve on the Boards of Directors of more than three (3) public companies unless the Company’s Board of Directors determines that such simultaneous service and related time commitments does not impair the Director’s ability to serve effectively on the Audit Committee, takes steps to address any related issues and discloses that determination in the proxy statement.

Strategy Committee

In fiscal year 2011, the Strategy Committee members all met the requirements for independence as defined by NYSE listing standards. The Strategy Committee held three (3) meetings during fiscal 2011 and had 100% attendance by two (2) members and 67% attendance by one (1) member. The Strategy Committee is responsible under the direction of the Board for meeting with management periodically to review and evaluate targeted areas of the Company’s development and implementation of its corporate strategy, to recommend areas of improvement and to provide feedback to management.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

Seven (7) Directors have been nominated for election to the Board of Directors at the Annual Meeting. All nominees listed below are standing for re-election. Unless otherwise instructed, the Proxyholders will vote the proxies held by them for each of the seven (7) nominees named below. If any nominee of Plantronics is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a Director and all Directors have consented to act as a Director. The term of office for each person elected as a Director will continue until the next Annual Meeting or until a successor has been elected and qualified.

The names of the nominees and certain information about them as of June 6, 2011 are set forth below:

Name of Nominee	Age	Director Since	Board	Audit	Compensation	Nominating and Corporate Governance	Strategy	Mergers and Acquisitions
Marv Tseu	63	1999	Chair	Member	Member	Chair	Member
Ken Kannappan	51	1999	Member
Brian Dexheimer (1)	48	2008	Member				Member	Member
Gregg Hammann	48	2005	Member	Member	Chair
John Hart	65	2006	Member		Member	Member	Member
Marshall Mohr	55	2005	Member	Chair				Member
Roger Wery	50	2001	Member			Member	Chair	Chair

(1)	Mr. Dexheimer became a member of the Audit Committee in June 2011.

Vote Required

If a quorum is present in person or represented by proxy at the Annual Meeting, the seven (7) nominees receiving the highest number of votes will be elected to the Board of Directors. The Board of Directors has a majority voting policy regarding elections of Directors. Pursuant to this policy, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” for his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote.

Pursuant to the policy, the Nominating and Corporate Governance Committee shall promptly consider the resignation offer and, based on the circumstances that led to the Majority Withheld Vote, if known, make a recommendation to the Board of Directors. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 60 days following certification of the stockholder vote; thereafter, the Board of Directors will promptly disclose its decision-making process and decision regarding whether to accept the Director’s resignation offer (or reason(s) for rejecting the resignation offer, if applicable) on a Form 8-K filed with the SEC. Any Director who tenders his or her resignation shall not participate in the Nominating and Corporate Governance Committee’s recommendation process or Board of Directors action regarding whether to accept the resignation offer.

If each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them. If however, three (3) or fewer Directors did not receive a Majority Withheld Vote, all Directors may participate in the action regarding whether to accept the resignation offers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Business Experience of Directors

Mr. Tseu has been a member of the Board of Directors since 1999 and serves as Chair of the Board and the Presiding Director of executive sessions. Mr. Tseu currently serves as a Director of Exponential Interactive, Inc. and became its Chief Operating Officer in June 2009. Exponential Interactive, inc. is an online advertising company, and its largest division is Tribal Fusion which is an online advertising network. From May 2006 to November 2007, Mr. Tseu served as Chief Executive Officer and Director of Axesstel, Inc., a leader in the design and development of fixed wireless voice and broadband data products. From October 2002 to March 2006, Mr. Tseu served as the Chief Executive Officer and a founder of Active Reasoning, Inc., an early stage private company that produces resource management software to help enterprises manage their IT operations. Since November 2001, Mr. Tseu has also been a consulting venture partner with ComVentures, LLP, a venture capital firm focusing on communications companies. From February 2001 to July 2001, Mr. Tseu was Chief Executive Officer of Method Networks, Inc., an Internet technology company helping enterprises automate the management of their Internet networks. From October 1999 to October 2000, Mr. Tseu was President and Chief Executive Officer of SiteSmith, Inc., a provider of outsourced Internet site operations that he co-founded. From August 1998 to July 1999, Mr. Tseu served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products. Mr. Tseu has a Bachelor of Arts degree in Economics from Stanford University.

Through his professional experience, Mr. Tseu has demonstrated leadership capability and extensive knowledge of complex financial, managerial and operational issues facing a broad variety of companies. Moreover, Mr. Tseu has been a member of the Board of Directors since 1999 and thus has the benefit of historical experience relating to Plantronics and the headset industry as a whole.

Mr. Kannappan has served as President and Chief Executive Officer of Plantronics since 1998 and as a member of the Board of Directors since 1999. He joined Plantronics in February 1995 as Vice President of Sales and was promoted to various positions prior to being named President and Chief Operating Officer in March 1998. Prior to joining Plantronics, Mr. Kannappan was Senior Vice President of Investment Banking for Kidder, Peabody & Co. Incorporated, where he was employed for 10 years. Mr. Kannappan has a Bachelor of Arts degree in Economics from Yale University and a Master of Business Administration from Stanford University. Mr. Kannappan also serves as Chairman of the Board of Directors of Mattson Technology, Inc., a supplier of advanced process equipment for the semiconductor industry.

Mr. Kannappan’s extensive experience as part of the management of Plantronics and his extensive knowledge of the headset industry as a whole make him uniquely qualified to serve as a member of the Board of Directors.

Mr. Dexheimer has been a member of the Board of Directors since 2008. Mr. Dexheimer spent 25 years at Seagate Technology in various sales, marketing and general management positions. In his last role at Seagate Technology, before he left in July 2009, he served as President - Consumer Solutions, where he was responsible for the development, manufacturing and go-to-market of Seagate’s branded DAS, NAS and back-up oriented consumer products and services. Mr. Dexheimer has also held executive level roles in Seagate’s core business including: Chief Sales & Marketing Officer; Executive Vice President - Sales, Marketing and Customer Service; and Executive Vice President - Storage Businesses. Mr. Dexheimer began his career with Control Data Corporation and then joined Seagate Technology via acquisition in 1989. Mr. Dexheimer has a Bachelor of Business Administration degree in Marketing from the University of Portland and a Master of Business Administration from Pepperdine University.

Mr. Dexheimer has extensive experience in sales, marketing and general management relating to consumer products and services from his roles at Seagate Technology. In addition, he has substantial experience in supply chain management. His deep knowledge of these areas brings valuable insight to our Board of Directors.

Mr. Hammann has been a member of the Board of Directors since 2005. Mr. Hammann is currently an Operating Partner with the private equity firm of J.H. Whitney, acting Chief Executive Officer of Power Plate North America Inc. which makes a technologically advanced exercise product used to improve athletic performance, and also Chief Executive Officer of Action Advisors. From 2003 to 2007 he was Chairman, President and Chief Executive Officer of Nautilus, Inc. He has held executive positions at Levi Strauss & Company and Coca-Cola Company. Mr. Hammann also has held management positions at Famous Footwear, The Rayovac Corporation, and Procter & Gamble. Mr. Hammann graduated from the University of Iowa. Mr. Hammann has a Master of Business Administration from the University of Wisconsin.

Mr. Hammann brings extensive experience as a chief executive officer to our Board of Directors and over twenty years of marketing experience with world class brands such as Coca-Cola and Levi Strauss. His contribution to the Board of Directors is vital to the Company’s growth plans as it seeks to grow its brand value on a global basis.

Mr. Hart has been a member of the Board of Directors since March 2006. He is a former Senior Vice President and Chief Technology Officer of 3Com Corporation where he was responsible for the overall strategic direction of the company during the 10 year period (September 1990 to September 2000) in which it grew annual revenue from $400 million to almost $6 billion. Prior to 3Com, Mr. Hart was Vice President of Engineering at Vitalink Communications Corporation where he led the group that invented, patented and shipped the industry’s first Ethernet switching products. Mr. Hart is a member of the Board of Directors and Chair of the Compensation and Nominating Committee of PLX Technology, Inc. Mr. Hart holds a Bachelor of Science in Mathematics from the University of Georgia.

Mr. Hart’s experience determining the strategic direction for large technology companies is valuable to the Board because the Board has significant influence over the Company’s business and technological strategies.

Mr. Mohr has been a member of the Board of Directors since 2005. He has been Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of surgical robotics, since March 2006. Prior to joining Intuitive Surgical, Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc. Prior to joining Adaptec in July 2003, Mr. Mohr was an audit partner with PricewaterhouseCoopers LLP where he was most recently the managing partner of the firm’s West Region Technology Industry Group and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr received his Bachelor of Business Administration in Accounting and Finance from Western Michigan University. Mr. Mohr was a member of the Board of Directors of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products, from November 2003 to May 2011 when Atheros was sold to QUALCOMM, Incorporated. Mr. Mohr also served as the Chairman of Atheros, Inc.’s Audit Committee.

Mr. Mohr’s experience in financial and accounting matters is important to the Board’s duty to oversee the Company’s financial reporting and to manage its relationship with its independent auditors.

Mr. Wery has been a member of the Board of Directors since 2001. He is a Director and employee of PRTM, a management consulting firm that provides strategy and operations management consulting services to a broad range of high technology companies. He leads PRTM’s Strategy practice. He engages with senior management at these companies across a number of strategic and operational issues from external growth to enterprise-wide financial and operational performance improvement programs. Mr. Wery also chairs PRTM's Governance Committee. Mr. Wery joined PRTM in April 2000. Prior to joining PRTM, Mr. Wery was an Executive Vice President of Renaissance Worldwide, Inc., an international consulting firm, and also spent six years with Oliver Wyman, a consulting arm of Marsh & McLennan Company. Mr. Wery has a degree in Engineering and Business from the Universite Libre de Bruxelles and a Master of Business Administration from Indiana University.

Mr. Wery’s extensive professional experience addressing strategic and operational issues at leading technology companies across the electronics value chain enables him to provide unique insights and perspectives to the Board. His tenure on the Board and knowledge of the Company’s business and its industry make him a valuable Director.

COMPENSATION OF DIRECTORS

In fiscal year 2011, each Director, other than Mr. Kannappan, received a retainer fee of $12,500 per quarter, and the Chair of the Board received an additional quarterly retainer fee of $5,000. Directors also are entitled to reimbursement of expenses incurred in connection with attendance at Board and Committee meetings. No attendance fees are paid to Directors for meetings of the Board.

Each member of the Compensation Committee receives a quarterly retainer fee of $750, and the Chair of the Compensation Committee receives an additional quarterly retainer fee of $500. No meeting attendance fees are paid to Compensation Committee members.

Each member of the Audit Committee receives a quarterly retainer fee of $1,250 and the Chair of the Audit Committee receives an additional quarterly retainer fee of $1,250. No meeting attendance fees are paid to Audit Committee members.

Each member of the Nominating and Corporate Governance Committee receives a quarterly retainer fee of $500, and the Chair of the Nominating and Corporate Governance Committee receives an additional quarterly retainer fee of $500. No meeting attendance fees are paid to Nominating and Corporate Governance Committee members.

Each member of the Strategy Committee receives a quarterly retainer fee of $500 and do not receive meeting attendance fees. Members of the M&A Committee do not receive additional compensation for participation on this committee or for attendance at meetings.

Each non-employee Director of Plantronics is entitled to receive the following automatic, non-discretionary equity grants under the 2003 Stock Plan: (1) an option grant to purchase 12,000 shares on the date such Director first becomes a non-employee Director; (2) an option grant to purchase 3,000 shares on the date of the annual meeting provided that such Director will continue to be a Director following the meeting and has served in such capacity for at least six (6) months; and (3) in addition to the annual option grant, a grant of 2,000 shares of restricted stock to each non-employee Director on the date of the annual meeting provided that each Director will continue to be a Director following the meeting and has continually served in such capacity for six (6) months preceding the date of the annual meeting. Mr. Kannappan is an employee of Plantronics and, as such, is not eligible to receive the automatic grants to Directors.

The following table summarizes the compensation paid to the Company’s Directors, other than Mr. Kannappan (whose compensation is fully reflected in the section entitled “Summary Compensation Table”), for the fiscal year ended March 31, 2011:

NON-EMPLOYEE DIRECTOR COMPENSATION FISCAL 2011

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (1)(3)	All Other Compensation (4)	Total
Marv Tseu	$84,000	$60,420	$33,006	$850	$178,276

Brian Dexheimer	52,000	60,420	33,006	625	146,051

Gregg Hammann	60,000	60,420	33,006	850	154,276

John Hart	57,000	60,420	33,006	850	151,276

Marshall Mohr	60,000	60,420	33,006	850	154,276

Roger Wery	54,000	60,420	33,006	850	148,276

(1)
Option award and stock award amounts reported are the aggregate grant date fair value of stock-related awards in fiscal 2011 computed in accordance with FASB ASC Topic 718. Refer to Footnote No. 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Footnote No. 12 – Stockholders’ Equity to the Company’s consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 as filed with the SEC on May 31, 2011 for the assumptions used to value such awards.

(2)
The aggregate number of stock awards outstanding at March 31, 2011 for each Director is: Mr. Tseu 4,500 shares; Mr. Dexheimer 3,500 shares; Mr. Hammann 4,500 shares; Mr. Hart 4,500 shares; Mr. Mohr 4,500 shares; and Mr. Wery 4,500 shares.

(3)
The aggregate number of option awards outstanding at March 31, 2011 for each Director is: Mr. Tseu 21,000 shares; Mr. Dexheimer 18,000 shares; Mr. Hammann 27,000 shares; Mr. Hart 24,000 shares; Mr. Mohr 27,000 shares; and Roger Wery 36,000 shares.

(4)	Consists of dividends paid on unvested restricted stock awards.

PROPOSAL TWO
APPROVAL OF AMENDMENTS TO THE 2003 STOCK PLAN

The stockholders are being asked to approve amendments to the 2003 Stock Plan (the “Plan”) as described in further detail below. On March 17, 2011, the Board approved an increase of 1,700,000 shares issuable under the Plan, subject to stockholder approval. In addition, they approved, subject to approval by the stockholders, the removal of the language from the Plan requiring that shares or units subject to restricted stock or restricted stock unit awards with a per share or unit purchase price at or lower than 100% of fair market value on the date of grant be counted against the share reserve as 2.5 shares for every 1 share subject thereto. However, the Company intends to continue to operate internally using a ratio of 2.5 to 1 for the granting of full value awards such as awards of restricted stock and restricted stock units and does not anticipate an increase in the level of full value awards as a result of this change. In addition, on May 31, 2011, the Compensation Committee of the Board approved an increase from $1,000,000 to $2,000,000 in the limitation on the initial value of both awards of restricted stock and restricted stock units that a participant can receive each fiscal year to allow more flexibility in attracting executive talent, if needed. Our Named Executive Officers (“NEO” or “NEOs”) and Directors have an interest in this proposal as each of them is eligible to receive grants under the Plan. On June 6, 2011, the closing price of a share of Plantronics common stock on the NYSE was $34.89.

The stockholders are being asked to approve an increase to the number of shares of common stock authorized for issuance under the Plan from 10,200,000 shares to 11,900,000 shares, an increase of 1,700,000 shares. As of April 30, 2011, 1,474,535 shares remained available for future awards under the Plan only. There are no shares remaining for grant under our 1993 Stock Option Plan, our 1993 Director Stock Option Plan or the Inducement Plan (as defined below) (together with the Plan, the "Stock Plans"). As of April 30, 2011, there were combined options to purchase 5,344,306 shares of the Company’s common stock were outstanding under the Stock Plans; this includes 4,072,973 options outstanding under the Plan and 5,000 options granted separately from the Plan as an inducement to certain employees in connection with the acquisition of Altec Lansing (the “Inducement Plan”). These options to purchase 5,344,306 shares had a weighted average exercise price of $25.61 and a weighted average remaining contractual life of 3.06 years. As of April 30, 2011, 686,039 shares of restricted stock had been issued and were outstanding. Subject to stockholder approval of the increase of 1,700,000 shares, there would then be 3,174,535 shares available for issuance under the Plan.

We currently expect to grant options and full value awards (likely in the form of awards of restricted stock or restricted stock units) covering approximately 1,800,000 shares over the next 12 months which is equal to approximately 3.7% of the Company’s common shares outstanding as of April 30, 2011. Each year, we experience some cancellation of outstanding options and other awards. Based on our historical cancellation rates and depending if Plantronics' common stock price increases above $40.48 (the exercise price of approximately 580,000 grants that will expire during fiscal 2012), we anticipate cancellation of options and forfeitures of restricted stock awards and restricted stock units covering a range of 250,000 to 850,000 shares. If that assumption proves correct, our net grants (grants less cancellations) would be in the range of 950,000 to 1,550,000 shares or approximately 2.0% or 3.2%, respectively of the Company’s common stock outstanding as of April 30, 2011. Our actual net grants in fiscal 2011 were approximately 1,100,000 shares or 2.3% of the Company’s common stock outstanding as of April 30, 2011 which was in line with our expectations as reported in our fiscal 2010 proxy statement.

We strongly believe that the increase of shares issuable under the Plan is essential to our continued success. Our employees are our most valuable assets. Our Board has determined that it is in the best interest of Plantronics and our stockholders to increase the shares issuable under the Plan. The Board believes that grants of stock options and other awards available under the Plan help create long-term equity participation in Plantronics and thereby assist in attracting, retaining, motivating and rewarding employees and Directors. If stockholders do not approve the amendment, it will not be implemented and we will have to limit the number of awards granted.

In addition, the stockholders are being asked to approve the following amendments to the Plan:

•	To remove the requirement that shares or units subject to restricted stock or restricted stock units awards be counted against the share reserve as 2.5 shares for every 1 share.

•	To increase the limitation of the initial value of both restricted stock awards and restricted stock units that a participant can receive each year from $1,000,000 to $2,000,000.

We strongly believe that approval of the proposed Plan amendments is essential to our continued success. Stock-based awards are essential to our ability to attract and retain outstanding and highly skilled individuals. The Board believes the amendments are necessary so that the Company can continue to provide competitive and meaningful long-term equity based incentives to present and future employees.

The amendment to the Plan also implements certain provisions relating to the following: (i) the express approval of the Plan for IRS Section 162(m) consideration; and (ii) amendment of the maximum number of restricted stock awards or restricted stock units that can be granted in any fiscal year. Approval of the Plan will allow the Company to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards granted under the Plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with awards granted under the Plan to qualify as “performance-based compensation” within the meaning of Section 162(m), we are asking our stockholders to approve the amended Plan thereby permitting the Company to receive a federal income tax deduction in connection with such awards. See Appendix C for the complete text of the Amended and Restated 2003 Stock Plan.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the amendments to the 2003 Stock Plan, provided that the total number of votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2003 STOCK PLAN.

Summary of the 2003 Stock Plan

The following is a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan, as it is proposed to be amended and restated, as set forth in Appendix C, attached hereto.

Purposes

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive for Directors, employees and consultants of Plantronics, and to promote the success of Plantronics’ business.

Administration

The Plan is administered by the Board or any committee of individuals appointed by the Board, referred to as the administrator. The administrator may make any determinations deemed necessary or advisable for the Plan. The administrator has full power to select the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Plan. The interpretation and construction of any provision of the Plan by the administrator will be final and conclusive.

Term of the Plan

The Plan became effective as of September 24, 2003, and will continue for a term of 10 years unless sooner terminated by the Board.

Eligibility

Nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock awards ("RSAs") and restricted stock units ("RSUs") may be granted to employees, non-employee Directors and consultants of Plantronics or its parent or subsidiary companies (each referred to herein as a “participant”); provided, that, all grants of stock options to non-employee Directors will be automatic and non-discretionary (as described below). Incentive stock options may only be granted to employees of Plantronics or its parent or subsidiary companies. As of April 30, 2011, there were approximately 1,200 employees and six (6) non-employee Directors (excluding the CEO) that may be entitled to receive grants under the Plan.

Shares Subject to the Plan

As of April 30, 2011, the maximum number of shares of our common stock available for issuance under the Plan is 10,200,000 shares, of which 1,474,535 shares are available for future grant under the Plan. On March 17, 2011, the Board approved an increase of 1,700,000 shares of common stock issuable under the Plan, subject to stockholder approval of this Proposal Two, and shares subject to options, SARs and full value awards will be counted against the share reserve as 1 share for every 1 share subject thereto. It has been our practice and will continue to be our practice internally to consider the value of a full value award to be 2.5 times the value of an option when determining the number of shares awards. Many factors are considered when determining the equity value to be awarded to any participant in the Plan.

Stock Options

Each option granted under the Plan is to be evidenced by a written award agreement between Plantronics and the participant and is subject to the following additional terms and conditions:

(a) Maximum Grant An individual may not be granted options to purchase more than 500,000 shares during any fiscal year. Notwithstanding this limit, in connection with such individual’s initial employment with Plantronics, he or she may be granted options to purchase up to an additional 500,000 shares.

(b) Grants to Non-Employee Directors Plantronics may grant nonstatutory stock options to its non-employee Directors. In all cases, Awards granted to non-employee Directors, other than automatic, non-discretionary grants, shall be administered by a Committee comprised solely of two (2) or more independent Directors. Each non-employee Director will be granted an initial option to purchase 12,000 shares of Common Stock when such person first becomes a Director of the Company; thereafter, each non-employee Director will be granted an option to purchase 3,000 additional shares of Common Stock on the date of the Company’s annual stockholders’ meeting of each year, provided the non-employee Director will continue to be a non-employee Director of the Company through the applicable date and if, on such date, the eligible Director will have served on the Board of Directors for at least 6 months. Options granted to non-employee Directors expire seven years after the date of grant. In the event a non-employee Director ceases to be a Director as a result of his or her death, disability or retirement, any options granted to such Director following the 2004 Annual Meeting will remain exercisable, to the extent vested on the date of such termination, for up to one year following such termination. Other than the option grants described in this paragraph, non-employee Directors will not be eligible to receive other stock option awards pursuant to the Plan. In addition, in the event of a merger of Plantronics with or into another corporation or a “change in control” (as defined in the Plan) in which a non-employee Director is terminated or asked to resign, options granted to such non-employee Director will vest and be exercisable with respect to 100% of the shares subject to such option immediately prior to such merger or change of control.

(c) Exercise of the Option The administrator determines when options become exercisable; however, options generally are not exercisable until at least 12 months have passed following the date of the option grant. An option is exercised by giving written or electronic notice of exercise to Plantronics, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to Plantronics. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the award agreement and may consist of (1) cash, (2) check, (3) certain shares of Common Stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the administrator and the broker, if applicable, will require to effect a cash-less exercise of the option and delivery to Plantronics of the amount of proceeds required to pay the exercise price, (5) a reduction of Company liability to the participant, (6) any combination of the foregoing methods, or (7) such other consideration and method of payment permitted under applicable law; provided, however, that the issuance of a promissory note is not a permissible method of payment.

(d) Exercise Price The exercise price of options granted under the Plan is determined on the date of grant. The exercise price of incentive stock options and nonstatutory stock option must be at least 100% of the fair market value per share at the time of grant. An incentive stock option granted to a 10% stockholder may not have an exercise price less than 110% of the fair market value per share of the Common Stock at the time of grant. The fair market value of a share of Common Stock will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the NYSE on the date of grant.

(e) Termination If the participant’s directorship, employment or consulting relationship with Plantronics (or its parent or subsidiary corporations) is terminated for any reason, including death or total and permanent disability, options may be exercised after such termination as to all of the shares as to which the participant was entitled to exercise at the date of such termination. The options may be exercised after termination within the period of time as is specified in the award agreement. If such period of time is not specified in the award agreement, then such period of time will equal 90 days in the case of termination other than upon death, disability or, for options granted prior to the 2004 Annual Meeting, retirement, and 12 months in the case of termination upon death, disability or, for options granted after the 2004 Annual Meeting, retirement. Notwithstanding the foregoing, all options must be exercised prior to the expiration of the term of an option as set forth in the award agreement.

(f) Term and Termination of Options At the time an option is granted, the administrator determines the period within which the option may be exercised. In no event may the term of an option be longer than seven years. No person may exercise an option after the expiration of its term. An incentive stock option granted to a participant who, at the time such option is granted, owns more than 10% of the voting power of all classes of stock of Plantronics, may not have a term of more than five years.

(g) Other Provisions The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as the administrator may determine.

Stock Appreciation Rights

Each stock appreciation right granted under the Plan will be evidenced by an award agreement between Plantronics and the participant and is subject to the following additional terms and conditions:

(a) Maximum Grant An individual may not be granted stock appreciation rights to purchase more than 500,000 shares during any fiscal year. Notwithstanding this limit, in connection with such individual’s initial employment, he or she may be granted stock appreciation rights to purchase up to an additional 500,000 shares.

(b) Exercise of the Stock Appreciation Right The administrator determines when stock appreciation rights become exercisable; however, stock appreciation rights generally are not exercisable until at least 12 months have passed following the date of grant. A stock appreciation right is exercised by giving written or electronic notice of exercise to Plantronics and specifying the number of shares of Common Stock to which the award is being exercised. Plantronics can pay the appreciation in either cash or shares of Common Stock.

(c) Exercise Price The administrator determines the exercise price of stock appreciation rights on the date of grant, which must be at least 100% of the fair market value per share at the time of grant.

(d) Payment Upon exercise of a stock appreciation right, a participant will be entitled to receive payment from Plantronics in an amount determined by multiplying:

•	The difference between the fair market value of a share on the date of exercise over the exercise price; times

•	The number of shares with respect to which the stock appreciation right is exercised.

In no event, however, may the payment exceed 100% of the exercise price associated with the stock appreciation right. At the discretion of the administrator, the payment may be in cash, in shares of equivalent value, or in some combination thereof.

(e) Termination If the participant’s directorship, employment or consulting relationship with Plantronics is terminated for any reason, including death or total and permanent disability, stock appreciation rights may be exercised after such termination as to all of the shares as to which the participant was entitled to exercise at the date of such termination. The stock appreciation rights may be exercised after termination within the period of time as is specified in the award agreement. If such period of time is not so specified, then such period of time will equal 90 days in the case of termination other than upon death, disability or, for stock appreciation rights granted prior to the 2004 Annual Meeting, retirement, and 12 months in the case of termination upon death, disability or, for stock appreciation rights granted after the 2004 Annual Meeting, retirement. Notwithstanding the foregoing, all stock appreciation rights must be exercised prior to the expiration of their term as set forth in the award agreement.

(f) Term and Termination of Stock Appreciation Rights At the time a stock appreciation right is granted, the administrator determines the period within which the stock appreciation right may be exercised, which in no event will be longer than seven years from the date of grant.

(g) Other Provisions The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as the administrator may determine.

Restricted Stock Awards

Non-employee Directors who have continuously served as non-employee Directors for the six months preceding the date of the annual meeting will receive a grant of 2,000 shares of restricted stock (or to the extent determined by the administrator, restricted stock units) on the date of each annual meeting. In addition, grants of restricted stock may be made to other eligible participants in the Plan. Each restricted stock award granted under the Plan is to be evidenced by an award agreement between Plantronics and the participant and is subject to the following additional terms and conditions:

(a) Limitation If this Proposal Two is passed, during the fiscal year, no participant will receive restricted stock having an initial value greater than $2,000,000.

(b) Termination Subject to the terms of an agreement between Plantronics and a participant, if the participant’s directorship, employment or consulting relationship with Plantronics is terminated for any reason, including death or total and permanent disability, any unvested shares will be forfeited to Plantronics or Plantronics may repurchase any unvested stock obtained by the participant pursuant to a restricted stock award. Unless the administrator provides otherwise, the purchase price of the repurchased shares will equal the price originally paid, if any, for such shares by the participant.

(c) Term of Restricted Stock Awards The administrator determines the period during which a restricted stock award will vest, which period generally must be at least one year from the date of grant. In addition, if a restricted stock award is not subject to the achievement of performance goals, then such award generally will fully vest over a period of at least three years from the grant date.

(d) Other Provisions The restricted stock award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the administrator.

Restricted Stock Units

Restricted stock units are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the administrator are achieved or the awards otherwise vest. Each award of restricted stock units will be evidenced by an award agreement between Plantronics and the participant and is subject to the following additional terms and conditions:

(a) Limitation If this Proposal Two is passed, during the fiscal year, no participant will receive restricted stock units having an initial value greater than $2,000,000.
(b) Terms of Restricted Stock Unit Awards The administrator will establish organizational, individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of restricted stock units to be paid out to participants. The vesting period generally must be at least one year from the date of grant, provided that if an award is not subject to the achievement of performance goals, then such award generally will fully vest over a period of at least three years from the grant date (except in France where local law requires a two year vesting period and a two year holding period).

(c) Other Provisions The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the administrator.

Performance Goals

The granting or vesting of awards of restricted stock and restricted stock units under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code and may provide for a targeted level or levels of achievement including: (1) stock price, (2) revenue, (3) profit, (4) bookings, (5) cash flow, (6) customer development, (7) customer retention, (8) customer satisfaction, (9) sales channel retention, (10) sales channel satisfaction, (11) sales channel development, (12) associate retention, (13) associate satisfaction, (14) associate development, (15) net bookings, (16) net income, (17) net profit, (18) operating cash flow, (19) operating expenses, (20) total earnings, (21) earnings per share, diluted or basic, (22) earnings per share from continuing operations, diluted or basic, (23) earnings before interest and taxes, (24) earnings before interest, taxes, depreciation and amortization, (25) pre-tax profit, (26) net asset turnover, (27) asset utilization, (28) inventory turnover, (29) capital expenditures, (30) net earnings, (31) operating earnings, (32) gross or operating margin, (33) profit margin, (34) debt, (35) working capital, (36) return on equity, (37) return on net assets, (38) return on total assets, (39) return on capital, (40) return on investment, (41) return on sales, (42) net or gross sales, (43) market share, (44) economic value added, (45) cost of capital, (46) change in assets, (47) technical development, (48) expense reduction levels, (49) debt reduction, (50) productivity, (51) new product introductions, (52) delivery performance, (53) implementation or improvement of new or existing business systems, (54) individual objectives, and (55) total stockholder return. The performance goals may differ from participant to participant and from award to award and may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index.

Nontransferability of Awards

Awards granted under the Plan are generally not transferable by a participant; however, the administrator may grant limited transferability of identified and vested awards (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act of 1933, or any successor thereto) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act of 1933.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control

Changes in Capitalization Subject to any required action by the stockholders of Plantronics, in the event that Plantronics’ Common Stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number of shares of Common Stock subject to the Plan, the number of shares of Common Stock subject to any outstanding award under the Plan, the exercise price of any such outstanding award, and any per-person or other share limits under the Plan. The Board will make any such adjustment and its determination in that respect will be final, binding and conclusive.

Dissolution or Liquidation In the event of a liquidation or dissolution, any unexercised award will terminate. The administrator may, in its sole discretion, provide that a participant will have the right to exercise all or any part of his or her award, including shares as to which the award would not otherwise be exercisable. In addition, the administrator may provide that any Company repurchase option applicable to any shares purchased upon exercise of an award will lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.

Merger or Change of Control In connection with a merger of Plantronics with or into another corporation, or a “change in control,” as defined in the Plan, each outstanding award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding awards, the administrator will notify the participant that he or she has the right to exercise his or her options, rights to purchase restricted stock, and stock appreciation rights as to all of the shares subject to the award for a period of 15 days from the date of such notice and that the award will terminate upon the expiration of such period; moreover, all restrictions on restricted stock and all performance goals or other vesting requirements for restricted stock units will lapse.

Amendment and Termination of the Plan

The Board may amend the Plan at any time or from time to time or may terminate the Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Plan for which stockholder approval would be required under applicable law or regulation (including the requirements of the NYSE), as in effect at the time. In addition, pursuant to the terms of the Plan, the Board may not, without the approval of the stockholders, (i) materially increase the number of shares issuable under the Plan (unless such increase is made as an adjustment to a change in Plantronics’ capitalization), (ii) materially modify the requirements for eligibility to participate in the Plan, or (iii) reprice options issued under the Plan by lowering the exercise price of a previously granted award, by cancelling options and issuing replacements or by otherwise replacing existing options with substitute options with a lower exercise price. The Plan will terminate on September 23, 2013, unless terminated sooner by the Board. Any award outstanding under the Plan at the time of its termination will remain outstanding until they expire by their terms.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Plantronics of awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the Company’s stock is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss subject to appropriate holding periods.

Incentive Stock Options No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation upon exercise is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two-year or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the Company’s stock is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards and Restricted Stock Units A participant generally will not have taxable income at the time an award of restricted stock or restricted stock units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award (but not an award of restricted stock units) may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Section 409A Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are considered “specified employees” of the Company, Section 409A requires that such individual’s distribution commence no earlier than 6 months after such individual’s separation from service. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California) have laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Tax Effect for the Company The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to Plantronics’ Chief Executive Officer and to each of the other three most highly compensated executive officers, other than the Chief Financial Officer. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000; however, Plantronics can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. The Plan has been designed to permit the administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Plantronics to receive a federal income tax deduction in connection with such awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN ELIGIBLE INDIVIDUAL MAY RESIDE.

New Plan Benefits

The number of awards that an employee or consultant may receive under the Plan is in the discretion of the Compensation Committee of the Board of Directors and therefore cannot be determined in advance.

The following table sets forth (a) the aggregate number of shares subject to options granted under the Plan during fiscal year 2011, (b) the average per share exercise price of such options, and (c) the fair market value on grant date of the restricted stock grants during fiscal year 2011:

		(a)	(b)	(c)	(d)
Name	Position	Number of Options Granted	Average Per Share Option Exercise Price (4)	Number of Restricted Stock Granted	Market Value of Restricted Stock Awards (5)
Ken Kannappan	Director, President and CEO	100,000	$33.16	17,500	$634,900
Barbara Scherer	Senior Vice President, Finance & Administration and CFO	32,500	$32.92	6,000	$217,680
Don Houston	Senior Vice President, Sales	35,000	$33.16	8,000	$290,240
Philip Vanhoutte	Managing Director, Europe, the Middle East & Africa ("EMEA")	11,000	$33.44	3,000	$108,840
Renee Niemi	Senior Vice President, Communication Solutions	35,000	$33.16	8,000	$290,240
Executive Group (1)		213,500	$33.14	50,500	$1,825,900
Non-Executive Director Group (2)		18,000	$30.21	12,000	$362,520
Non-Executive Officer Employee Group (3)		310,400	$32.82	428,867	$14,293,744

(1)	The Executive Group is composed of 6 Executive Officers.

(2)	The Non-Executive Director Group is composed of all Plantronics Board of Directors except Ken Kannappan.

(3)	The Non-Executive Officer Employee Group is composed of all Plantronics employees worldwide minus the Executive Group.

(4)	The average per share exercise price of stock options is calculated as a weighted average.

(5)	Based on market value of Plantronics common stock at date of grant of restricted stock shares granted during fiscal year 2011.

Non-Executive Directors are granted an option to purchase 12,000 shares of common stock on the date on which the person becomes a new Director. Annually thereafter, each continuing Non-Executive Director who has served for at least 6 months shall be automatically granted an option to purchase 3,000 shares of common stock and 2,000 shares of Restricted Stock (or Restricted Stock Units) each year on the date of the Annual Meeting, provided they satisfy the service requirements contained in the Plan.

Equity Compensation Plan Information

The following table sets forth information with respect to Plantronics’ equity compensation plans as of the end of the most recently completed fiscal year:

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	5,421,859	(3)	$25.26	(4)	1,973,516	(5)

Equity compensation plans not approved by security holders (2)	5,000		$33.49		—

Total	5,426,859		$25.26		1,973,516

(1)
Includes the 1993 Stock Option Plan, the 1993 Director Stock Option Plan, the 2003 Stock Plan and the 2002 Employee Stock Purchase Plan but does not include the additional 1,700,000 shares for the 2003 Stock Plan for which stockholder approval is being requested at the Annual Meeting.

(2)
Granted as a material inducement of employment to certain employees in connection with the Plantronics’ acquisition of Altec Lansing in 2005. The material features of this plan are substantially the same as those of Plantronics’ 2003 Stock Plan and are fully described in the Form S-8 filed by Plantronics with the SEC on August 18, 2005 and in Note 12 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

(3)	Includes 5,354,982 shares subject to stock option awards and 66,877 subject to RSUs. Excludes purchase rights accruing under the 2002 ESPP.

(4)
RSUs, which are included in the number of outstanding options, warrants and rights, do not have an exercise price and therefore, reduce the weighted-average exercise price of outstanding rights. Excluding RSUs, the weighted-average exercise price of outstanding options is $25.58.

(5)
Consists of shares available for future issuance as follows: the 1993 Stock Option Plan (no shares remaining for future grants), the 1993 Director Stock Option Plan (no shares remaining for future grants), the 2003 Stock Plan (1,473,497), and the 2002 ESPP (500,019).

PROPOSAL THREE

APPROVAL OF OUR PERFORMANCE BONUS PLAN

Our Board of Directors has adopted and is requesting that our stockholders approve the Executive Incentive Plan (the “EIP”). The EIP was last approved by our stockholders under a different name called the Plantronics' Regular, Supplemental and Over Achievement Performance Plan at our 2006 Annual Meeting of Stockholders. We are asking for our stockholders to re-approve the EIP under its new name so that we may continue to qualify bonuses made under the EIP as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In doing so, we would be able to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with bonuses paid under the EIP. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are excluded from this deductibility limit. To enable bonuses paid under the EIP to continue to qualify as performance-based compensation within the meaning of Section 162(m), the material terms of the EIP must be re-approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PERFORMANCE BONUS PLAN.

Description of the Performance Bonus Plan

The following paragraphs provide a summary of the principal features of the EIP and its operation. The following summary is qualified in its entirety by the EIP set forth in Appendix E.
Purpose. The purpose of the EIP is to increase stockholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company's objectives. The EIP accomplishes this by paying awards under the EIP only after the achievement of the specified goals.

The EIP also is designed to qualify as “performance-based” compensation under Section 162(m). Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent that any of these persons receives more than $1,000,000 in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), the Company still can receive a federal income deduction for the compensation even if it is more than $1,000,000 during a single year. The EIP allows us to pay incentive compensation that is performance-based and therefore fully tax deductible on the Company's federal income tax return

Eligibility. Participants in the EIP are executive officers and key employees who are chosen solely at the discretion of the Compensation Committee. As of June 22, 2011, there were 12 persons chosen to participate in the EIP for fiscal year 2012. Because our executive officers are eligible to receive awards under the EIP, our executive officers have an interest in this proposal. No person is automatically entitled to participate in the EIP in any fiscal year. Plantronics may also pay discretionary bonuses, or other types of compensation, outside of the EIP.

Administration. The EIP will be administered by the Compensation Committee, consisting of no fewer than two members of the Board. With respect to incentive compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m), each member of the Compensation Committee who does not qualify as an “outside director” within the meaning of Section 162(m) will recuse themselves or abstain from acting with respect to EIP determinations and at least two members of the Compensation Committee who do qualify as “outside directors” shall make EIP determinations. Subject to the terms of the EIP, our Compensation Committee has sole discretion to construe and interpret the terms of the EIP and to determine eligibility, award amounts, and the amount, manner and time of payments of awards under the EIP.

Determination of Awards. Each performance period, our Compensation Committee assigns each participant a target award expressed as a percentage of base salary or a specific dollar amount. Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Compensation Committee. The performance criteria may include one or more of the following: stock price, revenue, profit, bookings, cash flow, customer development, customer retention, customer satisfaction, sales channel retention, sales channel satisfaction, sales channel development, associate retention, associate satisfaction, associate development, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings, earnings per share, diluted or basic, earnings per share from continuing operations, diluted or basic, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, pre-tax profit, net asset turnover, asset utilization, inventory turnover, capital expenditures, net earnings, operating earnings, gross or operating margin, profit margin, debt, working capital, return on equity, return on net assets, return on total assets, return on capital, return on investment, return on sales, net or gross sales, market share, economic value added, cost of capital, change in assets, technical development, expense reduction levels, debt reduction, productivity, new product introductions, delivery performance, implementation or improvement of new or existing business systems, individual objectives, and total stockholder return.

The performance criteria may differ for each participant and for each award. Performance criteria may apply to Plantronics or to one or more of our business units or business functions.

Our Compensation Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Bonus Plan.

Payment of Awards. All awards will be paid in cash as soon as is practicable following determination of the award, but no later than the dates set forth in the EIP. Subject to the terms and conditions of the EIP, a participant generally must remain employed through the end of a performance period to earn an award. Under certain circumstances, our Compensation Committee has discretion to pay out all or part of an award if a participant terminates employment or in the event of a change of control of the Company.

Actual Awards. After the performance period ends, our Compensation Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant's target award based on the level of actual performance attained. The amounts that will be paid pursuant to the EIP are not currently determinable. The maximum bonus payment that any participant may receive under the EIP in any fiscal year is $5,000,000.

Amendment and Termination. The Compensation Committee may amend, alter, suspend or discontinue the EIP, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the EIP or in any award granted thereunder. The Compensation Committee may amend or alter the EIP in any respect, or terminate the EIP, without the consent of any affected participant, provided that generally no amendment or modification may impair payments to participants made prior to such amendment or modification. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Indemnification. Our Board of Directors and Compensation Committee are generally indemnified by Plantronics for any liability arising from claims relating to the EIP.

Federal Income Tax Consequences

Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the EIP payments satisfy the requirements of Section 162(m) and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups
Awards under the EIP are determined based on actual performance, so future actual awards (if any) cannot now be determined. The following table sets forth certain information regarding bonuses paid during the last fiscal year, fiscal year 2011, for each of the NEOs, for all current executive officers as a group and for all other employees who participated in our current EIP for the 2011 fiscal year as a group:

Name	Position	Dollar Value of Non-Equity Incentive Plan Compensation Paid in Fiscal Year 2011
Ken Kannappan	Director, President and CEO	$793,828
Barbara Scherer	Senior Vice President, Finance & Administration and CFO	$121,873
Don Houston	Senior Vice President, Sales	$304,977
Philip Vanhoutte	Managing Director, Europe, the Middle East & Africa ("EMEA")	$211,734
Renee Niemi	Senior Vice President, Communication Solutions	$252,548
All current executive officers as a group (5 persons)		$1,684,961
All employees who participated in the current Bonus Plan for fiscal year 2011, as a group (11 persons)		$2,650,927

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), independent registered public accounting firm, to audit the consolidated financial statements of Plantronics for fiscal year 2012. The Board of Directors recommends that stockholders vote for ratification of such appointment. If Proposal Three is not approved, the Audit Committee will reconsider its selection.

PricewaterhouseCoopers has audited Plantronics’ consolidated financial statements annually since 1988. A representative of PricewaterhouseCoopers will be available at the Annual Meeting to respond to questions. The PricewaterhouseCoopers representative will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Audit and Related Fees

The following is a summary of pre-approved fees and services approved by the Audit Committee and performed by our independent registered public accounting firm for the years ended March 31, 2011 and 2010:

	Fiscal Year Ended March 31,
Fee Category	2011	2010
Audit Fees	$2,192,253	$2,237,123
Audit-Related Fees	—	—
Tax Fees	439,824	107,679
All Other Fees	11,730	3,900
Total	$2,643,807	$2,348,702

Audit Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for (i) the audit of our annual financial statements included in our Form 10-K; (ii) review of our interim financial statements included in the quarterly reports on Form 10-Q; (iii) services rendered by PricewaterhouseCoopers in connection with the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002; and (iv) consents and assistance in connection with other filings, including statutory audits and services, and other documents filed with the SEC.

Audit-Related Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of Plantronics’ consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with transactions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We had no such fees in fiscal years 2011 or 2010.

Tax Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning. The increase in tax fees in fiscal year 2011 is due to professional services performed by PricewaterhouseCoopers for a U.S. research and development tax study.

All Other Fees Consists of fees billed to us for products and services provided by PricewaterhouseCoopers and not reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Our Audit Committee believes that the services rendered by PricewaterhouseCoopers that led to the fees reported under “Audit Fees,” “Tax Fees” and “All Other Fees” are compatible with maintaining PricewaterhouseCoopers’ independence.

Our Audit Committee has adopted pre-approval policies or procedures, so that all fees for services expected to be rendered by our independent registered public accounting firm are pre-approved by the Audit Committee. All of the services performed by PricewaterhouseCoopers referenced above were pre-approved by our Audit Committee.

All audit and non-audit services provided by PricewaterhouseCoopers to us must be pre-approved in advance by our Audit Committee unless the following conditions are met: (i) the service is one of a set of permitted services that the independent auditor is allowed to provide; (ii) the total amount of such services is less than or equal to a specified amount during the fiscal year in which the services are provided; and (iii) the services will be brought to the attention of the Audit Committee and approved prior to the completion of the annual audit. All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service is presented to the Audit Committee at the next scheduled meeting.

Vote Required

Approval of the ratification of the appointment of PricewaterhouseCoopers as the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL FIVE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Plantronics' compensation program is designed to link executive compensation to the performance of Plantronics and to the individual contribution of each NEO as well as to provide incentives needed to attract, motivate and retain key executives who are important to Plantronics' long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives rewards the NEOs for achievement of performance goals which are designed to enhance long-term stockholder value as well as long-term equity incentives that align the interests of the NEOs with stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board believe that Plantronics' compensation design and practices are effective in implementing our guiding principles.

 Plantronics is required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our NEOs. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for stockholder vote at the 2011 Annual Meeting:

     RESOLVED, that the Company's stockholders approve the compensation of the Company's named executive officers as described in this Proxy Statement, including the “Compensation Discussion and Analysis” section, the compensation tables and other narrative compensation disclosures contained in this Proxy Statement.

Vote Required

The affirmative vote of a majority of the shares of Plantronics shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for approval of this proposal. However, this vote is advisory and therefore, not binding on Plantronics, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of Plantronics stockholders and, and will take the vote of the stockholders on this Proposal into account in their evaluation of the design and philosophy of Plantronics executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL SIX
ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to cast an advisory vote on how often Plantronics should include an advisory vote on executive compensation in its proxy materials for future annual stockholder meetings (or special stockholder meeting for which Plantronics must include executive compensation information in the proxy statement for that meeting). Stockholders may vote to have the advisory vote on executive compensation every year, every two years or every three years, or abstain from voting.

After careful consideration of the frequency alternatives, the Board and the Compensation Committee believe that conducting advisory vote on executive compensation on an annual basis is appropriate for Plantronics and its stockholders at this time.

Vote Required

The frequency that receives the greatest number of votes will be considered the frequency chosen by the stockholders. The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation; however, because this vote is advisory and not binding, the Board may decide that it is in the best interests of Plantronics and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF AN ADVISORY VOTE ON THE COMPENSATION OF PLANTRONICS' NEOS EVERY YEAR.

ADDITIONAL INFORMATION

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to beneficial ownership of common stock of Plantronics as of April 30, 2011 (except as noted below) as to (i) each person who is known by Plantronics to own beneficially more than 5% of the outstanding shares of common stock, (ii) each Director and each nominee for Director of Plantronics, (iii) the Chief Executive Officer, the Chief Financial Officer and each of the three other most highly compensated executive officers of Plantronics (the Chief Executive Officer, the Chief Financial Officer and such other officers collectively the “Named Executive Officers” or the “NEO”s), and (iv) all Directors and Executive Officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws. The information below is calculated in compliance with SEC rules, but does not necessarily indicate beneficial ownership for any other purpose.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class (3)
PRIMECAP Management Company (4)	4,891,150	10.2%
225 South Lake Ave., Suite 400
Pasadena, California 91101

BlackRock, Inc. (5)	3,662,023	7.6%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc. (6)	2,387,389	5.0%

Ken Kannappan	1,027,131	2.1%
Barbara Scherer	246,046	*
Don Houston	222,785	*
Philip Vanhoutte	218,286	*
Renee Niemi	102,589	*
Roger Wery	36,749	*
Marv Tseu	27,749	*
Gregg Hammann	27,749	*
Marshall Mohr	27,749	*
Brian Dexheimer	26,689	*
John Hart	24,749	*

All Directors and All Executive Officers as a Group (12 persons)	2,056,539	4.1%

* Less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner named in the table is c/o Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060.

(2)	Includes stock options held by Directors and Named Executive Officers that are exercisable within 60 days of April 30, 2011, as follows:

Director/Named Executive Officer	Stock Options
Ken Kannappan	907,749
Barbara Scherer	189,722
Don Houston	174,236
Philip Vanhoutte	183,749
Renee Niemi	67,201
Roger Wery	30,749
Marv Tseu	15,749
Gregg Hammann	21,749
Marshall Mohr	21,749
John Hart	18,749
Brian Dexheimer	10,312
All Directors and All Executive Officers as a Group (12 persons)	1,685,949

(3)
For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group calculated pursuant to Rule 13d-3 of the Securities Exchange Act and set forth in the table by the sum of the 48,103,129 shares of common stock outstanding on April 30, 2011 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of April 30, 2011 as set forth in footnote (2) above.

(4)
As of December 31, 2010, PRIMECAP Management Company (“PRIMECAP”) claimed sole dispositive power as to 4,891,150 shares and neither sole nor shared voting power over these shares, based solely upon PRIMECAP’s Schedule 13G filed on February 14, 2011. PRIMECAP has supplementally informed Plantronics that 3,701,500 of these 4,891,150 shares were held by Vanguard Chester Funds – Vanguard PRIMECAP Fund, which is managed by PRIMECAP. In Amendment No. 18 to Schedule 13G filed February 10, 2011, Vanguard Chester Funds – Vanguard PRIMECAP Fund reported that, as of December 31, 2010 it had sole voting power over 3,701,500 of these shares and neither sole nor shared dispositive power over any of these shares. The address of Vanguard Chester Funds – Vanguard PRIMECAP Fund, 100 Vanguard Blvd., Malvern, PA 19355.

(5)
As of December 31, 2010, BlackRock, Inc., claims sole dispositive power as to 3,662,023 shares and sole voting power as to 3,662,023 shares. Information provided herein is based solely upon BlackRock, Inc.’s Schedule 13G filed on February 8, 2011.

(6)
As of December 31, 2010, The Vanguard Group, Inc. claims sole dispositive power as to 2,324,675 shares, shared dispositive power as to 62,714 shares and sole voting power as to 62,714 shares. Information provided herein is based solely upon The Vanguard Group, Inc.'s Schedule 13G filed on February 10, 2011.

Stock Ownership Requirements

The Nominating and Corporate Governance Committee established stock ownership guidelines requiring all Directors and Executive Officers to own a certain amount of our Common Stock as discussed below. For purposes of this requirement, “Executive Officers” are Plantronics Section 16 Officers. As of the beginning of fiscal year 2011 and fiscal year 2010, all Directors and Executive Officers met these requirements.

Outside Directors

As of the beginning of each fiscal year, all outside Directors must hold the lesser of (i) that number of shares or the value of in-the-money vested stock options of Common Stock equal in value to $25,000; or (ii) 1,000 shares of Common Stock. The outside Directors must attain this ownership threshold by the later of (i) July 25, 2010, or (ii) four years after his or her appointment. The value of the shares of Common Stock will be calculated based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options shall be the fair market value less the exercise price. Any subsequent change in the value of the shares during such fiscal year will not affect the amount of stock that the Directors must hold during that year. The Board may modify this requirement on a case by case basis if compliance reasonably creates a hardship for any such Director.

President & Chief Executive Officer

At the beginning of each fiscal year, the President and Chief Executive Officer must hold the lesser of (i) 25,000 shares of Common Stock, or (ii) that number of shares of Common Stock calculated by dividing the annual base salary of such Officer by the market price of the Common Stock at the beginning of each fiscal year. In calculating whether the President and Chief Executive Officer meets the requisite ownership, the value of in-the-money vested stock options may be included in the calculation of ownership. The ownership threshold must be attained by the later of (i) July 25, 2010, or (ii) four years after his or her acceptance of the position. The value of the shares will be calculated at the beginning of each fiscal year and will be based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options shall be the fair market value less the exercise price. Any subsequent change in the value of the shares will not affect the amount of stock that such Officer must hold during that year. The Board may modify this requirement on a case by case basis if compliance reasonably creates a hardship for such Officer.

Executive Officers

As of the beginning of each fiscal year, all Executive Officers shall hold the lesser of (i) that number of shares of Common Stock equal in value to $50,000 or the value of in-the-money vested stock options, or (ii) 3,000 shares of Common Stock. The Executive Officers must attain this ownership threshold by the later of (i) July 25, 2010, or (ii) four years after his or her acceptance of the position. The value of the shares of Common Stock will be calculated at the beginning of each fiscal year and will be based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options shall be the fair market value less the exercise price. Any subsequent change in the value of the shares during such fiscal year will not affect the amount of stock that such Executive Officers must hold during that year. The Board may modify this requirement on a case by case if compliance reasonably creates a hardship for any such Executive Officer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Plantronics’ Compensation Philosophy and Guiding Principles

Plantronics’ executive compensation philosophy is that compensation should be competitive and vary significantly with performance of the Company. Accordingly, Plantronics’ compensation program is designed to link executive compensation to the performance of Plantronics and to the individual contribution of each named executive officer (“NEO”), as defined in Item 402(a) of Regulation S-K. The compensation program consists of base salary and variable incentives that reward NEOs for the achievement of performance goals which are designed to enhance long-term stockholder value as well as long-term equity incentives that align the interests of the NEOs with stockholders.

The guiding principles of the Plantronics’ executive compensation program are to: attract highly qualified executives to Plantronics and motivate them to perform at the highest levels; reward outstanding performance; retain executives whose skills are essential for building Plantronics’ business and creating long-term value creation; annually establish short-term targets for cash incentives that are directly tied to the overall financial performance of Plantronics as well as to individual areas of accountability; implement long-term incentives to align executive results with stockholder value creation and foster a sense of ownership in Plantronics; and provide a total compensation package that is competitive with the compensation paid to executives in similar positions at comparable companies so that Plantronics can recruit and retain NEOs to meet the foregoing principles.

Role of the Compensation Committee

The compensation policies for the NEOs are overseen by the Compensation Committee of the Board of Directors (for purposes of this Compensation Discussion and Analysis, the “Committee”). Each Committee member is a non-employee independent director with experience in managing executives and making executive compensation decisions. The Committee solicits input from the CEO when making compensation decisions for the NEOs (other than the CEO), but the Committee makes the final decision on compensation without any NEO being present.

The Committee believes that compensation must be viewed holistically and therefore evaluates compensation based upon Total Direct Compensation (“TDC”). TDC is composed of base salary, non-equity cash incentives and long-term incentives (“LTI”). LTI is typically composed of equity granted in the form of stock options and awards of restricted stock ("RSAs) or restricted stock units ("RSUs").

Role of the CEO and Senior Vice President of Human Resources

Each year, the CEO provides the Committee with his assessment of each NEO’s performance with respect to the specific performance objectives that have been established by the CEO and the Committee for that particular NEO. He also provides his assessment of how each NEO’s performance influenced the overall performance of the Company. The CEO does not provide an assessment of his own performance. Based on this assessment, together with information provided by Mercer (US) Inc. (“Mercer”), the CEO also recommends changes to the compensation package for each NEO (other than himself). In addition, the CEO and Senior Vice President of Human Resources review and submit a report on the level of achievement, or scoring, with respect to each NEO’s performance goals and related bonus payment calculations, if any, on quarterly and annual incentive metrics to the Committee. The Committee makes the final decision on the amount and payment of any bonuses.

Role of the Compensation Consultant

The Committee has retained Mercer to provide information, analyses and advice regarding executive and director compensation. Mercer reports directly to the Committee Chair. At the Committee’s direction, Mercer provided the following services for the Committee during fiscal year 2011: advice on NEO target award levels within the non-equity and LTI programs and, as needed, on Committee actions with respect to compensation of NEOs; advice on bonus plan targets; ongoing advice on the design of Company's non-equity and LTI plans, and information on executive compensation trends. Mercer may contact employees of the Company for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Committee that the officers and/or employees may also receive. All of the decisions with respect to the amount or form of executive and director compensation under the Company’s executive and director compensation programs are made by the Committee alone and reflect the assessment of the CEO and Senior Vice President of Human Resources, as discussed above, the information and advice provided by Mercer and other factors and considerations it deems relevant.

Compensation Elements

The basic components of Plantronics’ compensation program are:

Base Salaries. Base salaries are established based on the scope of each NEO’s responsibilities and benchmarked against compensation paid by similar sized companies for similar positions. Base salaries are generally targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies to remain competitive; however, the Committee does not target a specific percentile when setting compensation levels.

Short-Term Cash Incentive Bonuses ("STI"). Under its revised Executive Incentive Plan Administrative Guidelines, dated May 8, 2009, as Amended September 10, 2010 (the “EIP Guidelines”), Plantronics has established (i) quarterly bonuses to focus the participants on Company and functional goals that are determined for each quarter; and (ii) annual bonuses to encourage participants to focus on achieving company-wide financial performance goals. The target award opportunities are expressed as a percent of base salary. The quarterly award opportunities are equal to one half of the total target award opportunity and payment of these awards is subject to achieving the Product Group or Functional goals as well as the Annual Operating Income Amount (as defined in the EIP Guidelines). The quarterly bonuses are capped at 100% of target for each individual in the EIP Guidelines. The remaining one half of the award opportunity is the annual bonus and payment of these awards is subject to achieving the threshold Annual Corporate Financial Performance (as defined in the EIP Guidelines). In order for target awards to be paid these thresholds must be met. Calculations, performance evaluations and expected payouts are determined after the close of each quarter and actual payouts are made after the close of the fiscal year for which performance is being measured. Payouts under the annual portion of the EIP Guidelines may not exceed 200% of the target level for each participant. The total opportunity represented by the combined quarterly and annual portions may not exceed 150% of the target level for each participant. The Committee determines the appropriate total target award opportunities for the participants in part by examining the median of the range of short-term cash incentives and target total cash compensation for executives in similar positions with similar responsibilities at comparable companies to achieve competitive target total cash compensation levels, but uses its own judgment in determining proper levels of compensation for the NEOs.

Long-Term Equity Incentives (“LTI”). This term refers to incentives granted in the form of stock options or RSAs or RSUs that reward the NEOs for performance over periods greater than one year. These incentives align executive compensation with the interests of Plantronics’ stockholders in creating value over time. The value of long-term incentives is calculated by valuing stock options using the Black-Scholes option-pricing model, and restricted stock is valued at fair market value of our stock which is the closing stock price as reported on the NYSE on the date of grant.

Total Direct Compensation (“TDC”). This term refers to the sum of LTI and Total Cash Compensation “TCC”. “Actual TCC” is defined as actual total cash compensation and is the sum of annual base salary and short-term cash incentives awarded under the EIP. “Target TCC” is defined as target total cash compensation and is the sum of annual base salary and the target short-term cash incentives. The Committee generally targets TDC at the median of the range of TDC for executives in similar positions with similar responsibilities at comparable companies to remain reasonably competitive. When the Company performs above the target planned for the year, NEOs will generally earn greater than median pay and when performance falls below pre-established thresholds, NEOs will earn less than median. Establishing a program which enables greater than median compensation when Company performance exceeds pre-established targets established by the Committee, supports the goal of having the compensation program incentivize NEOs to increase stockholder value.

Health and Welfare Benefits. The Company also provides NEOs with employee benefits such as medical and dental insurance and a 401(k) plan that are generally available to employees of Plantronics.

Key Elements of Compensation for Fiscal 2011

Pay Element	Pay Element Description	Link to Performance	Intended Market Position	Compensation Philosophy Element Satisfied
				Market Competitive	Performance Based	Long-term Focused	Aligned with Stockholders	Equity Stake

Base Salary	Fixed salary provided to each named executive officer	Reflects market competitiveness, performance and time in role	Generally market median (1)	X	X
Short-Term Cash Incentive Bonuses
Annual and quarterly calculated incentive awards (all payable after the close of the fiscal year-end) provided for performance during fiscal 2011 based on achievement of Company financial and operating performance and product group/segment or functional goals

For fiscal 2011, the annual incentive plan for NEOs was based on achievement of annual Company non-GAAP operating income and asset utilization goals as well as quarterly financial and operating goals and functional goals specified for each NEO. Performance for Company goals was strong with achievement at 171.1% of target. Consequently, the annual bonus opportunity w at 171.1% of target (quarterly bonuses are capped at 100% of target).
			Generally market median (1)	X	X		X
Long-Term Incentives	A mix of stock options and RSAs or RSUs	Equity awards are linked to both long-term service and reward executives for long-term performance. Options only provide value as share price increases.	Generally market median (1)	X	X	X	X	X

(1)    Plantronics reviews data from published surveys and proxy statements in assessing market levels (see the section entitled "The Benchmark Study" below for additional detail).

Changing the Culture of Plantronics in Fiscal Year 2011 and Beyond

At the beginning of fiscal year 2011, with the concurrence of the Committee and the support of the full Board of Directors, Plantronics executive management team began a thoughtful transition of its broad based variable compensation program for those employees who do not participate in the EIP away from a long held practice of sharing a percent of the Company's profits with all eligible employees. Historically, a portion of the Company's quarterly profits were paid to each employee who does not participate in the EIP as a percent of the individual's base salary regardless of the individual's performance. This long held profit sharing practice served Plantronics well for many years.

The Company began a transition from profit sharing for all employees who do not participate in the EIP to a variable compensation program with the same expected value at target but with performance-based metrics that result in the actual payout varying more significantly with Company performance and with individual performance. The executive management team made this transition for those employees who do not participate in the EIP in order to effectively compete in the business environment in which Plantronics operates and will be operating as it executes its business strategy towards Unified Communications ("UC"). Plantronics' employees will be required to work faster, smarter, more creatively and with more of an entrepreneurial spirit in order to capitalize on this new and fast moving business opportunity. This change will also align all such employees' performance and motivation with that of the executives and stockholders.

Further, the variable compensation program is being transitioned from a quarterly to an annual payout for those employees who do not participate in the EIP for two additional reasons. First, many projects, for example the release of a new product, take longer than one quarter to conceptualize, design, engineer, market, manufacture then sell profitably. Second, Plantronics wants employees of all levels of the Company to receive their short-term variable compensation, if any, after the completion of the fiscal year to align with our fiscal goals. Once fully implemented, all employees' variable compensation will be more fully aligned with stockholder interests; however, abruptly changing employees' variable compensation who do not participate in the EIP to an annual incentive payment after having been paid quarterly profit-sharing payments in the past was deemed too disruptive to employees' cash flow to implement immediately. Consequently, the variable compensation payouts are being transitioned from being paid quarterly in fiscal year 2011 to semi-annually in fiscal year 2012 and ultimately to annually in fiscal year 2013. Management is hopeful that being thoughtful about these changes will minimize any potential disruption; however, it is possible that such a change could have an impact on employee morale and/or productivity.

The Committee also decided, and approved at the June 16, 2011 Committee meeting, that the EIP for fiscal year 2012 will change such that each EIP participant's bonus will be based on the results of the fiscal year in total. Funding of the awards will continue to be based on how the Company performed in comparison to the Committee approved financial metrics, which for fiscal year 2012 are Non-GAAP Operating Income from Continuing Operations and Asset Utilization. However, the actual payment each participant receives will be based on his or her target incentive and how each participant performs during the year. No participant will receive more than the lesser of either the corporate pool funding percentage or 150%, each being measured relative to his/her target award. The CEO will be treated in accord with all other EIP participants with regard to the determination of his actual payment under the EIP. The Committee will certify that the Company metrics in the EIP have been achieved before any EIP payments are paid to any participant, including the CEO.

The Benchmark Study

In fiscal year 2011, Mercer, in collaboration with the Committee, used the following surveys to gather objective external compensation data. The Committee has agreed upon the following three (3) sets of data sources to benchmark pay for the top five executives: Radford Executive Compensation Survey, Mercer's US Global Premium Executive Remuneration Report and Mercer's Global Disclosure Database.

Radford Executive Compensation Survey includes more than 100 companies, primarily in the high-tech industry, with $500 million to $1.0 billion in annual revenue. A listing of these firms is set forth at Appendix D-1 to this Proxy Statement.

Mercer’s US Global Premium Executive Remuneration Report includes more than 600 companies in various industries with annual revenue between $300 million to $1.2 billion and provides compensation data for executives from companies in all industries, not just high technology firms. This annual revenue range is consistent with Mercer's philosophy at looking at trailing twelve-month annual revenue for companies with annual revenues one half to two times Plantronics' trailing twelve-month revenue. A listing of these firms is set forth at Appendix D-2 to this Proxy Statement.

Mercer’s Global Disclosure Database contains data from recent proxy statement disclosures for over 40 companies in the Technology Hardware and Equipment, Application Software, and Systems Software industries with annual revenue between $300 million and $1.2 billion. Proxy statement data was also considered for over 15 firms in the Technology Hardware and Equipment industry with annual revenue between $300 million and $1.2 billion. A listing of these firms is set forth at Appendix D-3 to this Proxy Statement.

In addition, given the Company's present and future business strategy towards UC, Mercer also reviewed data for a broader industry scope in their Global Disclosure Database that included software companies. We believe that success in UC will require us to add new functionality to our products, some of which will be done through software. This will entail hiring additional software engineers to develop software programs that will be used to facilitate the adoption of our products by our customers and to further differentiate our products from our competitors. Also, assuming future revenue growth, Mercer provided data to the Committee that includes companies with a range of $500 million to $1.5 billion in trailing twelve-month revenue.

Mercer noted to the Committee near the beginning of fiscal year 2011 that stock market volatility over the previous two years had made it a challenge to manage compensation for most companies. Delivering rewards that have been reflective of the intended pay philosophy as well as in line with performance has been more difficult than ever. Mercer further commented to the Committee that our executive base salaries and short term incentive opportunities continued to fall within the target median range with deviation on an individual basis. However, TDC (including long term incentives) exceeded the market medians primarily for two reasons. First, the timing of Plantronics' equity grants (October 2009 and May 2010) reflected a higher Plantronics stock price compared to many of the companies in the market data whose grants may have still reflected pre-recovery valuations. Second, Plantronics share price increase far outpaced the market; the increase in the Plantronics' stock price put it in the top 25% of all companies in Mercers' Global Disclosure Database, which consequently, resulted in high valuation of equity grants.

Base Salary

In determining changes to salary levels, the Committee carefully considered the following:

•	Each executive's current salary position relative to the market median based on Mercer's study;

•	Plantronics' improving business performance and its company-wide merit increase budget of 3.5% of payroll;

•	CEO input on individual performance and recommendations for change; and

•	The Committee's own observations on the performance and contribution of each named executive officer.

Salary increases for the NEOs other than the CEO range from 0% to 9% of current base salary. The result of the 2011 salary decisions is that each of the NEOs is aligned more closely with the Company's philosophy of positioning fixed compensation with the market median. In aggregate, salary levels for the NEOs other than the CEO approximate the market median (i.e., are within 5% of median).

Short-Term Cash Incentive Bonuses

The EIP for fiscal 2011 had two components: a quarterly and an annual bonus opportunity. The quarterly bonuses are intended to focus the participants on product group or functional goals, and the annual bonus is intended to focus the participants on company-wide objectives. The quarterly award opportunities are equal to one half of the total target award opportunity and are tied to achieving certain Company financial metrics as well as to individual accountabilities. The remaining one half of the total target award opportunity is the annual bonus and it is tied to achieving the Annual Corporate Financial Performance targets. Within the annual portion of the EIP, 75% of the target is based on achieving the Non-GAAP Operating Income target and 25% is based on achieving the Asset Utilization target.

Each NEOs quarterly award could vary from 0% to 100% of his or her quarterly target. The annual bonus could range from 0% to 200% of his or her annual target. For example, the CEO’s quarterly target was 45% of his base salary and his annual target was 45% of his base salary. His quarterly bonus payouts could vary from 0% to 45% of his base salary while his annual bonus payout could vary from 0% to 90% of his base salary; therefore, his short-term cash incentive compensation earned over the course of a fiscal year can vary from 0% to 135% of his base salary.

 Quarterly Bonus Measures, Targets, Performance and Payouts

Under the provisions of the EIP, the Committee determined that NEOs should have 60-80% of their quarterly target bonus opportunity based on non-GAAP operating income, inventory turns, and market share on a consolidated, geographic region or product group, depending on the NEO. An additional 20-40% of the quarterly bonus opportunity was based on functional goals that varied by the NEO’s area of responsibility. Under the provisions of the EIP, the functional goals are scored quarterly but are not earned unless the threshold Annual Operating Income Amount is achieved.

Plantronics believes that market share is a performance motivator because it is an indicator of relative strength, and increases in market share can make a meaningful difference to the performance of that part of our business. The tables below illustrate the specific target for each NEO if the financial objective is measured at the consolidated level. If the financial objective is measured at a level below the consolidated level (such as geographic, region or business unit) and is not publicly disclosed information, the target itself is not set forth below, but the relative percent achievement is.

When setting the incentive plan targets for fiscal 2011 goals, we took into account a range of factors including historical performance, the business plan for the 2011 fiscal year and the external market. Overall, between this approach on the annual portion of the EIP which would apply to Mr. Kannappan and all of his direct reports, and the quarterly portion of the EIP, the structure is designed to achieve a payout at target on average over time. For example, over a ten year horizon following this approach, we would expect half the years to fall below target, half above and for the average to approximate target or a 100% level of payout on STI.

Ken Kannappan

Ken Kannappan’s fiscal 2011 quarterly bonus plan and performance was as follows:

	Basis Under Which Performance Metric is Based On (if applicable)
			Quarter Ended
Performance Metric		Weight	June 30, 2010		September 30, 2010	December 31, 2010	March 31, 2011
Non-GAAP Operating Income	Consolidated
Target, in thousands			$27,435		$31,246	$41,690	$34,297
Actual, in thousands			$40,005		$38,333	$40,585	$39,888
Percentage of Target Achieved			125%	(1)	122.7%	97.3%	116.3%
Bonus Percentage Eligible to be Achieved		65.0%	81.3%		79.7%	63.3%	75.6%
Inventory Turns (4)	Consolidated
Target			4.2		4.4	5.1	4.9
Actual			4.2		4.1	5.4	5.5
Percentage of Target Achieved			100.0%		93.2%	105.9%	112.2%
Bonus Percentage Eligible to be Achieved		12.5%	12.5%		11.6%	13.2%	14.0%
On Time Delivery	Consolidated
Target (2)			—		—	—	—
Actual (2)			—		—	—	—
Percentage of Target Achieved			102.0%		107.7%	100.8%	98.8%
Bonus Percentage Eligible to be Achieved		12.5%	12.7%		13.5%	12.6%	12.3%
Market Share (5)	OCC
Target (2)			—		—	—	—
Actual (2)			—		—	—	—
Percentage of Target Achieved			101.1%		103.8%	104.2%	103.4%
Bonus Percentage Eligible to be Achieved		10.0%	10.1%		10.4%	10.4%	10.3%
Total Target Bonus			$70,538		$70,538	$75,938	$75,938
Total Percentage of Bonus Eligible to be Achieved			116.6%		115.2%	99.5%	112.3%
Total Percentage of Bonus Payout (3)			100.0%		100.0%	99.5%	100.0%
Total Bonus Payout (6)			$70,538		$70,538	$75,579	$75,938

(1)	Non-GAAP Operating Income score capped at 125%.

(2)	Amounts have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

(3)	Maximum payout per fiscal quarter is 100%.

(4)
Inventory Turns is defined as (consolidated quarterly cost of revenues multiplied by 4) divided by (consolidated net ending inventory balance for such quarter). The cost of revenues is measured on a GAAP basis.

(5)
Market share is defined as Plantronics revenue from Office and Contact Center (“OCC”) products divided by the sum of such revenue plus OCC revenue as reported from a leading competitor. We use this measure as no other public data on the OCC revenue of other competitors is readily available to our knowledge.

(6)	Under the provisions of the EIP, the goals are scored quarterly but are not earned unless the threshold Annual Operating Income Amount is achieved.

Mr. Kannappan’s quarterly objectives were focused on Company-wide objectives. Mr. Kannappan’s market share objective was measured on two-way OCC market share derived from the financial reports of a leading competitor and Plantronics.

During the five year period from fiscal year 2007 to fiscal year 2011, the range of achievement against objectives resulted in payouts under the short term cash incentive plan of 28% to 144% with an average over that period of 94%. In three of the five years, the payout was greater than 100%. Actual payout on STI vs. target for Mr. Kannappan in fiscal year 2011 was 136%. These overall results are consistent with the design of the EIP.

Barbara Scherer

Barbara Scherer’s fiscal 2011 quarterly bonus plan and performance was as follows:

	Basis Under Which Performance Metric is Based On (if applicable)
			Quarter Ended
Performance Metric		Weight	June 30, 2010		September 30, 2010	December 31, 2010	March 31, 2011
Non-GAAP Operating Income	Consolidated
Target, in thousands			$27,435		$31,246	$41,690	$34,297
Actual, in thousands			$40,005		$38,333	$40,585	$39,888
Percentage of Target Achieved			125.0%	(1)	122.7%	97.3%	116.3%
Bonus Percentage Eligible to be Achieved		35.0%	43.8%		42.9%	34.1%	40.7%
Inventory Turns (4)	Consolidated
Target			4.2		4.4	5.1	4.9
Actual			4.2		4.1	5.4	5.5
Percentage of Target Achieved			100.0%		93.2%	105.9%	112.2%
Bonus Percentage Eligible to be Achieved		12.5%	12.5%		11.6%	13.2%	14.0%
On Time Delivery	Consolidated
Target (2)			—		—	—	—
Actual (2)			—		—	—	—
Percentage of Target Achieved			102.0%		107.7%	100.8%	98.8%
Bonus Percentage Eligible to be Achieved		12.5%	12.7%		13.5%	12.6%	12.3%
Market Share (5)	OCC
Target (2)			—		—	—	—
Actual (2)			—		—	—	—
Percentage of Target Achieved			101.1%		103.8%	104.2%	103.4%
Bonus Percentage Eligible to be Achieved		10.0%	10.1%		10.4%	10.4%	10.3%
Functional
Percentage of Target Achieved			66.7%		66.7%	95.8%	66.7%
Bonus Percentage Eligible to be Achieved		30.0%	20.0%		20.0%	28.8%	20.0%
Total Target Bonus			$30,469		$30,469	$30,469	$30,469
Total Percentage of Bonus Eligible to be Achieved			99.1%		98.4%	99.1%	97.4%
Total Percentage of Bonus Payout (3)			50.0%		50.0%	50.0%	50.0%
Total Bonus Payout (6)			$15,234		$15,234	$15,234	$15,234

(1)	Non-GAAP Operating income score capped at 125%.

(2)	Amounts have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

(3)	Maximum payout per fiscal quarter is 100%.

(4)
Inventory Turns is defined as (consolidated quarterly cost of revenues multiplied by 4) divided by (consolidated net ending inventory balance for such quarter). The cost of revenues is measured on a GAAP basis.

(5)
Market share is defined as Plantronics revenue from OCC products divided by the sum of such revenue plus OCC revenue as reported from a leading competitor. We use this measure as no other public data on the OCC revenue of other competitors is readily available to our knowledge.

(6)
Under the provisions of the EIP, the goals are scored quarterly but are not earned unless the threshold Annual Operating Income Amount is achieved. The Committee retains discretion to adjust actual awards consistent with the terms of the EIP.

Four of Ms. Scherer’s quarterly objectives (non-GAAP operating income, inventory turns, on time delivery and market share) were Company-wide objectives and composed 70% of her quarterly objectives in terms of value. The remaining 30% was tied to her role of leading the global Finance, Legal, Internal Audit, and Information Technology functions. Examples of Ms. Scherer’s functional goals in fiscal year 2011 were to maintain and improve accounting quality, sell our facilities and land rights in China, implement UC tracking tools and simplify global approval policies while enhancing accountability for results.

 During the five year period from fiscal year 2007 to fiscal year 2011, the range of achievement against objectives resulted in payouts under the short term cash incentive plan of 33% to 144% with an average over that period of 79%. In two of the five years, the payout was greater than 100%. Actual payout on STI vs. target for Ms. Scherer in fiscal year 2011 was 50% due to only partially achieving her goals. These overall results are consistent with the design of the EIP.

Don Houston

Don Houston’s fiscal 2011 quarterly bonus plan and performance was as follows:

	Basis Under Which Performance Metric is Based On (if applicable)
			Quarter Ended
Performance Metric		Weight	June 30, 2010		September 30, 2010	December 31, 2010	March 31, 2011
Non-GAAP Operating Income	North America/
Target (2)	Latin America/		—		—	—	—
Actual (2)	Asia Pacific		—		—	—	—
Percentage of Target Achieved	Regions		125.0%	(1)	117.2%	94.8%	118.1%
Bonus Percentage Eligible to be Achieved		35.0%	43.8%		41.0%	33.2%	41.3%
Inventory Turns (4)	Consolidated
Target			4.2		4.4	5.1	4.9
Actual			4.2		4.1	5.4	5.5
Percentage of Target Achieved			100.0%		93.2%	105.9%	112.2%
Bonus Percentage Eligible to be Achieved		12.5%	12.5%		11.6%	13.2%	14.0%
On Time Delivery	Consolidated
Target (2)			—		—	—	—
Actual (2)			—		—	—	—
Percentage of Target Achieved			102.0%		107.7%	100.8%	98.8%
Bonus Percentage Eligible to be Achieved		12.5%	12.7%		13.5%	12.6%	12.3%
Market Share (5)	OCC
Target (2)			—		—	—	—
Actual (2)			—		—	—	—
Percentage of Target Achieved			101.1%		103.8%	104.2%	103.4%
Bonus Percentage Eligible to be Achieved		10.0%	10.1%		10.4%	10.4%	10.3%
Functional
Percentage of Target Achieved			73.0%		95.1%	93.1%	73.3%
Bonus Percentage Eligible to be Achieved		30.0%	21.9%		28.5%	27.9%	22.0%
Total Target Bonus			$27,625		$27,625	$28,763	$28,763
Total Percentage of Bonus Eligible to be Achieved			101.0%		105.0%	97.4%	100.1%
Total Percentage of Bonus Payout (3)			100.0%		100.0%	97.4%	100.0%
Total Bonus Payout (6)			$27,625		$27,625	$28,006	$28,763

(1)	Non-GAAP operating income score capped at 125%.

(2)	Amounts have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

(3)	Maximum payout per fiscal quarter is 100%.

(4)
Inventory Turns is defined as (consolidated quarterly cost of revenues multiplied by 4) divided by (consolidated net ending inventory balance for such quarter). The cost of revenues is measured on a GAAP basis.

(5)
Market share is defined as Plantronics revenue from OCC products divided by the sum of such revenue plus OCC revenue as reported from a leading competitor. We use this measure as no other public data on the OCC revenue of other competitors is readily available to our knowledge.

(6)	Under the provisions of the EIP, the goals are scored quarterly but are not earned unless the threshold Annual Operating Income Amount is achieved.

Mr. Houston manages the North America, Latin America and Asia-Pacific sales regions. Accordingly 35% of his quarterly incentives were tied to non-GAAP operating income for these geographic regions. In addition, 35% of his quarterly objectives were tied to the Company-wide objectives for inventory turns, on time delivery and OCC market share.

The remaining 30% of his quarterly incentive was tied to his sales function responsibilities. Examples of Mr. Houston’s functional goals in fiscal year 2011 were to meet certain targets including achieving revenue targets from our UC products, forecasting our UC revenue within +/- 20% accuracy, and developing strategic partnerships in UC.

During the five year period from fiscal year 2007 to fiscal year 2011, the range of achievement against objectives resulted in payouts under the short term cash incentive plan of 33% to 144% with an average over that period of 96%. In three of the five years, the payout was greater than 100%. Actual payout on STI vs. target for Mr. Houston in fiscal year 2011 was 135%. These overall results are consistent with the design of the EIP.

Philip Vanhoutte

Philip Vanhoutte’s fiscal 2011 quarterly bonus plan and performance was as follows:

	Basis Under Which Performance Metric is Based On (if applicable)
			Quarter Ended
Performance Metric		Weight	June 30, 2010		September 30, 2010	December 31, 2010	March 31, 2011
Non-GAAP Operating Income	EMEA Region
Target (2)			—		—	—	—
Actual (2)			—		—	—	—
Percentage of Target Achieved			125.0%	(1)	151.6%	115.1%	130.9%
Bonus Percentage Eligible to be Achieved		35.0%	43.8%		53.0%	40.3%	45.8%
Inventory Turns (4)	Consolidated
Target			4.2		4.4	5.1	4.9
Actual			4.2		4.1	5.4	5.5
Percentage of Target Achieved			100.0%		93.2%	105.9%	112.2%
Bonus Percentage Eligible to be Achieved		12.5%	12.5%		11.6%	13.2%	14.0%
On Time Delivery	Consolidated
Target (2)			—		—	—	—
Actual (2)			—		—	—	—
Percentage of Target Achieved			102.0%		107.7%	100.8%	98.8%
Bonus Percentage Eligible to be Achieved		12.5%	12.7%		13.5%	12.6%	12.3%
Market Share (6)	OCC
Target (2)			—		—	—	—
Actual (2)			—		—	—	—
Percentage of Target Achieved			101.1%		103.8%	104.2%	103.4%
Bonus Percentage Eligible to be Achieved		10.0%	10.1%		10.4%	10.4%	10.3%
Functional
Percentage of Target Achieved			89.7%		95.1%	93.1%	73.3%
Bonus Percentage Eligible to be Achieved		30.0%	26.9%		28.5%	27.9%	22.0%
Total Target Bonus			$19,190		$19,190	$19,861	$19,861
Total Percentage of Bonus Eligible to be Achieved			106.0%		117.0%	104.4%	104.5%
Total Percentage of Bonus Payout (3)			100.0%		100.0%	100.0%	100.0%
Total Bonus Payout (5) (7)			$19,190		$19,190	$19,861	$19,861

(1)	Non-GAAP operating income score capped at 125%

(2)	Amounts have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

(3)	Maximum payout per fiscal quarter is 100%.

(4)
Inventory Turns is defined as (consolidated quarterly cost of revenues multiplied by 4) divided by (consolidated net ending inventory balance for such quarter). The cost of revenues is measured on a GAAP basis.

(5)
Mr. Vanhoutte’s cash compensation is paid in Great Britain Pounds (GBP), but is reported here in U.S. Dollars (USD). Amounts paid in GBP were converted to USD using the exchange rate in effect at the time of each payment to Mr. Vanhoutte.

(6)
Market share is defined as Plantronics revenue from OCC products divided by the sum of such revenue plus OCC revenue as reported from a leading competitor. We use this measure as no other public data on the OCC revenue of other competitors is readily available to our knowledge.

(7)	Under the provisions of the EIP, the goals are scored quarterly but are not earned unless the threshold Annual Operating Income Amount is achieved.

Mr. Vanhoutte manages the Europe, Middle East and Africa (“EMEA”) geographic region. Accordingly, 35% of his quarterly incentives were tied to non-GAAP operating income for this geographic region. In addition, 35% of his quarterly objectives were tied to the Company-wide objectives for inventory turns, on time delivery and OCC market share.

The remaining 30% of his quarterly incentive was tied to his functional responsibilities in EMEA. Examples of Mr. Vanhoutte’s functional goals in fiscal year 2011 were to meet certain targets including achieving revenue targets from our UC products, forecasting our UC revenue within +/- 20% accuracy, and developing strategic partnerships in UC.

During the five year period from fiscal year 2007 to fiscal year 2011, the range of achievement against objectives resulted in payouts under the short term cash incentive plan of 22% to 148% with an average over that period of 100%. In three of the five years, the payout was greater than 100%. Actual payout on STI vs. target for Mr. Vanhoutte in fiscal year 2011 was 148%. These overall results are consistent with the design of the EIP.

Renee Niemi

Renee Niemi’s fiscal 2011 quarterly bonus plan and performance was as follows:

	Basis Under Which Performance Metric is Based On (if applicable)
			Quarter Ended
Performance Metric		Weight	June 30, 2010		September 30, 2010	December 31, 2010	March 31, 2011
Non-GAAP Operating Income	Consolidated
Target, in thousands			$27,435		$31,246	$41,690	$34,297
Actual, in thousands			$40,005		$38,333	$40,585	$39,888
Percentage of Target Achieved			125.0%	(1)	122.7%	97.3%	116.3%
Bonus Percentage Eligible to be Achieved		35.0%	43.8%		42.9%	34.1%	40.7%
Inventory Turns (4)	Consolidated
Target (2)			4.2		4.4	5.1	4.9
Actual (2)			4.2		4.1	5.4	5.5
Percentage of Target Achieved			100.0%		93.2%	105.9%	112.2%
Bonus Percentage Eligible to be Achieved		12.5%	12.5%		11.6%	13.2%	14.0%
On Time Delivery	Consolidated
Target (2)			—		—	—	—
Actual (2)			—		—	—	—
Percentage of Target Achieved			102.0%		107.7%	100.8%	98.8%
Bonus Percentage Eligible to be Achieved		12.5%	12.7%		13.5%	12.6%	12.3%
Market Share (5)	OCC
Target (2)			—		—	—	—
Actual (2)			—		—	—	—
Percentage of Target Achieved			101.1%		103.8%	104.2%	103.4%
Bonus Percentage Eligible to be Achieved		10.0%	10.1%		10.4%	10.4%	10.3%
Functional
Percentage of Target Achieved			87.2%		88.1%	88.5%	87.9%
Bonus Percentage Eligible to be Achieved		30.0%	26.2%		26.4%	26.6%	26.4%
Total Target Bonus			$22,344		$22,344	$24,375	$24,375
Total Percentage of Bonus Eligible to be Achieved			105.3%		104.8%	96.9%	103.8%
Total Percentage of Bonus Payout (3)			100.0%		100.0%	96.9%	100.0%
Total Bonus Payout (6)			$22,344		$22,344	$23,613	$24,375

(1)	Non-GAAP Operating Income score capped at 125%.

(2)	Amounts have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

(3)	Maximum payout per fiscal quarter is 100%.

(4)
Inventory Turns is defined as (consolidated quarterly cost of revenues multiplied by 4) divided by (consolidated net ending inventory balance for such quarter). The cost of revenues is measured on a GAAP basis.

(5)
Market share is defined as Plantronics revenue from OCC products divided by the sum of such revenue plus OCC revenue as reported from a leading competitor. We use this measure as no other public data on the OCC revenue of other competitors is readily available to our knowledge.

(6)	Under the provisions of the EIP, the goals are scored quarterly but are not earned unless the threshold Annual Operating Income Amount is achieved.

Ms. Niemi manages Communication Solutions for Plantronics. Four of Ms. Niemi's quarterly objectives (non-GAAP operating income, inventory turns, on time delivery and market share) were Company-wide objectives and composed 70% of her quarterly objectives in terms of value. The remaining 30% of her quarterly incentive was tied to her functional responsibilities. Examples of her functional goals in fiscal year 2011 were to improve portfolio planning, attain a level of achievement of metrics for new product development and achieve certain revenue amounts from our UC products.

Ms. Niemi began participating in the EIP in fiscal 2008 and became a Named Executive Officer in fiscal 2010 as a result of her promotion to Senior Vice President, Communication Solutions in October 2009. During the four year period from fiscal year 2008 to fiscal year 2011, the range of achievement against objectives resulted in payouts under the short term cash incentive plan of 32% to 144% with an average over that period of 107%. In three of the four years, the payout was greater than 100%. Actual payout on STI vs. target for Ms. Niemi in fiscal year 2011 was 121%. These overall results are consistent with the design of the EIP.

Annual Award Opportunity

The annual award opportunity of the EIP rewards NEOs for meeting or exceeding the Annual Corporate Financial Performance Objective. This is comprised of the following two financial goals: Non-GAAP Operating Income and Asset Utilization. Non-GAAP Operating Income is operating income that excludes certain non-recurring and non-cash expenses such as stock-based compensation charges, purchase accounting amortization, impairment of goodwill and long-lived assets and restructuring and other related charges. Asset Utilization is defined as: fiscal year revenues divided by (average inventory + average accounts receivable – average accounts payable + average net property, plant and equipment) for the most recent five fiscal quarters.

The Non-GAAP Operating Income portion of this annual incentive is designed to reward growth in operating income, which should be a significant driver of stockholder value, and consequently accounts for 75% of this incentive. The Asset Utilization portion of this annual incentive addresses how efficiently the management team uses Plantronics' assets and accounts for the remaining 25%. The maximum a NEO can earn is 200% of his or her annual incentive target.

The table below shows the weighting and minimum, target and maximum objectives under the EIP for fiscal year 2011:

Fiscal Year 2011 EIP Metrics	Weight	Minimum Award Multiplier 0.5x	Target Award Multiplier 1.0x	Maximum Award Multiplier 2.0x
Non-GAAP Operating Income	75%	$110M	$135M	$160M
Asset Utilization	25%	3.0	3.3	3.5
	100%

The Committee established and approved the Award Multiplier targets set forth in the table above with the Target 1.0x column for fiscal year 2011 as the goal for 100% payout for the annual incentive. The Committee also set the Annual Corporate Financial Performance Objective which is the minimum threshold below which no annual incentive would be paid. This threshold for fiscal year 2011 was $110 million for Non-GAAP Operating Income and a ratio of 3.0 for Asset Utilization. Concurrently, the Committee established a maximum payout of 200% if the annual target of $160 million of Non-GAAP Operating Income and a ratio of 3.5 of Asset Utilization is achieved. The maximum Non-GAAP Operating Income objective was initially proposed by the executive management team to be $150 million; however, the Committee increased it to $160 million to make the maximum more difficult to achieve.

The table below shows actual results with respect to the Annual Corporate Financial Performance Objective for fiscal year 2011:

Award Multiplier	Fiscal Year 2011 Results	Score	Weight	Total Percentage of Bonus Earned
Non-GAAP Operating Income	$158.8M	195.4%	75%	146.6%
Asset Utilization	3.29	98.3%	25%	24.6%
				171.1%

The Committee maintains the right to require any participant in the EIP to repay the Company any amounts earned under the EIP if there is a material financial restatement of results for prior years; however, it is not the policy to automatically require repayments in such cases except for select Officers as may be required under various laws and regulations. However, the Committee will evaluate the facts and circumstances of each case and may require repayment from select individuals who received undue earnings based on a material financial restatement as a result of material or negligent misrepresentation of financial results.

The Company's right to recoupment will expire unless demand is made within three years following payment of the amounts earned hereunder, and does not apply to stock options, restricted stock or other securities that do not have performance-vesting criteria. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Target Versus Actual Total Cash Compensation Earned in Fiscal Year 2011

The following table lists the total cash compensation each NEO earned during fiscal year 2011 in comparison to target total cash compensation.

		Target Incentive Compensation			Actual Incentive Compensation
Name and Position	Base Salary	Total Quarterly Bonuses	Annual Bonus	Target TCC	Q1	Q2	Q3	Q4	Annual Bonus	Actual TCC	Actual TCC as a Percentage of Target TCC
Ken Kannappan	$651,923	$292,952	$292,952	$1,237,827	$70,538	$70,538	$75,579	$75,938	$501,237	$1,445,753	116.8%
Director, President and CEO
Barbara Scherer	$375,000	$121,876	$121,876	$618,752	$15,234	$15,234	$15,234	$15,234	$60,937	$496,871	80.3%
Senior Vice President, Finance & Administration and CFO
Don Houston	$347,269	$112,776	$112,776	$572,821	$27,625	$27,625	$28,006	$28,763	$192,958	$652,246	113.9%
Senior Vice President, Sales
Philip Vanhoutte (1)	$297,042	$78,102	$78,102	$453,246	$19,190	$19,190	$19,861	$19,861	$133,632	$508,776	112.3%
Managing Director, EMEA
Renee Niemi	$287,981	$93,438	$93,438	$474,857	$22,344	$22,344	$23,613	$24,375	$159,872	$540,529	113.8%
Senior Vice President, Communication Solutions

(1)
Mr. Vanhoutte’s cash compensation is paid in Great Britain Pounds (GBP), but is reported here in U.S. Dollars (USD). Amounts paid in GBP were converted to USD using the exchange rate in effect at the time of each payment to Mr. Vanhoutte.

Long Term Equity Incentives - General

The Company offers long-term equity incentives to its NEOs through its 2003 Stock Plan. The Committee approves and authorizes grants of stock options and restricted stock to the NEOs after consideration of the equity that is granted to executives in similar jobs at comparable companies based on the bi-annual surveys discussed in “The Benchmark Study” above, the individual’s scope of responsibilities, past performance, the input from the CEO and the potential to influence the long-term growth and profitability of Plantronics. The Committee gives no particular weight to any factor. A subjective determination is made after considering the foregoing factors in the aggregate.

Stock options granted to NEOs generally vest annually over three years from the date of grant and have a seven-year term. Restricted stock generally vests pro rata on a quarterly basis over a four-year period from the date of the grant, for grants of 10,000 or more shares. For grants under 10,000 shares, the vesting occurs pro rata on an annual basis over a four-year period from the date of the grant. A four year vesting schedule for restricted stock met the Company’s goals of retention of important employees and an opportunity to realize the gains for owning the stock.

Stock Options and Restricted Stock Grants

The Committee approved equity awards to the NEOs in the amounts described below on two occasions in fiscal year 2011. The first grant was approved and occurred on May 7, 2010.

On May 7, 2010, the Committee approved a second grant of stock options as part of the fiscal year 2010 targeted equity grants.

On November 5, 2010, as part of its regular, semi-annual review of LTI for the NEOs, the Committee met and decided to make a grant of options and RSAs as part of the fiscal year 2011 targeted equity grants. Subsequent to fiscal year 2011, on May 6, 2011, the Committee also approved and made grants to the NEOs as the second part of their targeted fiscal year 2011 equity grants.

The Committee intends to continue to make grants on a semi-annual basis in the future, probably in the spring and fall, to mitigate any potential undue benefit or penalty to the NEOs because of the inherent volatility of the stock’s reaction to external factors in the economy. The Committee believes that this semi-annual approach to granting stock options is similar in concept to “dollar cost averaging” in investing. The Committee also is aligning nearly all rewards to be given to executives so that they are determined and paid near the beginning of the next fiscal year so that all will be based on each executives' performance for the recently completed fiscal year.

Grants are made shortly after financial results are announced, typically three days after the earnings release. The Committee believes this follows best practices in granting equity because most financial news has been announced and the markets have adjusted to this news. The Committee believes this practice further supports long-term growth in the value of Plantronics stock.

As noted above, each year the CEO provides the Committee with his assessment of each NEO’s performance with respect to the specific performance objectives that have been established for that particular executive. He also provides his assessment of how each NEO’s performance influenced the overall performance of the Company. The CEO does not provide an assessment of his own performance. Based on this assessment, together with information provided by Mercer relating to the general trends in the technology sector, he recommends the level of equity grants for each NEO (other than himself).

The CEO considered the following information to develop his recommendations for equity grants to the NEOs and the Committee considered the same information when deciding whether to accept the CEO’s recommendations:

•
The grant history of the NEOs and the current and potential value of each of their vested and unvested holdings. The NEO’s past performance, future contribution potential and other compensation elements the executive received;

•	The total grant pool and the portion going to the NEOs as a percent of the total;

•	Mercer’s review of general market trends in long-term incentive grant practices;

•	The high general economic volatility of the last year;

•
The fact that the Company’s executives had performed exceptionally well during the economic downturn by reacting quickly and smoothly to navigate to improved profitability. They did this while maintaining or increasing market share and addressing the initial stages of the UC strategy;

•	The historical grant levels and historical market data regarding equity awards for comparable jobs in similar companies;

•	The anticipated value of the stock options; and

•
An appropriate split of the total LTI award into stock options and restricted stock. The actual split for each executive was based on the CEO’s assessment and recommendation. In each case, factors considered included the benefit that would be received from stock options only if the stock price were to increase versus the fact that a benefit would be received from restricted stock whether the stock price increased or not.

Based upon all of the above-referenced factors, Mr. Kannappan determined that grants should be made that would achieve a median LTI with appropriate variation based upon individual NEO performance. Accordingly, he recommended that the grants set forth below be made by the Committee. Mr. Kannappan reviewed his recommendations with Mercer, the Committee’s compensation consultant, and agreed to a mix equal to approximately 60% of the equity value in stock options and 40% of the equity value in restricted stock. This mix was generally consistent with Plantronics’ historic practice, and Mercer advised that it was consistent with market practice.

With regard to evaluating Mr. Kannappan’s recommendations, the Committee gave no particular weight to any factor and made a subjective determination after considering all of the relevant factors in the aggregate. For a discussion of Mr. Kannappan’s equity grants, see “Mr. Kannappan’s Long Term Incentive Equity Grants” below. Based on all of the above, the Committee accepted Mr. Kannappan’s recommendations and granted the following awards over a 12 month period in fiscal year 2011:

Name	Stock Options	Restricted Stock Awards
Barbara Scherer	32,500	6,000
Don Houston	35,000	8,000
Philip Vanhoutte	11,000	3,000
Renee Niemi	35,000	8,000

Pay Mix for Fiscal Year 2011

A considerable portion of each NEO’s TDC is variable as opposed to fixed. In fiscal year 2011, 20% of the CEO’s target TDC consisted of base salary, 18% consisted of non-equity incentives (cash bonuses) and the remaining 62% consisted of long-term incentive equity grants. In fiscal year 2011, 29% of the CFO’s target TDC consisted of base salary, 19% consisted of non-equity incentives (cash bonuses) and 52% consisted of long-term incentive equity grants. The other NEOs had a similar target TDC structure, with a significant portion of their TDC consisting of variable compensation (non-equity and equity incentives).

Perquisites

In addition to the standard employee benefits package provided to all employees of the Company, each NEO receives the following perquisites: car allowance, medical reimbursement insurance, legal and tax preparation fee reimbursement and four weeks of paid vacation. Mr. Kannappan also has a life insurance policy for which the Company pays an annual premium of $11,014.

Compensation of Chief Executive Officer

The Committee carefully considered the CEO's contribution to the organization when determining compensation adjustments for fiscal year 2011. As in the case of the other NEOs, the Committee also considered competitive market data provided by Mercer and the context of the Company's business performance and company-wide salary increase budget.

Considering the above factors, the Committee approved a salary increase to $675,000 effective September 2010. This increase positioned Mr. Kannappan's salary 10% above the market median presented by Mercer. It recognized his significant contributions to the organization and his impact on Plantronics' improved operational performance and creation of value for stockholders.

The Committee also reviewed Mr. Kannappan's annual short-term cash incentive opportunity of 90% of his base salary and determined that no change was necessary. The opportunity was aligned with market practice and positioned Mr. Kannappan's target cash compensation 10% above the median of the market.

TCC for the CEO is comprised of an annual base salary and the annual and quarterly bonus opportunities as set forth in the EIP. The annual and quarterly opportunities each make up 50% of the total EIP bonus target. See “Short-Term Cash Incentive Compensation” for a description of the EIP.

Mr. Kannappan’s Long-Term Incentive Equity Grants

In determining the CEO's long-term incentive equity grant, the Committee considered the same factors used to establish equity awards to the other NEOs. For Mr. Kannappan, the Committee targeted approximately a 70%/30% mix of stock option and restricted stock award value for fiscal year 2011. This mix was determined to be aligned with market practice. It weights stock options more heavily than in the case of the other NEOs to reflect the desire for the CEO's compensation to be more leveraged and more at risk than other NEOs. The number of stock options and restricted stock awards were determined by the amount needed to approximate the median of the market for LTI and TDC.

Based on analysis for his performance in fiscal year 2010, the Committee approved a grant of 50,000 stock options to Mr. Kannappan on May 7, 2010; this grant was targeted as part of his equity incentives for fiscal 2010 in the October 2009 Committee meeting.

The Committee approved a grant to Mr. Kannappan of 17,500 shares of restricted stock and 50,000 stock options on November 5, 2010 and directionally targeted another grant of 50,000 stock options to occur in May 2011. This decision was based upon the finding of the Board of Directors that Mr. Kannappan’s performance had been commendable (for the reasons discussed above), the equity grants that had been made to Mr. Kannappan during the prior year, a review of Mr. Kannappan’s recommendations for equity grants to his direct reports and extensive discussions, input and recommendations from Mercer.

The total value of the targeted equity grants for fiscal year 2011 was estimated to be $2,098,000 when Plantronics stock was trading at $36.28. The value of the equity award equaled approximately 70% of equity value in stock options ($1,463,000) and 30% of the equity value in shares of restricted stock ($635,000). Mr. Kannappan’s award had a higher percentage of stock options than the other executives because the Committee felt it appropriate for Mr. Kannappan to have a higher degree of upside potential and downside risk in his compensation program. This is generally consistent with Plantronics’ historic philosophy and practice and aligned with market practice.

On May 6, 2011, the Committee approved the grant of 100,000 stock options, 50,000 stock options related to the second half of his total recommended grant for fiscal year 2011 and 50,000 stock options for the first half of his fiscal year 2012 stock option grant along with 20,000 restricted stock awards for his fiscal year 2012 grant. The price of Plantronics stock was $36.67 on the day of grant and the total estimated value of the equity was approximately $1,950,000.

Risk

We have designed our compensation programs to avoid excessive risk-taking. The following are some of the features of our program designed to help us appropriately manage business risk:

•
An assortment of vehicles for delivering compensation, both fixed and variable, and including cash and equity based measures with different time horizons, to focus our executives on specific objectives that help us achieve our business plan and create an alignment with long-term stockholder interests;

•	Diversification of incentive-related risk by employing a variety of performance measures;

•	A balanced weighting of the various performance measures to avoid excessive attention to achievement of one measure over another;

•	Annual equity grants, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term; and

•	Fixed maximum award levels for performance-based awards.

Tax Deductibility of Executive Compensation

Section 162 of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 per individual per year the federal income tax deductibility of compensation, other than performance-based compensation within the meaning of Section 162(m), paid to Plantronics’ Chief Executive Officer and to each of the other three most highly compensated executive officers, other than the Chief Financial Officer. The EIP and the 2003 Stock Plan permit the Committee to grant awards that qualify as performance-based compensation and the Committee structures bonuses under the EIP and awards of stock options and stock appreciation rights under the 2003 Stock Plan so that we are able to receive full tax deductibility with respect to those awards. With that said, the Committee considers one of its primary responsibilities to be structuring compensation programs that will attract, retain and reward executive talent necessary to maximize stockholder return. Accordingly, the Committee believes that the stockholders’ interests are best served in certain circumstances by providing compensation that is not performance-based (such as salary, time-vested restricted stock, perquisites and special cash incentives), which may be subject to the $1,000,000 annual limitation. To date, the $1,000,000 limitation has not materially reduced the tax deduction on compensation paid to our executives and the Committee believes that, for the near future, there is little risk that Plantronics will lose any material tax deduction for executive compensation.

Employment and Change of Control Severance Agreements for the Company’s NEOs

Certain Named Executive Officers

The Committee develops and approves change of control severance agreements (the "Change of Control Agreements") that were entered into with certain of its NEOs to mitigate the risk of not being able to retain its NEOs in the event of an acquisition of the Company. In entering into these agreements, the Committee’s primary objective was to ensure that the Company will have the continued dedication and objectivity of its NEOs, notwithstanding the possibility of a change of control of the Company, thereby aligning the interests of these NEOs with those of the stockholders.

In general, the Change of Control Agreements for Mr. Houston and Ms. Niemi provide that, if a “Change of Control” (as defined in the Change of Control Agreements) occurs, then 100% of the executive’s outstanding equity awards will vest. In addition, if the executive’s employment is terminated by the Company without “Cause” or by the executive for “Good Reason” (as those terms are defined in the Change of Control Agreements) within twenty-four (24) months after a Change of Control, the executive will be entitled to receive:

•	accrued compensation;

•	a severance payment equal to the sum of:

•	100% of the executive’s annual base salary in effect immediately prior to the executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control;

•	100% of the executive’s quarterly target incentive bonus; and

•	100% of the executive’s annual target incentive bonus.

The Change of Control Agreements also provide for the executive to receive the following severance benefits:

•	continuation of certain health benefits for the executive and his or her eligible dependents for not more than 12 months following the termination date; and

•	full vesting of the executive’s equity awards to the extent outstanding on the termination date and not otherwise vested.

The receipt of benefits under the Change of Control Agreements are subject to compliance with the terms of (i) the standard confidentiality agreement between the executive and Plantronics; (ii) an agreement not to solicit other employees to terminate their employment with Plantronics for a two year period; and (iii) a release of claims against Plantronics.

The Change of Control Agreements also contain provisions that are designed to result in the greatest amounts of benefits after taking into account taxes that may be payable under Section 4999 of the Internal Revenue Code if any of the benefits constitute “parachute payments” under 280G of the Internal Revenue Code.

The Change of Control Agreements provide that cash severance benefits will be payable following the executive’s “separation from service” with the Company within the meaning of Section 409A and that such payments may be subject to a six-month delay period if required under Section 409A.

The Change of Control Agreement for Ms. Scherer is identical to the Change of Control Agreements of the other NEOs described in this section with the exception that she will be entitled to receive a severance payment equal to the sum of (A) 200% of her annual base salary, (B) 200% of her quarterly target incentive bonus, and (C) 200% of her annual target incentive bonus. Ms. Scherer’s consideration under the Change in Control Agreement is greater than the other NEOs because a survey provided by Mercer on change of control practices indicated that Chief Financial Officers typically receive greater payments upon a change in control and the Committee agreed that this level of compensation, if the change of control payment was triggered, is appropriate for Ms. Scherer.

Mr. Kannappan’s Employment Agreement

In 1999, Mr. Kannappan entered into an employment agreement (the “Employment Agreement”) that provided, if his employment is terminated for any reason other than for "Cause" (as defined in the Employment Agreement), then Mr. Kannappan will be entitled to receive the benefits described below. In January 2009, the Company and Mr. Kannappan amended and restated the Employment Agreement (the “First Restated Employment Agreement”) to conform the agreement to the requirements of Internal Revenue Code Section 409A and to update the change of control provisions to fit current market conditions.

In November 2009, the Company and Mr. Kannappan amended the First Restated Employment Agreement (the “Second Restated Employment Agreement”). Under the Second Restated Employment Agreement, if Mr. Kannappan’s employment is terminated for any reason other than for "Cause", then subject to Mr. Kannappan signing and not revoking a release of claims against the Company, for the period of twenty-four (24) months following the Termination Date (the “Severance Payment Period”) Mr. Kannappan shall be entitled to receive: (i) continued cash compensation payments equal to seventy-five percent (75%) of the average annual cash compensation earned using the four (4) full fiscal quarters immediately preceding the Termination Date; provided, however, that during fiscal year 2011, the time period for calculating seventy-five percent (75%) of the average annual cash compensation earned shall be measured by the average of the annual (four (4) successive quarters grouped together) cash compensation earned in the eight (8) full fiscal quarters immediately preceding the Termination Date and in fiscal year 2012 and thereafter, the time for calculating seventy-five percent (75%) of the average annual cash compensation earned shall be measured by the average annual (four (4) successive quarters grouped together) cash compensation earned in the twelve (12) full fiscal quarters immediately preceding the Termination Date and (ii) the continued provision of “Company Benefits,” including “Medical Benefits” (both as defined in the Second Restated Employment Agreement).

If Mr. Kannappan voluntarily reduces his compensation as a cost reduction measure, his continued cash compensation payment shall not be calculated as outlined immediately above, but instead, the continued cash compensation payment calculation shall equal seventy-five percent (75%) of the average of the annual cash compensation earned per year in the number of full fiscal quarters as specified above as if the voluntary reduction was not implemented.

The cash compensation shall be payable in accordance with the Company’s normal payroll policies as apply to Company executives. Such payments and the provision of Company Benefits shall be discontinued and the Company shall be entitled to a refund of all compensation paid upon a breach by Mr. Kannappan of his obligations with respect to proprietary information and a covenant not to compete or solicit.

If the Company terminates Mr. Kannappan’s employment without "Cause" or if Mr. Kannappan resigns from such employment for "Good Reason", and such termination occurs on or within twenty-four (24) months after a Change of Control (both as defined in the Second Restated Employment Agreement), then Mr. Kannappan shall receive the following: (i) accrued compensation; (ii) a severance payment equal to the sum of (A) 300% of his annual base salary in effect immediately prior to the termination date or (if greater) at the level in effect immediately prior to the Change of Control; (B) 100% of his quarterly target incentive bonus; and (C) 100% of his annual target incentive bonus. If Mr. Kannappan is terminated for 'Cause", Mr. Kannappan would only receive certain benefit continuation coverage. The Second Restated Employment Agreement provides that, if Mr. Kannappan is entitled to receive both severance compensation described in the preceding three paragraphs above and the compensation described in this paragraph, he shall be entitled to receive one or the other such payment which yields him the greatest economic benefit but not both. In addition, subject to Mr. Kannappan’s continued employment with the Company through the effective date of such Change of Control, 100% of his outstanding equity awards shall vest in full.

The Second Restated Employment Agreement provides that cash severance benefits will be payable only following Mr. Kannappan’s “separation from service” with the Company within the meaning of Section 409A and that such payments may be subject to a six-month delay period if required under Section 409A.

Payments Upon Termination or Change of Control

Ken Kannappan

The following table shows the potential payments upon termination or a change of control of the Company for Ken Kannappan, the Company’s President and Chief Executive Officer as of March 31, 2011:

Executive Benefits and Payments Upon Separation	Termination for Any Reason Other Than For Cause		Termination Without Cause or for Good Reason After Change in Control		Termination for Cause

Compensation	$2,207,723	(1)	$2,632,500	(2)	$—

Benefits	$100,146	(3)	$71,841	(4)	$—

(1)
Assuming that the termination occurred during the period immediately following the end of fiscal year 2011, but before the end of the first fiscal quarter of 2012, and taking into account the fact that Mr. Kannappan earned his bonus for fiscal year 2011, Mr. Kannappan would be entitled to receive, for a period of 24 months following the Termination Date, continued cash compensation payments (in accordance with the Company’s normal payroll policies) equal to 75% of the average annual cash compensation earned during the four full quarters immediately preceding the Termination Date. The amount of such average annual cash compensation is $1,103,861, and the amount Mr. Kannappan is entitled to receive over the 24 month period is $2,207,723. For a complete description of the benefits Mr. Kannappan is entitled to receive as well as the conditions to which such payments are subject, see “Mr. Kannappan’s Employment Agreement” above.

(2)
Mr. Kannappan is entitled to receive: (i) accrued compensation; (ii) a severance payment equal to the sum of (A) 300% of his annual base salary in effect immediately prior to the termination date or (if greater) at the level in effect immediately prior to the change of control; (B) 100% of his quarterly target incentive bonus; and (C) 100% of his annual target incentive bonus.

(3)	Certain Company and medical benefits estimated at $100,146 based on fiscal year 2011 Company and medical benefit payments.

(4)	Certain employee benefits reasonably estimated at $71,841 based on fiscal year 2011 employee benefit payments.

The estimated benefit Mr. Kannappan would have received if his 155,418 unvested stock options held as of March 31, 2011 became fully vested as a result of a change of control is $1,265,950. The estimated benefit amount of unvested stock options was calculated by multiplying the number of unvested stock options held by the difference between the Company’s common stock price on April 1, 2011 of $36.60 and the exercise price of the stock option, with negative values reported as zero.

The estimated benefit Mr. Kannappan would have received if his 40,002 unvested restricted stock awards held as of March 31, 2011 became fully vested as a result of a change of control is $1,463,837. The estimated benefit amount of unvested restricted stock awards was calculated by multiplying the number of unvested restricted stock awards held by the Company’s common stock price on April 1, 2011 of $36.60, net of $0.01 consideration paid per share for awards prior to March 31, 2010.

In the event Mr. Kannappan’s employment terminates as a result of voluntary resignation then that portion of any outstanding equity awards which would vest had employment continued for the next succeeding twelve (12) months shall become fully vested as a result. The estimated benefit Mr. Kannappan would have received if his 95,416 unvested stock options held as of March 31, 2011 became fully vested as a result of his voluntary termination is $948,073. The estimated benefit Mr. Kannappan would have received if his 16,563 unvested restricted stock awards held as of March 31, 2011 became fully vested as a result of voluntary resignation is $606,084. The estimated benefits are based on the Company's common stock price on April 1, 2011 of $36.60.

In the event Mr. Kannappan’s employment terminates as a result of Involuntary Termination (other than for Cause), or due to Death or Disability, then that portion of any outstanding equity awards which would vest had employment continued for the next succeeding eighteen (18) months shall become fully vested as a result. The estimated benefit Mr. Kannappan would have received if his 123,473 unvested options held as of March 31, 2011 became fully vested as a result of Involuntary Termination (other than for Cause), or due to Death or Disability, is $1,169,491. The estimated benefit Mr. Kannappan would have received if his 23,439 unvested restricted stock awards held as of March 31, 2011 became fully vested as a result of Involuntary Termination (other than for Cause), or due to Death or Disability, is $857,699. The estimated benefits are based on the Company's common stock price on April 1, 2011 of $36.60.

In the event Mr. Kannappan is terminated for Cause, all unvested equity awards shall terminate upon his Termination Date.

Barbara Scherer

The following table shows the potential payments upon termination or a change of control of the Company for Barbara Scherer, the Company’s Senior Vice President Finance & Administration and Chief Financial Officer as of March 31, 2011:

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination Without Cause or for Good Reason After Change in Control		Termination for Cause

Compensation	$—	$1,237,500	(1)	$—

Benefits	$—	$23,947	(2)	$—

(1)
If employment is terminated by the Company without “Cause” or by Ms. Scherer for “Good Reason” within twenty-four (24) months after a Change of Control, Ms. Scherer will be entitled to receive (i) accrued compensation; (ii) a severance payment equal to the sum of (A) 200% of her annual base salary in effect immediately prior to her termination date or (if greater) at the level in effect immediately prior to the Change of Control; (B) 200% of the her quarterly target incentive bonus; and (C) 200% of her annual target incentive bonus.

(2)	Certain employee benefits reasonably estimated at $23,947 based on fiscal year 2011 employee benefit payments.

Don Houston

The following table shows the potential payments upon termination or a change of control of the Company for Don Houston, the Company’s Senior Vice President, Sales as of March 31, 2011:

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination Without Cause or for Good Reason After Change in Control		Termination for Cause

Compensation	$—	$584,100	(1)	$—

Benefits	$—	$23,947	(2)	$—

(1)
If employment is terminated by the Company without “Cause” or by Mr. Houston for “Good Reason” within twenty-four (24) months after a Change of Control, Mr. Houston will be entitled to receive (i) accrued compensation; and (ii) a severance payment equal to the sum of (A) 100% of his annual base salary in effect immediately prior to his termination date or (if greater) at the level in effect immediately prior to the Change of Control; (B) 100% of his quarterly target incentive bonus; and (C) 100% of his annual target incentive bonus.

(2)    Certain employee benefits reasonably estimated at $23,947 based on fiscal year 2011 employee benefit payments.

Philip Vanhoutte

Philip Vanhoutte, the Company’s Managing Director, EMEA, does not have a Change of Control Severance Agreement with the Company. Mr. Vanhoutte has a standard form of employment agreement for salaried employees of Plantronics Ltd. that does not discriminate in terms of scope or terms of operation in his favor compared with those of other salaried employees who work for Plantronics Ltd. in the United Kingdom.

Renee Niemi

The following table shows the potential payments upon termination or a change of control of the Company for Renee Niemi, the Company’s Senior Vice President, Communication Solutions as of March 31, 2011:

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination Without Cause or for Good Reason After Change in Control		Termination for Cause

Compensation	$—	$495,000	(1)	$—

Benefits	$—	$8,604	(2)	$—

(1)
If employment is terminated by the Company without “Cause” or by Ms. Niemi for “Good Reason” within twenty-four (24) months after a Change of Control, Ms. Niemi will be entitled to receive (i) accrued compensation; and (ii) a severance payment equal to the sum of (A) 100% of her annual base salary in effect immediately prior to her termination date or (if greater) at the level in effect immediately prior to the Change of Control; (B) 100% of her quarterly target incentive bonus; and (C) 100% of her annual target incentive bonus.

(2)	Certain employee benefits reasonably estimated at $8,604 based on fiscal year 2011 employee benefit payments.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by Plantronics for fiscal years 2011, 2010 and 2009 to the NEOs. For a narrative description of our compensation philosophy and compensation elements, see “Compensation Discussion and Analysis.”

Name and Position	Fiscal Year	Salary	Bonus (8)	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)(5)	Total
Ken Kannappan	2011	$651,923	$—	$634,900	$1,198,675	$793,830	$—	$65,692	$3,345,020
Director, President and CEO	2010	$639,058	$—	$421,750	$905,196	$826,781	$—	$61,186	$2,853,971
	2009	$627,000	$—	$255,400	$480,286	$159,415	$—	$96,280	$1,618,381
Barbara Scherer	2011	$375,000	$—	$217,680	$387,270	$121,873	$—	$51,163	$1,152,986
Senior Vice President, Finance & Administration and CFO	2010	$382,212	$—	$241,000	$396,757	$357,129	$—	$47,162	$1,424,260
	2009	$375,000	$—	$76,620	$197,626	$79,523	$—	$42,586	$771,355
Don Houston	2011	$347,269	$—	$290,240	$419,536	$304,977	$—	$55,597	$1,417,619
Senior Vice President, Sales	2010	$346,538	$—	$216,900	$415,347	$323,797	$—	$55,745	$1,358,327
	2009	$340,000	$—	$63,850	$155,110	$72,654	$—	$46,563	$678,177
Philip Vanhoutte (6)	2011	$297,042	$—	$108,840	$132,774	$211,734	$—	$47,453	$797,843
Managing Director - EMEA	2010	$304,286	$—	$96,400	$101,674	$196,082	$—	$49,904	$748,346
	2009	$318,258	$—	$63,850	$85,034	$35,784	$—	$42,244	$545,170
Renee Niemi (7)	2011	$287,981	$—	$290,240	$419,536	$252,548	$—	$36,592	$1,286,897
Senior Vice President – Communication Solutions	2010	$267,788	$—	$241,000	$322,396	$223,262	$—	$35,419	$1,089,865
	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)
Stock awards amounts reported are the aggregate grant date fair value of stock-related awards in fiscal 2011 computed in accordance with FASB ASC Topic 718. Refer to Footnote No. 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Footnote No. 12 – Stockholders’ Equity to the Company’s audited consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 as filed May 31, 2011 for the assumptions used to value such awards.

(2)
Option awards amounts reported are the aggregate grant date fair value of stock-related awards in fiscal 2011computed in accordance with FASB ASC Topic 718. Refer to Footnote No. 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Footnote No. 12 – Stockholders’ Equity to the to the Company’s audited consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 as filed May 31, 2011 for the assumptions used to value such awards.

(3)	Amounts shown are the sum of the components (a) and (b) below:

a)
The following payments were made under the Quarterly Incentive Plan in fiscal 2009 respectively: Mr. Kannappan ($159,415), Ms. Scherer ($79,523), Mr. Houston ($72,654) and Mr. Vanhoutte ($35,784). The fiscal 2010 amounts include the following payments made on June 4, 2010 under the quarterly bonus goals of the EIP for fiscal 2010: Mr. Kannappan ($287,576), Ms. Scherer ($124,219), Mr. Houston ($112,625), Mr. Vanhoutte ($66,679) and Ms. Niemi ($77,657). The fiscal 2011 amounts include the following payments made on June 9, 2011 under the quarterly bonus goals of the EIP for fiscal 2011: Mr. Kannappan ($292,593), Ms. Scherer ($60,936), Mr. Houston ($112,019), Mr. Vanhoutte ($78,102) and Ms. Niemi ($92,676).

b)
In fiscal 2009, the following payments were made under the Annual Incentive Plan respectively: Mr. Kannappan ($0), Ms. Scherer ($0), Mr. Houston ($0) and Mr. Vanhoutte ($0). The fiscal 2010 amounts include the following payments made on June 4, 2010 under the Annual Incentive Plan of the EIP for fiscal 2010: Mr. Kannappan ($539,205), Ms. Scherer ($232,910), Mr. Houston ($211,172), Mr. Vanhoutte ($129,403) and Ms. Niemi ($145,605). The fiscal 2011 amounts include the following payments made on June 9, 2011 under the Annual Incentive Plan of the EIP for fiscal 2011: Mr. Kannappan ($501,237), Ms. Scherer ($60,937), Mr. Houston ($192,958), Mr. Vanhoutte ($133,632) and Ms. Niemi ($159,872).

(4)
Amounts shown include company contributions or other allocations to defined contribution plans for benefits such as employer 401(k) contributions, 401(k) match payments, pension contributions (for Mr. Vanhoutte), restricted stock award dividends and insurance premiums.

(5)
Includes contributions for the Defined Compensation Program, a supplemental benefit program available only to vice presidents and above to reimburse participants for items such as medical co-payments, legal or financial planning services, and a car allowance. For Mr. Vanhoutte it also includes a gym membership and office allowance.

(6)
Mr. Vanhoutte’s cash compensation is paid in Great Britain Pounds (GBP), but is reported here in U.S. Dollars (USD). Amounts paid in GBP were converted to USD using the exchange rate in effect at the time of each payment to or on behalf of Mr. Vanhoutte.

(7)	Ms. Niemi was not a NEO in fiscal year 2009.

(8)	Includes all bonus payments, if any, paid outside of the Executive Incentive Plan (EIP).

Plan Based Awards

The following table shows information concerning plan based awards to the NEOs during fiscal year 2011:

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (4)			Actual Payouts Under Non-Equity Incentive Plan ($)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Awards	Grant Date Fair Value of Option Awards
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)		Threshold ($)	Target ($)	Maximum ($)
Ken Kannappan (3)		$—	$585,904	$878,856	$793,830	—	—	—
	5/7/2010								—	50,000	$30.04	—	$553,355
	11/5/2010								17,500	50,000	$36.28	$634,900	$645,320
Barbara Scherer		$—	$243,752	$365,628	$121,873	—	—	—
	5/7/2010								—	17,500	$30.04	—	$193,674
	11/5/2010								6,000	15,000	$36.28	$217,680	$193,596
Don Houston		$—	$225,552	$338,328	$304,977	—	—	—
	5/7/2010								—	17,500	$30.04	—	$193,674
	11/5/2010								8,000	17,500	$36.28	$290,240	$225,862
Philip Vanhoutte		$—	$156,204	$234,306	$211,734	—	—	—
	5/7/2010								—	5,000	$30.04	—	$55,336
	11/5/2010								3,000	6,000	$36.28	$108,840	$77,438
Renee Niemi		$—	$186,876	$280,314	$252,548	—	—	—
	5/7/2010								—	17,500	$30.04	—	$193,674
	11/5/2010								8,000	17,500	$36.28	$290,240	$225,862

(1)
Pursuant to the policy of the Compensation Committee in fiscal year 2011, stock options are granted three days after quarterly financial results are announced. The exercise price of such options is equal to the closing market price of Plantronics’ common stock on the date of grant.

(2)	33.3% of the shares subject to the option vest on the one-year anniversary of the grant, and 1/36 of the shares subject to the option vest each month thereafter.

(3)	Please see discussion of acceleration of equity grants in the section entitled “Mr. Kannappan's Employment Agreement.”

(4)	The total opportunity represented by the combined quarterly and annual portions of the EIP may not exceed 150% of target for each participant.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number of shares acquired and value realized for stock options exercised and restricted stock awards vested during fiscal year 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ken Kannappan	20,000	$373,824	17,518	$583,212
Barbara Scherer	80,000	$1,194,533	8,750	$301,206
Don Houston	65,000	$888,400	9,550	$330,352
Philip Vanhoutte	—	$—	6,150	$217,094
Renee Niemi	—	$—	6,650	$226,176

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information about stock options and restricted stock awards held by NEOs outstanding as of the end of fiscal year 2011:

	Option Awards (1)							Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Option Fully Vested	Date Options Become Fully Vested		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Ken Kannappan	130,000	—	17.49	6/22/2011	X
	190,000	—	21.35	11/1/2011	X
	150,000	—	16.50	7/15/2012	X
	100,000	—	26.90	9/3/2013	X
	50,000	—	40.48	9/22/2011	X
	24,000	—	27.16	10/19/2012	X
	100,000	—	20.44	10/27/2013	X
	20,000	—	27.58	10/26/2014	X
	29,166	834	24.17	5/2/2015		5/2/2011	(2)
	28,194	6,806	12.78	10/27/2015		10/27/2011	(2)
	33,611	21,389	16.97	5/8/2016		5/8/2012	(2)
	23,611	26,389	24.11	10/30/2016		10/30/2012	(2)
	—	50,000	30.04	5/7/2017		5/7/2013	(3)
	—	50,000	36.28	11/5/2017		11/5/2013	(3)	80,349	2,940,773
Barbara Scherer	25,000	—	16.50	7/15/2012	X
	40,000	—	26.90	9/3/2013	X
	35,000	—	40.48	9/22/2011	X
	20,000	—	20.44	10/27/2013	X
	8,000	—	27.58	10/26/2014	X
	11,666	334	24.17	5/2/2015		5/2/2011	(2)
	12,083	2,917	12.78	10/27/2015		10/27/2011	(2)
	18,333	11,667	16.97	5/8/2016		5/8/2012	(2)
	8,264	9,236	24.11	10/30/2016		10/30/2012	(2)
	—	17,500	30.04	5/7/2017		5/7/2013	(3)
	—	15,000	36.28	11/5/2017		11/5/2013	(3)	28,654	1,048,736

Don Houston	40,000	—	16.50	7/15/2012	X
	30,000	—	26.90	9/3/2013	X
	30,000	—	40.48	9/22/2011	X
	10,000	—	20.44	10/27/2013	X
	6,000	—	27.58	10/26/2014	X
	8,750	250	24.17	5/2/2015		5/2/2011	(2)
	10,069	2,431	12.78	10/27/2015		10/27/2011	(2)
	19,861	12,639	16.97	5/8/2016		5/8/2012	(2)
	8,264	9,236	24.11	10/30/2016		10/30/2012	(2)
	—	17,500	30.04	5/7/2017		5/7/2013	(3)
	—	17,500	36.28	11/5/2017		11/5/2013	(3)	35,500	1,299,300
Philip Vanhoutte	100,000	—	25.84	9/22/2013	X
	50,000	—	25.84	9/22/2013	X
	10,000	—	20.44	10/27/2013	X
	4,000	—	27.58	10/26/2014	X
	5,833	167	24.17	5/2/2015		5/2/2011	(2)
	4,027	973	12.78	10/27/2015		10/27/2011	(2)
	4,278	2,722	16.97	5/8/2016		5/8/2012	(2)
	2,361	2,639	24.11	10/30/2016		10/30/2012	(2)
	—	5,000	30.04	5/7/2017		5/7/2013	(3)
	—	6,000	36.28	11/5/2017		11/5/2013	(3)	34,537	1,264,054
Renee Niemi	20,000	—	36.85	6/6/2012	X
	5,000	—	20.44	10/27/2013	X
	1,067	—	27.58	10/26/2014	X
	2,600	200	24.17	5/2/2015		5/2/2011	(2)
	8,055	1,945	12.78	10/27/2015		10/27/2011	(2)
	12,222	7,778	16.97	5/8/2016		5/8/2012	(2)
	8,264	9,236	24.11	10/30/2016		10/30/2012	(2)
	—	17,500	30.04	5/7/2017		5/7/2013	(3)
	—	17,500	36.28	11/15/2017		11/5/2013	(3)	30,116	1,102,246

(1)    All unvested options vest over a three-year period with 1/3 vesting on the first anniversary of the grant date and 1/36th per month thereafter as long as the grantee remains employed by the Company. Restricted stock vests annually over a four-year period; for awards of restricted stock of 10,000 or greater, vesting occurs quarterly over the four-year period as the grantee remains employed by the Company.
(2)    The remaining vesting period of the option is pro rata on a monthly basis until the award is fully vested on the stated date that options become fully vested.
(3)    Vest date of option is 1/3 of the award at the first anniversary of the grant date and then 1/36th per month thereafter until the stated date that the options become fully vested.

Compensation Committee Interlocks and Insider Participation

As noted above, Directors Tseu, Hammann and Hart served as members of the Compensation Committee during fiscal year 2011, none of whom was or has been an officer or employee of Plantronics and none of whom had any relationship requiring disclosure as required by Item 404 of Regulation S-K. None of the relationships described in Item 407(e)(4)(iii) of Regulation S-K exist.

CERTAIN RELATIONS AND RELATED TRANSACTIONS

If a related party transaction is determined by Plantronics' General Counsel to be material to Plantronics, the Audit Committee must review and approve the matter in writing in advance of any such transactions. Plantronics must report all such transactions under applicable accounting rules, federal securities laws, and NYSE rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the related business. Plantronics did not have any related party transactions in fiscal year 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Plantronics’ Officers and Directors, and persons who own more than ten percent of a registered class of Plantronics’ equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish Plantronics with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or certain written representations from the reporting persons, Plantronics believes that, during fiscal year 2011, all filing requirements applicable to its Officers and Directors were performed in compliance with the requirements of Section 16(a).

OTHER MATTERS

Plantronics knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

For the Board of Directors

/s/ Rich Pickard
Rich Pickard
Secretary
Dated: June 22, 2011

APPENDIX A

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the Audit Committee’s report submitted to the Board of Directors for the fiscal year ended March 31, 2011.

The Audit Committee of the Board of Directors has:

•
reviewed and discussed Plantronics’ audited consolidated Financial Statements for the fiscal year ended April 2, 2011 with Plantronics’ management, which has primary responsibility for those statements;

•
discussed with PricewaterhouseCoopers LLP, Plantronics’ independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T); and

•
received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

The Board of Directors determined that each member of the Audit Committee is, and has been at all times during the 2011 fiscal year, “independent” as defined under the NYSE listing standards and Plantronics independence guidelines. Each member of the Audit Committee also satisfies the SEC’s additional independence requirement under Rule 10A-3(b) of the Securities Exchange Act for members of Audit Committees. The Board of Directors has further determined that Directors Gregg Hammann, Marshall Mohr and Marv Tseu are “audit committee financial experts” as such term is defined in Item 407 of Regulation S-K, as promulgated by the SEC.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited consolidated Financial Statements be included in Plantronics’ 2011 Annual Report on Form 10-K.

The Audit Committee

Gregg Hammann
Marshall Mohr (Chair)
Marv Tseu

APPENDIX B
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and this Proxy Statement.

Members of the Compensation Committee:

Gregg Hammann (Chair)
John Hart
Marv Tseu

APPENDIX C
PLANTRONICS, INC.
2003 STOCK PLAN
Amended and restated, subject to approval of stockholders on August 5, 2011

SECTION 1.	PURPOSES AND DEFINITIONS

1.1	Purposes of the Plan. The purposes of this 2003 Stock Plan are:

(A)	to attract and retain the best available personnel for positions of substantial responsibility,

(B)	to provide additional incentive to Employees, Directors and Consultants, and

(C)	to promote the success of the Company’s business.

1.2
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock Awards, Stock Appreciation Rights, and Restricted Stock Units, as determined by the Administrator at the time of grant.

1.3	Definitions. As used herein, the following definitions shall apply:

(A)	“Administrator” means the Board or any Committees as shall be administering the Plan, in accordance with Section 2.2.

(B)	“Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

(C)
“Applicable Laws” means the requirements relating to the administration of equity based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(D)	“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock Awards, SARs, and Restricted Stock Units.

(E)
“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan and shall include an Option Agreement and a Restricted Stock Award Agreement, as applicable. The Award Agreement is subject to the terms and conditions of the Plan.

(F)	“Board” means the Board of Directors of the Company.

(G)	“Cash Position” means the Company’s level of cash and cash equivalents.

(H)	“Change in Control” means the occurrence of any of the following events:

(i)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)
A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(I)	“Code” means the Internal Revenue Code of 1986, as amended.

(J)	“Committee” means a committee of individuals appointed by the Board in accordance with Section 2.2.

(K)	“Common Stock” means the common stock of the Company.

(L)	“Company” means Plantronics, Inc., a Delaware corporation.

(M)	“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(N)	“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(O)	“Director” means a member of the Board.

(P)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(Q)
“Earnings Per Share” means as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(R)
“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(S)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(T)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (NYSE), its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator

(U)	“Fiscal Year” means the fiscal year of the Company.

(V)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(W)
“Individual Performance Objective” means any individual Company business-related objective that is objectively determinable within the meaning of Code Section 162(m) and the Treasury Regulations promulgated thereunder. Individual Performance Objectives shall include, but not be limited to, improvement in customer satisfaction, opening of additional retail stores, and similar objectively determinable performance objectives related to the Participant’s job responsibilities with the Company.

(X)	“Net Income” means as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles.

(Y)	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(Z)
“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of the grant of an individual Option or a Restricted Stock Award. The Notice of Grant is part of the agreement evidencing the terms and conditions of a specific grant.

(AA)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(BB)
“Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(CC)	“Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

(DD)	“Option” means a stock option granted pursuant to the Plan, as evidenced by a Notice of Grant.

(EE)
“Option Agreement” means an agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(FF)	“Optioned Stock” means the Common Stock subject to an Award.

(GG)	“Outside Director” means a Director who is not an Employee.

(HH)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(II)	“Participant” means the holder of an outstanding Award granted under the Plan.

(JJ)	“Performance Goals” will have the meaning set forth in Section 7.1 of the Plan.

(KK)	“Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(LL)	“Plan” means this 2003 Stock Plan, as amended and restated.

(MM)	“Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Restricted Stock Award or the early exercise of an Option.

(NN)	“Restricted Stock Award” means a grant of Restricted Stock pursuant to the Plan, as evidenced by a Notice of Grant.

(OO)
“Restricted Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and restrictions applying to stock granted under a Restricted Stock Award. The Restricted Stock Award Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

(PP)	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 6.

(QQ)
“Retirement” unless otherwise defined in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or any Parent or Subsidiary of the Company, will have such meaning as the Administrator may determine, or, if not so defined, will mean termination of Participant’s status as a Service Provider after he or she reaches age 55 and has completed at least ten (10) years of employment or service with the Company or any Parent or Subsidiary of the Company; provided, however, that with respect to Outside Directors who are granted Options pursuant to Section 3.2 hereof, “Retirement” will mean termination of an Outside Director’s status as a Director when (i) the Outside Director’s age is 55 or over and he or she has continuously been a Director for at least seven (7) years on the date of such termination or (ii) the Outside Director has continuously been a Director for at least ten (10) years from the date of such termination.

(RR)
“Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(SS)	“Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(TT)
“Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(UU)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(VV)	“Section 16(b)” means Section 16(b) of the Exchange Act.

(WW)	“Securities Act” means the Securities Act of 1933, as amended.

(XX)	“Service Provider” means an Employee, Director or Consultant.

(YY)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 8.4.

(ZA)	“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 5 is designated as an SAR.

(AAA)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(BBB)	“Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

SECTION 2.	ADMINISTRATION

2.1	Stock Subject to the Plan.

(A)
Subject to the provisions of Section 8.4, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 11,900,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(B)
Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.  With respect to SARs, all of the Shares for which the Award is exercised (that is, Shares actually issued pursuant to a SAR, as well as the Shares that represent payment of the exercise price) will cease to be available under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan.

(C)
If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise or of an Award or issuance with respect thereto, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by or forfeited to the Company, such Shares shall become available for future grant under the Plan.

2.2	Administration of the Plan.

(A)	Procedure.

(i)	Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)
Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards as “performance based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)
Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)
Awards to Outside Directors. In all cases, Awards granted to Outside Directors, other than automatic, non-discretionary grants, shall be administered by a Committee comprised solely of two (2) or more independent Directors.

(v)	Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(B)
Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)to determine the Fair Market Value;
(ii)to select the Service Providers to whom Awards may be granted hereunder;

(iii)	to determine the number of shares of Common Stock to be covered by each Award granted hereunder;
(iv)to approve forms of agreement for use under the Plan;

(v)
to determine the terms and conditions of any Award in accordance with the provisions of the Plan; provided, however, that the Administrator will not permit any Participant to issue a promissory note in order to exercise or otherwise acquire Shares pursuant to an Award;

(vi)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to subplans established for the purpose of satisfying applicable foreign laws;

(viii)
to modify or amend each Award (subject to Section 8.6(C)), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(ix)
to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by the Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)
to authorize any person to (i) make decisions, determinations and interpretations on behalf of the Administrator to the extent allowed under Applicable Laws, and (ii) execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xi)	to make all other determinations deemed necessary or advisable for administering the Plan.

(C)	Vesting Limitations.

(i)
The Administrator may not accelerate the vesting of Awards after they have been granted other than in connection with a change of control (including any vesting acceleration provided for in Section 8.4(C) and terminations of service following a change of control) or upon or in connection with a Participant’s termination of service due to death, Disability or Retirement.

(ii)
Except for any vesting acceleration provided for in Section 8.4(C), the Administrator may not grant Awards of Restricted Stock and Restricted Stock Units (“Full Value Awards”) that vest in full at a rate faster than three (3) years from their respective grant dates, unless the vesting of an Award is conditioned on the achievement of performance goals, in which case it may not vest in full at a rate faster than over one year following its grant date.

(iii)	The Administrator may:

(1)	Accelerate the vesting of Awards notwithstanding Section 2.2(C)(i), and

(2)	Grant Full Value Awards that do not satisfy the minimum vesting requirements set forth in Section 2.2(C)(ii),

but only up to a number of Shares subject to such Awards that in the aggregate equals 10% of the aggregate number of Shares reserved for issuance under the Plan pursuant to Section 2.1.

(D)
Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations, and those of any person authorized by the Administrator to make decisions, determinations and interpretations on behalf of the Administrator, shall be final and binding on all Participants and any other holders of Awards.

2.3
Eligibility. Nonstatutory Stock Options may be granted to Service Providers provided, that, Outside Directors may only be granted Nonstatutory Stock Options granted pursuant to Section 3.2. Incentive Stock Options may be granted only to Employees. Stock Appreciation Rights, Restricted Stock Awards and Restricted Stock Units may be granted only to Employees, outside Directors and Consultants.

SECTION 3.	STOCK OPTIONS

3.1	Limitations.

(A)
Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 3.1, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(B)	The following limitations shall apply to grants of Options:

(i)	No Participant shall be granted, in any Fiscal Year of the Company, Options to purchase more than 500,000 Shares.

(ii)
In connection with his or her initial employment, a Participant may be granted Options to purchase up to an additional 500,000 Shares, which shall not count against the limit set forth in Section 3.1(B)(i).

(iii)	The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 8.4.

(iv)
If an Option is cancelled in the same Fiscal Year of the Company in which it was granted (other than in connection with a transaction described in Section 8.4), the cancelled Option will be counted against the limits set forth in Sections 3.1(B)(i) and (ii).

3.2	Grants of Options to Outside Directors.

(A)	Procedure for Grants. All grants of Options to Outside Directors under this Plan shall be automatic and non-discretionary and shall be made strictly in accordance with the following provisions:

(i)	No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

(ii)	All Options granted pursuant to this Section shall be Nonstatutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.

(iii)
Each person who first becomes an Outside Director following the effective date of this Plan shall be automatically granted an option to purchase 12,000 Shares (the “First Option”) on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy.

(iv)
After the First Option has been granted to an Outside Director, such Outside Director shall thereafter be automatically granted an Option to purchase 3,000 Shares (a “Subsequent Option”) on the date of the Company’s annual stockholders’ meeting of each year, provided the Outside Director will continue to be an Outside Director through the applicable date and, if on such date, he or she shall have served on the Board for at least the preceding six (6) months.

(v)
Notwithstanding the provisions of subsections (iii) and (iv) hereof, in the event that a grant would cause the number of Shares subject to outstanding Awards plus the number of Shares previously purchased upon exercise of an Award to exceed the number of Shares available for issuance under the Plan, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors on the automatic grant date. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan through action of the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

(B)	The terms of an Option granted to an Outside Director shall be as follows:

(i)	the term of the Option shall be seven (7) years;

(ii)
the Option shall be exercisable only while the Outside Director remains a Director; provided, however, that for Options granted under this Section 3.2 on or after July 21, 2004, if an Outside Director ceases to be a Director as a result of the Outside Director’s death, Disability or Retirement, the Outside Director may exercise his or her Option granted pursuant to this Section 3.2 within one year of such termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) and if on the date of such termination the Outside Director is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan;

(iii)	the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Option; and

(iv)
subject to accelerated vesting upon a merger or Change in Control as specified in Section 8.4(C), the Option shall vest and become exercisable as to 25% of the Shares subject to the Option on the first anniversary of the date of grant of the Option and shall vest and become exercisable as to 6.25% of the Shares subject to the Option at the end of each three-month period thereafter, if on such dates Participant has remained in continuous status as a Director.

(C)
The Plan shall not confer upon any Outside Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

3.3
Term of Option. The term of each Option shall be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

3.4	Option Exercise Price and Consideration.

(A)	Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:
(i)In the case of an Incentive Stock Option

(1)
granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(2)	granted to any Employee other than an Employee described in Section 3.4(A)(i)(1), the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)	In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

3.5
Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

3.6
Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist, subject to Applicable Laws, entirely of:

(A)	cash;

(B)	check;

(C)
other Shares, including reservation by the Company of Shares issuable to the Participant upon exercise of an Option, which have a Fair Market Value on the date of surrender or reservation equal to the aggregate exercise price of the Shares as to which such Option shall be exercised;

(D)	consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(E)
a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company sponsored deferred compensation program or arrangement;

(F)	any combination of the foregoing methods of payment; or

(G)
such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that the issuance of a promissory note will not be a permissible form of consideration under the Plan.

3.7	Exercise of Option.

(A)
Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

(i)
An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 8.4.

(ii)
Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(B)
Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for ninety (90) days following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(C)
Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (of at least six (6) months) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(D)
Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. If, at the time of death, a Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(E)
Retirement of Participant. If a Participant ceases to be a Service Provider as a result of his or her Retirement, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent the Option is vested on the date of Retirement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Award Agreement, for Options granted on or after July 21, 2004, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of Retirement, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after his or her Retirement, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

SECTION 4.	RESTRICTED STOCK AWARDS

4.1
Restricted Stock Awards. Restricted Stock Awards may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Restricted Stock Awards under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Award Agreement in the form determined by the Administrator.

4.2
Term of Restricted Stock Awards. The term of each Restricted Stock Award shall be stated in the Restricted Stock Award Agreement. A Restricted Stock Award may, in the discretion of the Administrator, vest over the Participant’s period of service or upon attainment of specified performance objectives, subject to Section 2.2(C).

4.3	Limitation on Restricted Stock Award Grants. No Participant shall receive Restricted Stock Awards in any Fiscal Year of the Company having an aggregate initial value greater than $2,000,000.

4.4
Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Award Agreement shall grant the Company a right of forfeiture or repurchase option exercisable upon the voluntary or involuntary termination of the Participant’s service with the Company for any reason (including death or Disability). The forfeiture right or repurchase option shall lapse as the Restricted Stock Award vests.

4.5
Other Provisions. The Restricted Stock Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

4.6
Rights as a Stockholder. Once the Restricted Stock Award is exercised, the Participant shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Restricted Stock Award is exercised, except as provided in Section 8.4.

4.7	Cancellation of Restricted Stock Award. On the date set forth in the Restricted Stock Award Agreement, all unearned or unvested Restricted Stock shall be forfeited to the Company.

4.8
Restricted Stock Awards for Outside Directors. At each regularly scheduled Annual Meeting of Stockholders of the Company, Outside Directors who have continuously served in such capacity since the date six months preceding the date of the Annual Meeting shall receive a grant of 2,000 shares of Restricted Stock (or to the extent determined by the Administrator, Restricted Stock Units). The vesting of the Restricted Stock Awards granted hereunder may not occur at a rate faster than one year following the date of grant. If a Restricted Stock Award is not subject to achievement of performance goals, then subject to 8.4(C), such award will fully vest over a period of at least three (3) years from the date of grant.

SECTION 5.	STOCK APPRECIATION RIGHTS

5.1	Stock Appreciation Rights.

(A)
Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(B)
Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider, provided that during any Fiscal Year, no Participant will be granted SARs covering more than 500,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted SARs covering up to an additional 500,000 Shares.

(C)
Exercise Price and Other Terms. The Administrator will have complete discretion to determine the terms and conditions of SARs granted under the Plan, subject to the provisions of the Plan and the following limitations:

(i)the term of an SAR may not exceed seven (7) years from the date of grant;

(ii)	the exercise price of an SAR must be at least 100% of the Fair Market Value per Share on the date of grant; and

(iii)	the maximum payment any Participant may be entitled to receive pursuant to subsection (F) below shall not exceed 100% of the exercise price of the underlying SAR.

(D)
SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(E)
Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, that, the term of the SAR shall not exceed seven (7) years. Notwithstanding the foregoing, the rules of Sections 3.7(B), (C), and (D) also will apply to SARs.

(F)
Payment of SAR Amount. Subject to the limitation set out in Section 5.1 (C)(iii) above, upon the exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)	The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 6.	RESTRICTED STOCK UNITS

6.1
Grant of Restricted Stock Units. Restricted Stock Units may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year no Participant will receive Restricted Stock Units having an initial value greater than $2,000,000.

6.2	Value of Restricted Stock. Each Restricted Stock Unit will have an initial value that is established by the Administrator on or before the date of grant.

6.3
Vesting. Subject to Section 2.2(C), a Restricted Stock Unit may, in the discretion of the Administrator, vest over the Participant’s period of service or upon attainment of specified performance objectives.

6.4
Performance Objectives and Other Terms. Subject to Section 2.2(C), the Administrator will set performance objectives (including, without limitation, continued service) in its discretion which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to the Participants. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

6.5
Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units will be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Restricted Stock Unit.

6.6
Form and Timing of Payment of Restricted Stock Units. Payment of earned Restricted Stock Units will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable Performance Period) or in a combination thereof.

6.7
Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned or unvested Restricted Stock Units will be forfeited to the Company, and again will be available for grant under the Plan.

SECTION 7.	PERFORMANCE GOALS

7.1
Performance Goals. The granting and/or vesting of Restricted Stock Awards or Restricted Stock Units may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including one or more of the following measures: (1) stock price, (2) revenue, (3) profit, (4) bookings, (5) cash flow, (6) customer development, (7) customer retention, (8) customer satisfaction, (9) sales channel retention, (10) sales channel satisfaction, (11) sales channel development, (12) associate retention, (13) associate satisfaction, (14) associate development, (15) net bookings, (16) net income, (17) net profit, (18) operating cash flow, (19) operating expenses, (20) total earnings, (21) earnings per share, diluted or basic, (22) earnings per share from continuing operations, diluted or basic, (23) earnings before interest and taxes, (24) earnings before interest, taxes, depreciation and amortization, (25) pre-tax profit, (26) net asset turnover, (27) asset utilization, (28) inventory turnover, (29) capital expenditures, (30) net earnings, (31) operating earnings, (32) gross or operating margin, (33) profit margin, (34) debt, (35) working capital, (36) return on equity, (37) return on net assets, (38) return on total assets, (39) return on capital, (40) return on investment, (41) return on sales, (42) net or gross sales, (43) market share, (44) economic value added, (45) cost of capital, (46) change in assets, (47) technical development, (48) expense reduction levels, (49) debt reduction, (50) productivity, (51) new product introductions, (52) delivery performance, (53) implementation or improvement of new or existing business systems, (54) individual objectives, and (55) total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) compared to another company or companies, (iii) measured against the performance of the Company as a whole or a segment of the Company and/or (iv) measured on a pre-tax or post-tax basis (if applicable). Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

SECTION 8.	GENERAL PROVISIONS

8.1	Term of Plan. Subject to Section 8.11, the Plan shall become effective on September 24, 2003. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 8.6.

8.2
Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator, in its sole discretion, makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act of 1933, or any successor thereto) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act of 1933.

8.3
Leaves of Absence. The vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, unless the Administrator determines otherwise. A Service Provider will not cease to be an Employee in the case of (i)any leave of absence approved by the Company or (ii)transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety(90)days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

8.4	Adjustments Upon Changes in Capitalization, Merger or Change in Control.

(A)
Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the number of Shares as well as the price per Share covered by each outstanding Award, and the numerical Share limits in Sections 2, 3, 4, 5,and 6, shall be proportionately adjusted for any change in, or increase or decrease in the number of issued Shares, resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change, or increase or decrease in the number of issued Shares, effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Board shall make such adjustment, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(B)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for the Participant to have the right to exercise his or her Award prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, or earned, an Award will terminate immediately prior to the consummation of such proposed action.

(C)	Merger or Change in Control.

(i)
Awards. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

(1)
In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise his or her Option, Restricted Stock Award, or Stock Appreciation Right as to all of the Shares, including Shares as to which it would not otherwise be vested or exercisable, and all restrictions on Restricted Stock will lapse and all performance goals or other vesting criteria with respect to Restricted Stock Units will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option, Restricted Stock Award, or Stock Appreciation Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option, Restricted Stock Award, or Stock Appreciation Right shall be fully vested and exercisable for a period of not less than fifteen (15) days from the date of such notice, and the Option, Restricted Stock Award, or Stock Appreciation Right shall terminate upon the expiration of such period.

(2)
For the purposes of this Section 8.4(C)(i), an Award shall be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control (and in the case of Restricted Stock Units, for each implied Share determined by dividing the value of the Restricted Stock Unit by the per Share consideration received by holders of Common Stock in the merger or Change in Control), an amount of consideration (whether stock, cash, or other securities or property) equal to the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, Restricted Stock Award, or Stock Appreciation Right, for each Share subject to such Award (or in the case of Restricted Stock Units, the number of implied shares determined by dividing the value of the Restricted Stock Units by the per Share consideration received by holders of Common Stock in the merger or Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per Share consideration received by holders of Common Stock in the merger or Change in Control.

(3)
Notwithstanding anything in Section 8.4(C)(i)(2) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-asset sale corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(D)
Outside Director Option and Restricted Stock Grants. Notwithstanding anything in Section 8.4(C)(i) to the contrary, in the event of a merger of the Company with or into another corporation, or a Change in Control, in which an Outside Director is terminated or asked to resign, Options granted to such Outside Director under Section 3.2, and Restricted Stock Awards granted to such Outside Director under Section 4.8, shall vest 100% immediately prior to such merger or Change in Control. In the event of a merger or Change in Control in which an Outside Director is not terminated or asked to resign, such Outside Director’s Options granted under Section 3.2 and Restricted Stock Awards granted under Section 4.8 shall be treated under the terms of Section 8.4(C)(i).

8.5
Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

8.6	Amendment and Termination of the Plan.

(A)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(B)
Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Additionally, notwithstanding anything in the Plan to the contrary, the Board may not, without the approval of the Company’s stockholders:

(i)
materially increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization as set forth in Section 8.4(A);

(ii)	materially modify the requirements for eligibility to participate in the Plan, or

(iii)
reprice Options issued under the Plan by lowering the exercise price of a previously granted Award, by canceling outstanding Options and issuing replacements, or by otherwise replacing existing Options with substitute Options with a lower exercise price.

(C)
Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

8.7	Conditions Upon Issuance of Shares.

(A)
Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(B)
Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

8.8
Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

8.9	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

8.10
Participant’s Relationship with Company. Neither the Plan nor any Award shall confer upon the Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

8.11
Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

 END OF PLAN

APPENDIX D
List of Companies Used in Benchmarks for Compensation Analysis

Appendix D-1
Radford Executive Compensation Survey

Company Name

ADVANTEST AMERICA
AKAMAI TECHNOLOGIES
ALION SCIENCE AND TECHNOLOGY
ALLSCRIPTS
AMERICAN MEDICAL SYSTEMS
ANSYS
ATHEROS COMMUNICATIONS
AVID TECHNOLOGY
CADENCE DESIGN SYSTEMS
CALLAWAY GOLF
CAMBRIDGE SILICON RADIO
CBS INTERACTIVE
CHECK POINT SOFTWARE TECHNOLOGIES
CHECK POINT SOFTWARE TECHNOLOGIES - ISRAEL
COMPUWARE
COMVERSE - ISRAEL
CREE
CSG SYSTEMS
CYPRESS SEMICONDUCTOR
DISNEY INTERACTIVE MEDIA GROUP
DJO
DOLBY LABORATORIES
DREAMWORKS ANIMATION
EARTHLINK
EMDEON
EMERSON PROCESS MGMT -PROCESS SYSTEMS & SOLUTIONS
EPSON ELECTRONICS AMERICA - SJ
EQUINIX
F5 NETWORKS
FEDERAL SIGNAL
FEI COMPANY
FINISAR
FORSYTHE TECHNOLOGY
HAEMONETICS
HEALTHWAYS
HITACHI COMPUTER PROD-OK
HITACHI HIGH TECHNOLOGIES AMERICA
HOT TOPIC

ICF INTERNATIONAL
ILLUMINA
INFORMATICA
INSTRUMENTATION LABORATORY
INTEGRATED DEVICE TECHNOLOGY
INTERACTIVE DATA
INTERMEC
INTERNATIONAL RECTIFIER
INTERSIL
ITT RESIDENTIAL & COMMERCIAL WATER
JACK HENRY AND ASSOCIATES
JEPPESEN SANDERSON
KRONOS
L-1 IDENTITY SOLUTIONS
LAIRD TECHNOLOGIES
LANDIS+GYR
LAWSON SOFTWARE
LINEAR TECHNOLOGY
MACDONALD DETTWILER & ASSOC -ENABLING TECHNOLOGIES
MACDONALD DETTWILER & ASSOCIATES
MENTOR GRAPHICS
MICROCHIP TECHNOLOGY
MITEL NETWORKS
MONSTER WORLDWIDE
MULTI-FINELINE ELECTRONIX
NATIONAL INSTRUMENTS
NAVTEQ
NEC CORP OF AMERICA
NETGEAR
NICE SYSTEMS - ISRAEL
NOVELL
NOVELLUS SYSTEMS
OMNIVISION TECHNOLOGIES
OPEN TEXT
ORBITZ WORLDWIDE
PALM
PLANTRONICS
POLYCOM
POWERWAVE TECHNOLOGIES
QLOGIC
QUANTUM
QUEST SOFTWARE
RCN
REALNETWORKS
RED HAT
RF MICRO DEVICES
RTI INTERNATIONAL

SAVVIS COMMUNICATIONS
SEATTLE CHILDREN'S
SENSUS USA
SIEMENS ENTERPRISE COMMUNICATIONS
SIERRA WIRELESS AMERICA
SKYWORKS SOLUTIONS
SPACE SYSTEMS/LORAL
STANLEY ASSOCIATES
STERLING COMMERCE
STREAM
STRYKER ENDOSCOPY
SVB FINANCIAL GROUP
SWIFT
SYNAPTICS
TAKE TWO INTERACTIVE SOFTWARE
TECH MAHINDRA
TEKTRONIX
TELCORDIA TECHNOLOGIES
TELESAT CANADA
TERADYNE
THE GO DADDY GROUP
THE JOHNS HOPKINS UNIVERSITY/APPLIED PHYSICS LAB
THE PMI GROUP
THQ
TIBCO SOFTWARE
TRIQUINT SEMICONDUCTOR
TTM TECHNOLOGIES
UNITED ONLINE
UNIVERSITY OF CALIFORNIA
VERIFONE
VIASAT
VONAGE
WELCH ALLYN
WMS GAMING
XEROX INTERNATIONAL PARTNERS
XYRATEX INTERNATIONAL
ZEBRA TECHNOLOGIES

Appendix D-2
Mercer’s US Benchmark Database

2009 US Global Premium Executive Remuneration Suite (Jan) Revenues $300M - $1.2B

ABM Industries, Inc. - Facilities Mgmt. Group
ADTRAN, Inc.
AET Inc. Ltd.
Aetna, Inc. - Aetna Global Benefits
Affinity Health Plan
Alfa Laval Inc.
ALLETE, Inc.
Alliance Data Systems - Epsilon
Alliance Data Systems - Retail
Alliance Pipeline, Inc.
ALSAC/St. Jude Children's Research Hospital
Alstom Power US - Alstom Transport
American Cancer Society
American Capital Ltd.
American Heart Association
American University
AmeriPride Services Inc.
AmTrust Bank
Anchor Blue Retail Group
APM Terminals North America Inc.
Archstone
Argonne National Laboratory
Arkansas Blue Cross Blue Shield
Arlington County Government
Arnold and Porter, LLP
Associated Electric Cooperative, Inc.
Astoria Financial
Atlas Van Lines, Inc.
Aurora Health Care Pharmacy
AvalonBay Communities, Inc.
Axcess Financial
Axcess Financial - Check n Go
Axis Insurance Company
AZZ Inc.
B/E Aerospace - Commercial Aircraft Products
B/E Aerospace - Commercial Aircraft Products, Seating
B/E Aerospace - Distribution
B/E Aerospace - Kilkeel
Baker Hughes, Inc. - Baker Hughes Drilling Fluids
Baker Hughes, Inc. - Centrilift
Baker Hughes, Inc. - Hughes Christensen

Banco Popular North America
Basic Energy Services
Bausch & Lomb, Inc. - US Vision Care
Bechtel Plant Machinery, Inc.
Belo Corp.
Blount International Inc.
BlueCross BlueShield of Vermont
Boardwalk Pipeline Partners, LP
Boeing Employees Credit Union
Boise Cascade, LLC - Wood Products
Boston Market Corporation
Boston Medical Center HealthNet Plan
Bovis Lend Lease - Boston
Bovis Lend Lease - Chicago
Bovis Lend Lease - Nashville
BreitBurn Energy Partners L.P.
Bremer Financial Corporation
Brink's Home Security Holdings, Inc.
Broadview Networks
Brookhaven National Laboratory
BRP US, Inc.
C&D Technologies
Cablevision Systems Corporation - Madison Square Garden/Radio City Entertainment
California Pizza Kitchen
Callaway Golf Company
Cameron International - Compression Systems
Cameron International - Drilling Systems
Cameron International - Engineered Valves Division
Cameron International - Subsea Systems
Cameron International - Surface Systems
Canadian Pacific US
Carlson - Hotels Worldwide
Carlson - Marketing Worldwide
Carnegie Mellon University
Carpenter Technology Corporation - Advanced Metals Operations, Bar Business
Carpenter Technology Corporation - International/CPP/Dynamet
Carpenter Technology Corporation - Premium Alloys Operations
Carpenter Technology Corporation - Premium Alloys Operations, Forged Bar & Billet
Carter's, Inc. - OshKosh
Carter's, Inc. - Retail Stores
Cascade Corporation
Cascade Corporation - Americas
Casino Arizona
CDI Corporation, Inc.
CDI Corporation, Inc. - Business Solutions Group
CDM, Inc.
Cengage Learning - Academic & Professional

Cengage Learning - Gale
CenterPoint Energy - Pipelines
Ceradyne, Inc.
CGGVeritas
CGI Technologies and Solutions, Inc.
Charming Shoppes, Inc. - Catherine's
Charming Shoppes, Inc. - Charming Outlets
Charming Shoppes, Inc. - Fashion Bug
Charming Shoppes, Inc. - Lane Bryant
Chicago Transit Authority
Chiquita Brands International, Inc. - Fresh Express
Chiquita Brands International, Inc. - North America
Choice Hotels International, Inc.
Church & Dwight Co., Inc. - Cleaners
Church & Dwight Co., Inc. - International
Church & Dwight Co., Inc. - Laundry
Church & Dwight Co., Inc. - SPD
CIGNA Corporation - CIGNA Health Solutions
Cirque du Soleil
Citation Oil & Gas Corp.
Citizens Energy Group
City of Garland
City of Richmond
Clean Harbors Environmental Services
Cleco Corporation
Cleco Corporation - Cleco Power, LLC
Cleveland Brothers Equipment Co., Inc.
Coats North America
COG Operating, LLC
Coinstar, Inc.
Colgate-Palmolive Company - Africa Middle East Division
College of William & Mary
Colonial Banc Group
Colonial Pipeline Company
Colorado Springs Utilities
Columbian Chemicals Company
Columbian Chemicals Company - North America Region
Computershare
Core Laboratories
Corinthian College, Inc.
CoServ Electric
Covance, Inc. - Early Development
Cox Enterprises, Inc. - AutoTrader.com
Cox Enterprises, Inc. - Cox Broadcasting
Cox Enterprises, Inc. - Cox Newspapers
Crawford and Company
Crawford and Company - Broadspire

Credit Acceptance Corporation
Cree, Inc.
Cross Country Automotive Services
Crowe Horwath LLP
Crowley Maritime Corporation - Atlantic/Gulf Region
Crowley Maritime Corporation - Crowley Liner Services, Inc., Latin America
Crowley Maritime Corporation - Crowley Liner Services, Inc., Puerto Rico & Caribbean
Crowley Maritime Corporation - Pacific/Alaska Region
Cubic Corporation
Cubic Corporation - Cubic Applications, Inc.
Cubic Corporation - Cubic Defense Applications, Inc.
Curtiss-Wright Corporation - Curtiss-Wright Controls, Inc.
Curtiss-Wright Corporation - Curtiss-Wright Flow Control Corporation
Dairy Management, Inc.
Dallas County Community College District
Dallas Fort Worth International Airport
Danfoss US
Darden Restaurants, Inc. - LongHorn
Deckers Outdoor Corporation
Deckers Outdoor Corporation - Ugg & Simple
Denny's Corporation
Destination Maternity Corporation
DeVry, Inc.
Digitas
Dorsey & Whitney LLP
Dover Corporation - DET
Dover Corporation - Dover Electronic Technologies, Knowles Electronics
Dover Corporation - Dover Engineered Systems, Engineered Products, Hill PHOENIX
Dover Corporation - Dover Engineered Systems, Product ID Group
Dover Corporation - Dover Fluid Management, Fluid Solutions
Dover Corporation - Dover Fluid Management, Fluid Solutions, Pump Solutions Group
Dover Corporation - Dover Industrial Products, Material Handling
Dover Corporation - Dover Industrial Products, Mobile Equipment, Heil Trailer International
Dover Corporation - Norris/AOT
Dress Barn, Inc. - dressbarn
Dress Barn, Inc. - Maurices, Inc.
Dresser-Rand Group Inc. - Field Operations
Dresser-Rand Group Inc. - NAO
Duke Realty Corporation
Duquesne Light Holdings, Inc.
Eastern Bank
Eddie Bauer Holdings, Inc.
Elizabeth Arden, Inc.
Energen Corporation - Alabama Gas Corporation
EnerVest Management Partners, Ltd.
ENSCO International, Inc. - North & South America Business Unit
Esurance, Inc.

EXCO Resources, Inc. - EXCO East TX/LA
Faegre & Benson, LLP
Farm Credit Bank of Texas
FBL Financial Group, Inc.
Federal Home Loan Bank of Atlanta
Federal Home Loan Bank of Cincinnati
Federal-Mogul Corporation - Powertrain Sealing & Bearings
FEI Company
Fender Musical Instruments
Fenwal, Inc.
FINRA
First Citizens Bank of South Carolina
First Midwest Bank, Inc.
FirstEnergy Corporation - Toledo Edison
Fiskars Brands, Inc.
Follett Corporation - Follett Educational Services, FEDG
Follett Corporation - Follett Library Resources
Foot Locker, Inc. - Champs/Team Edition
Foot Locker, Inc. - Footlocker.com/Eastbay
Foot Locker, Inc. - Lady Foot Locker
Fort Dearborn Company
Fox Networks Group - SPEED
G&K Services, Inc.
G&K Services, Inc. - U.S.
Gardner Denver - Compressor Division
Gardner Denver - Engineered Products Division
Gardner Denver - Fluid Transfer Division
GCI Communication Corp.
GenCorp, Inc.
GenCorp, Inc. - Aerojet General Corporation
General Parts International, Inc. - WORLDPAC
Genesco, Inc. - Retail
Georgia Institute of Technology
Givaudan US
GKN America Corporation - GKN Aerospace North America, Inc.
GKN America Corporation - GKN Aerospace, Propulsion Systems & Special Products
GKN America Corporation - GKN Driveline North America, Inc.
Global Industries
Godiva Chocolatier, Inc.
Graco Inc.
Great River Energy
Greenheck Fan Corporation
Greyhound Lines, Inc.
Grinnell Mutual Reinsurance Company
Grubb & Ellis Company
GTECH Corporation
GTSI Corporation

GXS
Hallmark Cards, Inc. Retail Group
Harleysville Insurance
Harsco Corporation - MultiServ
Hatfield Quality Meats
HDS Retail North America
Health Care Service Corporation - BlueCross BlueShield of New Mexico
Heidrick & Struggles International, Inc.
Heidrick & Struggles International, Inc. - North America and Latin America
Helzberg's Diamond Shops, Inc.
Hennes and Mauriz, LP
Hess Corporation - Retail Stores
HighMount Exploration & Production LLC
Hilti, Inc. (North America)
HNI Corporation - Allsteel
HNI Corporation - Hearth & Home Technologies
HNI Corporation - HON Company
HNTB Companies
Horace Mann Educators Corporation
Hot Topic, Inc.
Hunton & Williams, LLP
Hyatt Hotels Corporation - Hyatt Hotels & Resorts Reservation Center
IAC/InteractiveCorp - Match.com
Idaho Power Company
Illinois Municipal Retirement Fund
Integra Telecom, Inc.
InterContinental Hotels Group Americas
Invensys Controls
iPCS, Inc.
ISO, Inc.
ITC Holdings Corp.
J.R. Simplot Company - Land & Livestock
Jacobs Engineering Group, Inc. - Jacobs Northern Region
Jacobs Engineering Group, Inc. - NAI East
Jacobs Engineering Group, Inc. - Northern Europe
Jacobs Engineering Group, Inc. - UK Ireland
Janus Capital Group
Jefferson County Public Schools
Jeppesen Sanderson, Inc.
Jockey International, Inc.
Johns Hopkins HealthCare, LLC
Johnson Financial Group
Johnson Outdoors, Inc.
Jostens, Inc.
Kao Brands Company
Kao Specialties Americas LLC
KBR, Inc. - BE&K Building Group

KBR, Inc. - BE&K Construction
KBR, Inc. - Downstream
KBR, Inc. - Government & Infrastructure, Design & Construction
KBR, Inc. - Petrochemicals
KBR, Inc. - Services, US Construction Operations
KBR, Inc. - Services, US Industrial Services
KBR, Inc. - Upstream, Oil & Gas
Kemper Auto and Home Group
Kendle International
Kentucky Lottery Corporation
Keystone Automotive Industries
Kforce Inc.
Kohler Company - Engines
Kohler Company - Global Faucets
Kone, Inc. (USK) US
Lance, Inc.
Lear Corporation - Foam & Trim
Lear Corporation - Global Electrical and Electronic Systems, North America
Lear Corporation - Global Electrical and Electronic Systems, TC's & Electronics
Lear Corporation - Global Seating Systems, Asia
Lear Corporation - Global Seating Systems, China
Lear Corporation - Global Seating Systems, North America
Lear Corporation - Global Seating Systems, US
Lear Corporation - LMO, Seating & Metals
Lear Corporation - Mexican Trim Operations
Lifetouch, Inc.
Link-Belt Construction Equipment Company
Loews Corporation - Loews Hotels
Lonza North America Inc.
Lonza North America Inc. - Walkersville
Los Angeles Community College District
Louisiana Lottery Corporation
Lower Colorado River Authority
Magellan Midstream Holdings, LP - Transportation
Magellan Midstream Holdings, LP - Transportation and Terminals
Malcolm Pirnie, Inc.
Mannatech, Inc.
MarkWest Energy Partners LP - Northeast Business Unit
MarkWest Energy Partners LP - Southwest Business Unit
Martek Biosciences Corporation
Mattel, Inc. - American Girl
Maurices Incorporated
McMoRan
MDU Resources Group, Inc. - WBI Holdings, Inc.
MeadWestvaco Corporation - Calmar
MeadWestvaco Corporation - Specialty Chemicals
Medical College of Wisconsin

Medrad, Inc.
Metal Technologies, Inc.
MetLife - MetLife Bank
Metropolitan Transit Authority
Michael Baker Corporation
Michelin North America, Inc. - DPLS
Mirant Corporation - NY and New England
Molex - Automation/Electrical Products
Molex - Commercial Products Division
Molex - Integrated Products Division
Molex - Transportation Products
MoneyGram International, Inc.
Morrison & Foerster, LLP
Motorists Insurance Group
MSCI Inc.
MTS Systems Corporation
MTS Systems Corporation - Test Division
MWI Veterinary Supply, Inc.
NATCO Group, Inc.
NATCO Group, Inc. - S&T
Nature's Sunshine Products
Nautilus, Inc.
Navarre Corporation
Navigant Consulting, Inc.
NCH Corporation
Neighborhood Health Plan
Nestlé USA, Inc. - Baking Division
Nestlé USA, Inc. - Confections & Snacks Division
Nestlé USA, Inc. - Nestlé Professionals
Network Solutions
NewAlliance Bank
Newark InOne
Newfield Exploration Company - Mid-Continent
Newfield Exploration Company - Rocky Mountains
Newly Weds Foods
Nexen Petroleum USA, Inc.
NiSource Inc. - Columbia Gas of Virginia
NiSource Inc. - NiSource Gas Transmission & Storage
Northern Arizona University
Novartis Animal Health US, Inc.
Novartis Consumer Health (OTC) NA
NuStar Energy LP - European Operations
Oakland County Government
Océ Business Services
Oceaneering International, Inc. - Americas
Oceaneering International, Inc. - OIE
Oceaneering International, Inc. - Subsea Products

Old Dominion Electric Cooperative
Old National Bancorp
Oldcastle, Inc. - Allied Products, Edmonds Division 1
Oldcastle, Inc. - Allied Products, Interior Products West
Oldcastle, Inc. - Allied Products, North East Region
Oldcastle, Inc. - APG, Retail Inc. Division 1
Oldcastle, Inc. - APG, South
Oldcastle, Inc. - APG, South & Mid West
Oldcastle, Inc. - APG, West
Oldcastle, Inc. - Construction Accessories
Oldcastle, Inc. - Glass, Engineered Products US
Oldcastle, Inc. - Glass, Scottsdale
Oldcastle, Inc. - Interior Products
Oldcastle, Inc. - Materials, APAC FL
Oldcastle, Inc. - Materials, Central Region
Oldcastle, Inc. - Materials, Mid Atlantic/AMG Division 2
Oldcastle, Inc. - Materials, Mid Atlantic/AMG Division 3
Oldcastle, Inc. - Materials, Mid Atlantic/AMG Division 4
Oldcastle, Inc. - Materials, Northeast/Pike/NH
Oldcastle, Inc. - Materials, Northeast/TNJ Division 1
Oldcastle, Inc. - Materials, Northeast/TNJ Division 2
Oldcastle, Inc. - Materials, Northwest Region
Oldcastle, Inc. - Materials, NWD
Oldcastle, Inc. - Materials, OMG
Oldcastle, Inc. - Materials, OMG SW Division 1
Oldcastle, Inc. - Materials, OMG SW Division 2
Oldcastle, Inc. - Materials, OMG SW Division 3
Oldcastle, Inc. - Materials, OMG SW Division 4
Oldcastle, Inc. - Materials, OMG SW Group
Oldcastle, Inc. - Materials, Shelly Group
Oldcastle, Inc. - Materials, Southeast Region Group
Oldcastle, Inc. - Materials, West Region Group
Oldcastle, Inc. - Precast
ONEOK, Inc. - Kansas Gas Services Division
ONEOK, Inc. - Oklahoma Natural Gas Division
ONEOK, Inc. - Texas Gas Services Division
Orbital Sciences
Orica USA Inc.
Orrick, Herrington & Sutcliffe, LLP
OSI Industries, LLC - Chicago Stockyards Campus
Owens-Illinois, Inc. - Asia Pacific
Oxford Industries, Inc.
Oxford Industries, Inc. - Oxford Apparel Group
PACCAR - Dynacraft
PACCAR - PACCAR International
Pacific Northwest National Laboratory
Pall Corporation - Life Sciences

Panduit Corporation
Papa John's International, Inc.
Parker Drilling Company
Parsons Corporation - Infrastructure & Technology Group
Parsons Corporation - Transportation Group
Parsons Corporation - Water & Infrastructure Group
Party City Corporation
Patterson Companies - Patterson Medical
Patterson Companies - Webster Veterinary
PerkinElmer, Inc. - Environmental Health
Petroleum Development Corporation
Pharmavite, LLC
Phillips-Van Heusen Corporation - Calvin Klein
Phillips-Van Heusen Corporation - Dress Shirt
Phillips-Van Heusen Corporation - PVH Sportswear
Phoenix Health Plan
Plum Creek Timber Company, Inc. - Real Estate
PolyOne Corporation - Distribution
Port Authority of Allegheny County
Port of Seattle
Powerwave Technologies, Inc.
Principal Financial Group - Global Asset Management
PSC
PSC - Industrial Services Division
Pulte Homes, Inc. - California Group
QinetiQ North America
Questar Corporation - Questar Gas
Quicksilver Resources Inc.
Rack Room Shoes Inc.
Ralcorp Holdings, Inc. - Bakery Chef
Ralcorp Holdings, Inc. - Bremner
Ralcorp Holdings, Inc. - Carriage House
Ralcorp Holdings, Inc. - Frozen Bakery Products
Ralcorp Holdings, Inc. - Ralston Foods
Redcats USA - Special Sizes
Regency Centers
Reichhold, Inc.
Rich Products Corporation - St. Simon's Island
Rio Tinto plc US - ColoWyo
Riviana Foods, Inc.
RLI Insurance Company
Rollins, Inc.
RSM McGladrey
S&C Electric Company
Sabre Holdings Corporation - Sabre Airline Solutions
Sabre Holdings Corporation - Travelocity
Sage North America

SAIF Corporation
Sally Beauty Holdings, Inc. - Armstrong-McCall
Sally Beauty Holdings, Inc. - Beauty Systems Group
San Antonio Water System
Sapient Corporation
Sapient Corporation - Sapient North America
Savers, Inc.
SBA Network Services, Inc.
Scholle Corporation
Security Health Plan
Securus Technologies
Seneca Resources Corporation
Shearman & Sterling LLP
Shook, Hardy & Bacon, LLP
Sinclair Broadcast Group, Inc.
Softchoice Corp.
Solera Holdings, Inc.
Solutia Inc. - Saflex
Solutia Inc. - Technical Specialties
Southeastern Freight Lines
Southern Union Company - Missouri Gas Energy
Southern Union Company - Panhandle Energy
Southwest Research Institute
Spencer Gifts, LLC
SRA International - SRA Civil Sector
SRA International - SRA NSS Sector
SRCTec, Inc.
Stantec Inc.
Starwood Vacation Ownership
State Auto Insurance Company
State Farm Insurance - State Farm Bank
Sterling Bancshares
Stryker Corporation - Medical
Susquehanna Bancshares, Inc.
Swedish Match AB General Cigar
Swedish Match North America
Sykes Enterprises, Incorporated
Symcor
Symetra Financial - Group Insurance
Symetra Financial - Life & Annuities
Syniverse Holdings, Inc.
Sypris Solutions, Inc.
Taubman Centers, Inc.
TDS Telecom
Teknion LLC
Temple-Inland, Inc. - Building Products
Tenaris, Inc. USA

Tesco Corporation - North American Business Unit
Texas Industries, Inc.
Texas Mutual Insurance Company
Textron Inc. - Textron Financial Corporation
The Bureau of National Affairs, Inc.
The E. W. Scripps Company
The Frost National Bank
The Gilt Groupe
The Irvine Company
The Johns Hopkins University Applied Physics Laboratory
The NORDAM Group
The ServiceMaster Company - American Home Shield
The ServiceMaster Company - TruGreen LawnCare
The Sherwin-Williams Company - Consumer Group, Diversified Brands Division
The Sherwin-Williams Company - Global Group, Auto Division
The Sherwin-Williams Company - Global Group, Chemical Coatings Division
The Sherwin-Williams Company - Latin American Coatings
The Sherwin-Williams Company - Paint and Sundries
The Sherwin-Williams Company - Paint Stores Group, Eastern Division
The South Financial Group
The Sundt Companies, Inc.
The Sundt Companies, Inc. - Sundt Construction, Inc., Arizona District
The Swatch Group US
The University of Texas System - University of Texas Health Science Center
The Valspar Corporation - Architectural & Residential
The Valspar Corporation - Industrial Coatings
The W.C. Bradley Co.
The W.C. Bradley Co. - Char-Broil
The Walt Disney Company, Disney Stores
The Weather Channel
The Yankee Candle Company, Inc.
THUMS Long Beach Company
Toray Plastics (America), Inc.
TransCanada - US Pipeline Central
Travis County
Tribune Company - Chicago Tribune
Tribune Company - Los Angeles Times
TrueBlue, Inc. - Labor Ready
Tween Brands, Inc.
UCare Minnesota
ULTA Salon, Cosmetics & Fragrance, Inc.
Ultra Petroleum Corp.
Underwriters Laboratories, Inc.
Unilever U.S. - FoodSolutions
Union Tank Car Company
Unit Corporation - Unit Drilling Company
Unit Corporation - Unit Petroleum Company

United American Indemnity Group, Inc.
Universal Orlando
University of Houston
University of Louisville
UNUM Group - Colonial Life
USANA Health Sciences
Vail Resorts, Inc.
Vail Resorts, Inc. - Mountain Division
Venoco, Inc.
Veolia Water North America
Vermeer Manufacturing Company
Verso Paper Corp. - Androscoggin Mill
Verso Paper Corp. - Bucksport Mill
Verso Paper Corp. - Quinnesec
VF Corporation - Action Sports Americas
VF Corporation - Activewear
VF Corporation - Contemporary Brands
VF Corporation - Image Apparel
VF Corporation - Imagewear
VF Corporation - Lee
VF Corporation - Lucy
VF Corporation - Nautica Enterprises
VF Corporation - Sportswear
VF Corporation - The North Face
VF Corporation - Vans
VF Corporation - VF Outlet
Viad Corporation
Viad Corporation - GES
Vonage Holdings Corporation
Vulcan Materials Company - Florida Rock Division
Vulcan Materials Company - Mideast Division
Vulcan Materials Company - Southeast Division
Vulcan Materials Company - Southern Gulf Coast Division
Vulcan Materials Company - Southwest Division
Vulcan Materials Company - Western Division
Waddell & Reed
Wake County Government
Warnaco, Inc. - Calvin Klein Jeans
Warnaco, Inc. - Calvin Klein Underwear
Warnaco, Inc. - Intimate Apparel Group
Warnaco, Inc. - Sportswear Group
Washington Suburban Sanitary Commission
Watson Pharmaceuticals, Inc. - Branded Pharmaceutical Products
Watson Pharmaceuticals, Inc. - Pharmaceutical Distribution
Weatherford - US Region
Webster Financial Corporation
Wells' Dairy, Inc.

Wendy's/Arby's Group, Inc. - Wendy's International, Inc.
West Marine Products, Inc.
Western Container Co.
Western Digital - Enterprise
Western Digital - Media
Westfield Group, Los Angeles
Westinghouse Electric Company - Nuclear Fuel Group
Westinghouse Electric Company - Nuclear Power Plants Group
Westlake Chemical Corporation - Vinyls
Weston Solutions, Inc.
Whitney National Bank
Wilmer Cutler Pickering Hale & Dorr
Wisconsin Physicians Service
Wolters Kluwer NA - Corporate Legal Services
Wolters Kluwer NA - Law and Business Media
Wolters Kluwer NA - Tax and Accounting
Wolters Kluwer NA - WK CFS & SS
Wolters Kluwer NA - WK Health Group
Wolters Kluwer NA - WK Health Pharma Solutions
Wolters Kluwer NA - WK Health Professional Education
Wyndham Worldwide - Wyndham Hotels
Xerox Corporation - Global Services
XL America
Zebra Technologies

Appendix D-3
Mercer’s Global Disclosure Database

Mercer Global Disclosure Database: Technology, Hardware & Equipment: Revenues $300M - $1.2B (FY2011)
Avid Technology Inc
Brocade Communications Systems, Inc.
Cts Corp
Dolby Laboratories Inc
Flir Systems Inc
Gerber Scientific Inc.
Littelfuse Inc
Multi-Fineline Electron Inc
Osi Systems Inc
Palm
Powerwave Technologies Inc
Rofin Sinar Technologies Inc
Trimble Navigation
Ttm Technologies Inc
Viasystems Inc
Zebra Technologies Cp -Cl A

Mercer Global Disclosure Database: Technology, Hardware & Equipment + Applications & Systems Software: Revenues $300M - $1.2B (FY2011)
Ansys Inc
Ariba Inc
Aspen Technology Inc
Avid Technology Inc
Blackboard Inc
Brocade Communications Sys
Cadence Design Systems Inc
Cts Corp
Dolby Laboratories Inc
En Pointe Technologies Inc
Epicor Software Corp
Eplus Inc
Factset Research Systems Inc
Fair Isaac Corp
Flir Systems Inc
Gerber Scientific Inc
Henry (Jack) & Associates
Informatica Corp
Jda Software Group Inc
Lawson Software Inc
Littelfuse Inc
Manhattan Associates Inc
Mentor Graphics Corp
Micros Systems Inc

Microstrategy Inc
Multi-Fineline Electron Inc
Novell Inc
Nuance Communications Inc
Osi Systems Inc
Palm Inc
Parametric Technology Corp
Powerwave Technologies Inc
Progress Software Corp
Quest Software Inc
Radiant Systems Inc
Riverbed Technology Inc
Rofin Sinar Technologies Inc
Rogers Corp
Salesforce.Com Inc
Synopsys Inc
Tibco Software Inc
Trimble Navigation Ltd
Ttm Technologies Inc
Viasystems Inc
Wind River Systems Inc
Zebra Technologies Cp -Cl A

APPENDIX E

Plantronics, Inc.

Executive Incentive Plan

1.
Purposes of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company's objectives. The Plan's goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code Section 162(m).

2.	Definitions.

(a)	“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

(b)
“Award” means, with respect to each Participant, the award determined pursuant to Section 4(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee's authority under Section 4(a) to eliminate or reduce the Award otherwise payable.

(c)
“Base Salary” means as to any Performance Period, the Participant's annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change of Control” means:

(i)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

(ii)	The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets;

(iii)
A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(f)
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g)
“Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(h)	“Company” means Plantronics, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(i)	“Determination Date” means the latest possible date that will not jeopardize a Target Award or Award's qualification as Performance-Based Compensation.

(j)	“Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

(k)	“Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

(l)	“Fiscal Year” or “Plan Year” means a fiscal year of the Company.

(m)	“Maximum Award” means as to any Participant for any Fiscal Year, $5,000,000.

(n)	“Participant” means an eligible executive or key employee of the Company participating in the Plan for a Performance Period.

(o)
“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3(f) in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(p)	“Performance-Based Compensation” means compensation that is intended to qualify as "performance-based compensation" within the meaning of Section 162(m).

(q)
“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: stock price, revenue, profit, bookings, cash flow, customer development, customer retention, customer satisfaction, sales channel retention, sales channel satisfaction, sales channel development, associate retention, associate satisfaction, associate development, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings, earnings per share, diluted or basic, earnings per share from continuing operations, diluted or basic, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, pre-tax profit, net asset turnover, asset utilization, inventory turnover, capital expenditures, net earnings, operating earnings, gross or operating margin, profit margin, debt, working capital, return on equity, return on net assets, return on total assets, return on capital, return on investment, return on sales, net or gross sales, market share, economic value added, cost of capital, change in assets, technical development, expense reduction levels, debt reduction, productivity, new product introductions, delivery performance, implementation or improvement of new or existing business systems, individual objectives, and total stockholder return. Any criteria used may be (A) measured in absolute terms, (B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to or at the time of establishing Performance Goals for a Performance Period and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Committee will adjust any performance criteria, Performance Goal or other feature of a Target Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

(r)	“Performance Period” means any period, as determined by the Committee in its sole discretion.

(s)	“Plan” means this Executive Incentive Plan, as amended and restated, as set forth in this instrument and as hereafter amended from time to time.

(t)
“Section 162(m)”means Code Section 162(m), or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(u)
“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3(e).

(v)
Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

3.Plan Administration.

(a)
Committee Administration. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i)	discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii)	to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iii)	to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b)
Committee Determinations. Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

(c)
Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be executive officers and other key employees of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.

(d)
Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing prior to the Determination Date.

(e)
Target Award Determination. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant's Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.

(f)
Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant's Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Award greater than or less than the Participant's Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals, as determined by the Committee. Notwithstanding the preceding, in no event shall a Participant's Award for any Fiscal Year exceed the Maximum Award.

4.	Determination of Awards; Award Payment.

(a)
Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) determine what Award, if any, will be paid in the event of a Termination of Employment as the result of a Participant's death or Disability or upon a Change of Control or in the event of a Termination of Employment following a Change of Control prior to the end of the Performance Period, and (c) determine what Award, if any, will be paid in the event of a Termination of Employment other than as the result of the Participant's death or Disability prior to a Change of Control and prior to the end of the Performance Period to the extent an Award would have otherwise been earned had the Participant remained employed through the end of the Performance Period.

(b)
Continued Employment. Unless the Committee provides otherwise in writing, and subject to the terms and conditions of the Plan, a Participant must remain employed through the end of a Performance Period to earn an Award.

(c)
Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(d)	Form of Distributions. The Company shall distribute all Awards to the Participant in cash in a single lump sum unless otherwise deferred in accordance with Section 3(f).

(e)
Timing of Distributions. Subject to Section 3(f) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but in no event later than the later of (i) March 15 of the year following the year in which the Award has been earned and is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month of the Fiscal Year following the Fiscal Year during which the Participant's Award has been earned and is no longer subject to a substantial risk of forfeiture.

(f)	Deferral. The Committee may permit Participants to elect to defer payment of their Awards in a manner satisfying the requirements of Code Section 409A.

It is the intent that this Plan comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.

(g)	Payment in the Event of Death. If a Participant dies prior to the payment of an Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to his or her estate.

5.
Term of Plan. The Plan shall first apply to the 2012 Plan Year and all subsequent Plan Years, unless it is not approved at the 2011 annual meeting of the Company's stockholders, in which case it shall terminate. Once approved by the Company's stockholders, the Plan shall continue until terminated under Section 6 of the Plan.

6.
Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable here-under to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

7.	Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal, state and local tax and withholding requirements.

8.
At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment.

9.
Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

10.
Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

11.
Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy or to the limited extent permitted by Section 12 of the Plan. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

12.
Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

13.
Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.	Governing Law. The Plan shall be governed by the laws of the State of California.